                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             STERLING WEST BANCORP
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials:

             $2,032

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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
                              STERLING WEST BANCORP
                             3287 WILSHIRE BOULEVARD
                          LOS ANGELES, CALIFORNIA 90010
                                 (213) 384-4444


Dear Shareholder:                                                 April 27, 1998

        You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Sterling West Bancorp, a California corporation (the "Company"), the holding company for Sterling Bank (the "Bank"), to be held at The Wilshire Country Club, 301 North Rossmore Avenue, Los Angeles, California, on May 27, 1998, at 10:00 a.m., local time.

        The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the Meeting. The primary purpose of the Meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization by and among The Pacific Bank, a national association ("Pacific"), Sterling West Bancorp and Sterling Bank, dated as of December 30, 1997 (the "Merger Agreement"), which provides for mergers involving the Company, the Bank and Pacific (collectively, the "Merger") so that Pacific would be the surviving corporation. The accompanying Proxy Statement more fully describes the proposed Merger, and contains financial and other information regarding the Company. Also at the Meeting, you will be asked to consider and vote for the election of directors of the Company. If any other matters are properly brought before the Meeting, the persons named in the accompanying form of proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

        The Merger would be accomplished through the merger of a subsidiary of Pacific with and into the Company with the Company as the survivor, followed by the merger of the Company with and into the Bank with the Bank as the survivor, followed by the merger of the Bank with and into Pacific so that on the effective date of the Merger, Pacific would be the only surviving corporation and the Bank and the Company would cease to exist. In the Merger, each share of the Company's common stock, no par value (the "Common Stock"), outstanding at the time of the Merger would be converted into the right to receive an amount of cash to be determined under a formula described more fully in the accompanying Proxy Statement. Shares held by shareholders properly exercising dissenters' rights would be converted into cash pursuant to the dissenters' rights provisions also described in the Proxy statement.

        Pursuant to the Merger Agreement, the consideration to be paid by Pacific for all of the Company's Common Stock in the Merger will be determined on the effective date of the Merger. The amount of the consideration payable by Pacific will be 175% of the consolidated book value of the Company within three calendar days prior to the Merger's effective date, which amount is subject to certain possible adjustments as described more fully in the Proxy Statement. If this amount was calculated based upon the Company's preliminary estimate of consolidated book value as of March 31, 1998, the consideration to be paid by Pacific, prior to any potential adjustments under the Merger Agreement that cannot be quantified at this time, would be approximately $12,187,000 in the aggregate or approximately $7.05 per share of Common Stock.
THE ACTUAL CONSIDERATION TO BE PAID TO THE COMPANY'S SHAREHOLDERS MAY BE LESS THAN THIS AMOUNT DUE TO THE ADJUSTMENTS PROVIDED FOR IN THE MERGER AGREEMENT OR IF THE FINAL CONSOLIDATED BOOK VALUE OF THE COMPANY IS LESS THAN SUCH VALUE AS OF MARCH 31, 1998. For a discussion of the method used to calculate the consideration to be received by the Company's shareholders in the Merger, see "Proposal No. 1 -- Purchase Price."

        Consummation of the Merger is subject to certain conditions, including the approval of all applicable regulatory authorities and the shareholders of the Company. THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

        You are urged to carefully read the accompanying Proxy Statement, which provides important information regarding the Merger, the nominees for election as directors, and related matters. Included as Appendix D to the accompanying Proxy Statement is a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

        Your vote is important, regardless of the number of the Company's shares you own. In order for the Merger to be consummated, the Merger Agreement must be approved by the holders of at least a majority of the outstanding shares of Common Stock entitled to vote. Consequently, a failure to vote or a vote to abstain will have the same effect as a vote against the Merger Agreement. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE, EVEN IF YOU CURRENTLY PLAN TO ATTEND THE MEETING. This will not prevent you from voting in person but will assure that your vote is counted if you are not able to attend the Meeting.

        We look forward to seeing you at this important meeting. If you have any questions regarding the Meeting or the proposed Merger, you are encouraged to call Sherry Alexander, Secretary of the Company, at (213) 384-4444.



                                    /s/ ALLAN E. DALSHAUG

                                    Allan E. Dalshaug
                                    President, Chief Executive Officer and
                                    Chairman of the Board

                              STERLING WEST BANCORP
                             3287 WILSHIRE BOULEVARD
                          LOS ANGELES, CALIFORNIA 90010
                                 (213) 384-4444


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 27, 1998

        NOTICE IS HEREBY GIVEN that, pursuant to its Bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders (the "Meeting") of Sterling West Bancorp (the "Company") will be held at The Wilshire Country Club, 301 North Rossmore Avenue, Los Angeles, California 90004, on Wednesday, May 27, 1998, at 10:00 a.m., for the following purposes, all as set forth in the attached Proxy Statement:

        1. Approval of Merger. A proposal to approve and adopt the Agreement and Plan of Reorganization by and among The Pacific Bank, a national association ("Pacific"), Sterling West Bancorp and Sterling Bank, dated as of December 30, 1997 (the "Merger Agreement"), pursuant to which (i) the Company, the Bank and Pacific would be involved in mergers so that Pacific would be the surviving corporation (collectively, the "Merger") and (ii) each outstanding share of the Company's Common Stock would be converted into the right to receive an amount of cash determined on the effective date of the Merger (the "Purchase Price"), subject to the terms and conditions contained in the Merger Agreement.

        2. Election of Directors. To elect seven (7) persons to the Board of Directors to serve until the 1999 Annual Meeting of Shareholders and until their successors are elected and have qualified. The following persons are the Board of Directors' nominees:

          Timothy Behunin       Audrey J. Fimpler    Robert J. Schiller
          Howard M. Borris      Hassan Izad          Michael Wagner
          Allan E. Dalshaug

        3. Other Business. To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

        Under Chapter 13 of the California General Corporation Law, if holders of the Company's Common Stock owning an aggregate of at least 5% of the outstanding shares as of the record date for the Meeting dissent and vote against approval and adoption of the Merger Agreement and the Merger, they are entitled to appraisal rights, provided that they strictly comply with certain statutory procedures explained in detail in the attached Proxy Statement. A copy of Sections 1300 through 1312 of the California General Corporation Law is attached as Appendix C to the attached Proxy Statement.

        The Bylaws of the Company provide for the nomination of directors in the following manner:

               "Section 2.11. Nomination for Directors. Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of these bylaws; provided, however, that if only 10 days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the corporation owned by each proposed nominee;
               (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each nominee."

        Only those shareholders of record at the close of business on March 31, 1998 (the "Record Date") shall be entitled to notice of and to vote at the Meeting.

        Other than the proposals specified above, the Board of Directors is not aware of any other business to come before the Meeting. If any other matters are properly brought before the Meeting, the persons named in the accompanying form of Proxy will vote the shares represented by such proxy upon such matters as determined by a majority of the Board of Directors.

        You are requested to fill in and sign the enclosed proxy which is solicited by the Board of Directors and to return it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.


                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            /s/ SHERRY G. ALEXANDER

                                            Sherry G. Alexander
                                            Secretary

Los Angeles, California
April 27, 1998

                                 PROXY STATEMENT
                                       OF
                              STERLING WEST BANCORP

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 27, 1998

        This Proxy Statement is being furnished to the shareholders of Sterling West Bancorp, a California corporation (the "Company") and the holding company for Sterling Bank (the "Bank"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of outstanding shares of common stock, no par value, of the Company (the "Common Stock") for use at the Annual Meeting of Shareholders to be held on May 27, 1998, at 10:00 a.m., local time, at The Wilshire Country Club, 301 North Rossmore Avenue, Los Angeles, California, and at any adjournments or postponements thereof (the "Meeting"). This Proxy Statement and the related proxy are first being mailed to shareholders on or about April 27, 1998.

        At the Meeting, shareholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization by and among The Pacific Bank, a national association ("Pacific"), Sterling West Bancorp and Sterling Bank, dated as of December 30, 1997 (the "Merger Agreement"), which provides for mergers involving the Company, the Bank and Pacific (collectively, the "Merger") so that Pacific would be the surviving corporation. The Merger would be accomplished through the merger of a subsidiary of Pacific with and into the Company with the Company as the survivor, followed by the merger of the Company with and into the Bank with the Bank as the survivor, followed by the merger of the Bank with and into Pacific so that on the effective date of the Merger, Pacific would be the only surviving corporation and the Bank and the Company would cease to exist. In the Merger, each share of the Company's Common Stock outstanding at the time of the Merger would be converted into the right to receive an amount of cash to be determined under a formula described more fully in the accompanying Proxy Statement. Shares held by shareholders properly exercising dissenters' rights would be converted into cash pursuant to the dissenters' rights provisions also described in this Proxy Statement.

        Pursuant to the Merger Agreement, the consideration to be paid for all of the Company's Common Stock in the Merger will be determined on the effective date of the Merger. The amount of the consideration payable by Pacific will be 175% of the consolidated book value of the Company within three calendar days prior to the Merger's effective date, which amount is subject to certain possible adjustments as described more fully in this Proxy Statement. If this amount was calculated based upon the Company's preliminary estimate of consolidated book value as of March 31, 1998, the consideration to be paid by Pacific, prior to any potential adjustments under the Merger Agreement that cannot be quantified at this time, would be approximately $12,187,000 in the aggregate or approximately $7.05 per share of Common Stock. THE ACTUAL CONSIDERATION TO BE PAID TO THE COMPANY'S SHAREHOLDERS MAY BE LESS THAN THIS AMOUNT DUE TO THE ADJUSTMENTS PROVIDED FOR IN THE MERGER AGREEMENT OR IF THE FINAL CONSOLIDATED BOOK VALUE OF THE COMPANY IS LESS THAN SUCH VALUE AS OF MARCH 31, 1998. For a discussion of the method used to calculate the consideration to be received by the Company's shareholders in the Merger, see "Proposal No. 1 -- Purchase Price."

        A copy of the Merger Agreement is included as Appendix A to this Proxy Statement, and is incorporated herein by reference.

        Consummation of the Merger is conditioned upon, among other things, approval and adoption of the Merger Agreement by the requisite vote of the Company's shareholders and the receipt of all requisite regulatory approvals and consents. For further information concerning the terms and conditions of the Merger, see "Proposal No. 1--The Merger."

        At the Meeting, shareholders will also consider and vote for the election of seven directors to hold office until their successors are qualified and elected. If the Merger Agreement is approved and adopted by the shareholders and the Merger is consummated as contemplated in the Merger Agreement, the directors' term of office will end upon the Effective Time of the Merger, as defined in the Merger Agreement.

        The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of the accompanying proxy, however, confers on the designated proxy holders discretionary authority to vote the shares of Common Stock covered thereby in accordance with the direction of a majority of the Board of Directors on such other business, if any, that may properly come before the Meeting or any adjournments or postponements thereof.

        No persons have been authorized to give any information or to make any representation other than those contained in this Proxy Statement in connection with the solicitation of proxies made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person.

                                      TABLE OF CONTENTS

                                                                                Page Number
                                                                                -----------
SUMMARY..............................................................................5
        The Merger...................................................................5
        Parties to the Merger........................................................5
        The Meeting..................................................................6
        Directors' Approval and Recommendation of the Merger.........................7
        Opinion of Financial Advisor.................................................7
        Effective Time...............................................................7
        Interests of Certain Persons in the Merger...................................8
        Certain Federal Income Tax Consequences......................................8
        Method of Payment/Surrender of Stock Certificates............................8
        Conditions to Consummation of the Merger.....................................9
        Termination; Liquidated Damages..............................................9
        Regulatory Approvals........................................................10
        Dissenters' Rights..........................................................10
        Accounting Treatment........................................................10
        Market Prices and Dividends.................................................10

SELECTED CONSOLIDATED FINANCIAL DATA................................................11

ANNUAL MEETING OF SHAREHOLDERS
        Solicitation, Voting and Revocability of Proxies............................13

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF.....................................15

PROPOSAL NO. 1--THE MERGER..........................................................17
        General.....................................................................17
        Background of the Merger....................................................18
        Reasons for the Merger and Recommendation of the Board of Directors.........19
        Opinion of Financial Advisor................................................21
        Effective Date of the Merger ...............................................25
        Conversion of Shares of the Company's Common Stock .........................25
        Purchase Price .............................................................26
        Surrender of the Company's Common Stock ....................................28
        Interests of Certain Persons in the Merger .................................28
        Treatment of Stock Options .................................................29
        Employee Matters and Impact on Employee Benefit Plans ......................30
        Agreements to Vote the Company Shares ......................................30
        Covenants of Pacific and the Company and the Bank;
               Conduct of Business Prior to the Merger .............................30
        Conditions to Consummation of the Merger ...................................32
        Regulatory Approvals .......................................................33
        Termination ................................................................34
        Operation of the Company after the Merger ..................................36
        Certain Federal Income Tax Consequences ....................................36
        Accounting Treatment .......................................................37
        Expenses ...................................................................37
        Dissenters' Rights .........................................................37

MARKET PRICES AND DIVIDENDS OF THE COMPANY'S COMMON STOCK...........................41

INFORMATION REGARDING PACIFIC.......................................................42

PROPOSAL NO. 2--ELECTION OF DIRECTORS...............................................43
        The Board of Directors and Committees.......................................44
        Compensation of Directors and Executive Officers............................45
        Summary Compensation Table..................................................45
        Stock Option Plan ..........................................................46
        Executive Officer Employment Agreements.....................................46
        Directors' Compensation.....................................................47
        Compensation Committee Interlocks and Insider Participation.................47
        Report of the Board on Executive Compensation...............................47
        Executive Officer Compensation Philosophy...................................47

PERFORMANCE GRAPH ..................................................................49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .....................................50

INDEPENDENT AUDITORS ...............................................................51

ANNUAL REPORT ......................................................................51

AVAILABLE INFORMATION ..............................................................51

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................................52

PROPOSALS OF SHAREHOLDERS ..........................................................52

OTHER BUSINESS .....................................................................52

APPENDIX A:           AGREEMENT AND PLAN OF REORGANIZATION BY AND AMONG THE
                      PACIFIC BANK, STERLING WEST BANCORP AND STERLING BANK
                      DATED AS OF DECEMBER 30, 1997

APPENDIX B:           OPINION OF HOEFER & ARNETT, INCORPORATED

APPENDIX C:           SECTIONS 1300-1312 OF THE CALIFORNIA GENERAL
                      CORPORATION LAW

APPENDIX D:           ANNUAL REPORT ON FORM 10-K FOR YEAR ENDED
                      DECEMBER 31, 1997

                                     SUMMARY

        The following is a brief summary of certain information relating to the Merger contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description of all material facts regarding the Company or the matters to be considered at the Meeting, and is qualified in all respects by the more detailed information appearing elsewhere herein and the Appendices hereto. A copy of the Merger Agreement is included as Appendix A to this Proxy Statement and reference is made thereto for a complete description of the terms of the Merger. For information regarding the Company, see the Company's Annual Report on Form 10-K for the year ended December 31, 1997, included as Appendix D to this Proxy Statement.

THE MERGER

        The Merger Agreement provides for the merger of a subsidiary of Pacific with and into the Company with the Company as the survivor, followed by the merger of the Company with and into the Bank with the Bank as the survivor, followed by the merger of the Bank with and into Pacific so that on the effective date of the Merger, Pacific would be the only surviving corporation (the "Surviving Corporation"). Pacific would succeed to all of the assets and liabilities of the Bank and the Company, which would cease to exist. For a more detailed description of the Merger, see "Proposal No. 1--The Merger."

        At the Effective Time (as hereinafter defined) of the Merger, each of the outstanding shares of the Company's Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive an amount of cash to be calculated pursuant to a formula (the "Purchase Price"). The amount of the consideration payable by Pacific will be 175% of the consolidated book value of the Company within three calendar days prior to the Merger's effective date, which amount is subject to certain possible adjustments as described more fully in this Proxy Statement. If this amount was calculated based upon the Company's preliminary estimate of consolidated book value as of March 31, 1998, the consideration to be paid by Pacific, prior to any potential adjustments under the Merger Agreement that cannot be quantified at this time, would be approximately $12,187,000 in the aggregate or approximately $7.05 per share of Common Stock. THE ACTUAL CONSIDERATION TO BE PAID TO THE COMPANY'S SHAREHOLDERS MAY BE LESS THAN THIS AMOUNT DUE TO THE ADJUSTMENTS PROVIDED FOR IN THE MERGER AGREEMENT OR IF THE FINAL CONSOLIDATED BOOK VALUE OF THE COMPANY IS LESS THAN SUCH VALUE AS OF MARCH 31, 1998. For a discussion of the method used to calculate the consideration to be received by the Company's shareholders in the Merger, see "Proposal No. 1 -- Purchase Price." Also at the Effective Time, all outstanding stock options issued by the Company which have not been exercised or redeemed will be canceled. Upon completion of the Merger, the existing shareholders of the Company will no longer own any stock or have any interest in the Company nor will they receive, as a result of the Merger, any stock of Pacific.

PARTIES TO THE MERGER

        The Pacific Bank, a national association, is a national bank located in San Francisco, California, and chartered by and subject to the supervision of the Office of the Comptroller of the Currency ("OCC"). Pacific had total assets at December 31, 1997 of $603.4 million. Pacific opened for business in 1983 and operates seven domestic branches located in California, including six branches in San Francisco and its surrounding areas and one branch in Los Angeles, as well as a loan production office in Sacramento, California. Pacific's main office is located at 351 California Street, San Francisco, California 94104, and its telephone number at that location is (415) 576-2778. Pacific provides full banking services to middle market businesses, professional service organizations and individuals, as well as international banking services worldwide, including import/export financing. Pacific's Wealth Management Group has available various investment products, asset management, private banking and trust services. Pacific also offers depository and trade finance services to overseas customers through branches in Grand Cayman, B.W.I. and Hong Kong, and has two wholly-owned subsidiaries, TPB Holdings, Inc. and PB Capital Management Services, Inc. See "Information Regarding Pacific."

        Sterling West Bancorp is a California corporation and a bank holding company registered under the Bank Holding Company Act and subject to supervision by the Board of Governors of the Federal Reserve System. Sterling Bank (the "Bank"), a wholly owned subsidiary of the Company, is a full service commercial bank chartered by the State of California. The Bank's main banking office and its executive and administrative offices are located at 3287 Wilshire Boulevard, Los Angeles, California 90010, and its telephone number at that location is
(213) 384-4444. The Bank has four branch offices located in Encino, Burbank, Glendale and Beverly Hills, California. The Bank provides a wide range of commercial banking services primarily for professionals and small and medium-sized businesses. Deposit services include checking accounts, savings accounts, interest-bearing negotiable orders of withdrawal accounts, money market deposit accounts, and time certificates of deposit. The Bank engages in a variety of lending activities, including commercial, asset-based, real estate-construction and development, real estate-collateralized and mortgage, personal, Small Business Administration, home improvement, and other installment and term loans. The Bank is a member of the Federal Deposit Insurance Corporation ("FDIC") and the deposits of each depositor are insured up to $100,000. The Company does not engage in any material business activities other than ownership of the Bank.

THE MEETING

        Place, Time and Date; Purpose. The Meeting will be held at 10:00 a.m., local time, on May 27, 1998, at The Wilshire Country Club, 301 North Rossmore Avenue, Los Angeles, California. The purposes of the Meeting are for the shareholders to consider and vote upon proposals to approve and adopt the Merger Agreement, pursuant to which the Merger will be effected, and to elect directors of the Company.

        Record Date; Shares Entitled to Vote. The presence in person or by proxy of the holders of at least a majority of the outstanding shares of the Company's Common Stock entitled to vote at the Meeting is required to constitute a quorum. The close of business on March 31, 1998, has been fixed as the record date (the "Record Date") for the determination of persons entitled to notice of and to vote at the Meeting. As of the Record Date, there were 1,712,419 shares of the Company's Common Stock outstanding.

        Vote Required. Approval of the Merger will require the affirmative vote of the holders of at least a majority of the outstanding shares of the Company's Common Stock entitled to be voted at the Meeting. Failure to vote for the Merger, either by not returning the enclosed proxy or by checking the "Abstain" box on the proxy, will have the same effect as a vote against the Merger. With respect to the election of directors, the seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted at the Meeting shall be elected as directors. The Company's shareholders are entitled to one vote at the Meeting for each share of the Company's Common Stock held of record at the close of business on the Record Date, except each shareholder has cumulative voting rights for the election of directors if certain procedures are followed. See "Solicitation, Voting and Revocability of Proxies."

        As of the Record Date, the executive officers and directors of the Company, together with their affiliates, beneficially owned 451,374 shares of the Company's Common Stock, or 26.1% of the outstanding shares, including 16,826 shares subject to unexercised options. The directors of the Company have agreed to vote the shares of the Company's Common Stock which they own of record or beneficially in favor of the Merger at the Meeting. See "Proposal No. 1--Agreements to Vote the Company Shares."

        Revocability of Proxies. Shareholders (other than directors of the Company who executed irrevocable proxies in connection with the Merger Agreement) who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice to the Secretary of the Company, by the filing of a later dated proxy prior to a vote being taken at the Meeting, or by attending the Meeting and voting in person.

DIRECTORS' APPROVAL AND RECOMMENDATION OF THE MERGER

        At the Board of Directors meeting held on December 29, 1997, after considering the terms and conditions of the Merger Agreement and obtaining the advice of its financial advisor and legal counsel, the Board of Directors unanimously approved the Merger Agreement. The Merger Agreement was executed on behalf of the Company and Pacific as of December 30, 1997. The Board of Directors believes that the consideration offered pursuant to the proposed transaction is fair to the shareholders of the Company and that approval of the transaction is in the best interests of the Company's shareholders, and, accordingly, recommends that shareholders of the Company vote "FOR" approval of the Merger Agreement and the Merger. For a discussion of the circumstances leading to approval of the Merger Agreement and the factors considered by the Company's Board of Directors in making its recommendation to the shareholders, see "Proposal No. 1--Background of the Merger" and "--Reasons for the Merger and Recommendation of the Board of Directors."

        Certain members of the Company's management and the Company's Board of Directors have certain interests in the Merger that are in addition to their interests as shareholders of the Company generally. See "Proposal No. 1--Interests of Certain Persons in the Merger."

OPINION OF FINANCIAL ADVISOR

        The Board of Directors of the Company have retained Hoefer & Arnett Incorporated, located in San Francisco, California ("Hoefer"), to assist in the negotiations of the Merger Agreement and to act as financial advisor to the Company in connection with the Merger. Hoefer rendered to the Board of Directors of the Company its opinion dated December 30, 1997 to the effect that the consideration offered pursuant to the Merger Agreement is fair to the Company's shareholders from a financial point of view. A copy of Hoefer's opinion is set forth as Appendix B hereto and should be read by shareholders in its entirety. For further information regarding the opinion of Hoefer, see "Proposal No. 1--Opinion of Financial Advisor."

EFFECTIVE TIME

        The Merger will become effective (the "Effective Time") at the time that the Office of the Comptroller of the Currency (Pacific's principal regulator) has issued its letter certifying the Merger of the Bank with and into Pacific (the "Certifying Letter"). Assuming that the Merger is approved by the shareholders of the Company at the Annual Meeting and the timely receipt of all regulatory approvals, the expiration of all statutory waiting periods and the satisfaction or waiver of all conditions in the Merger

Agreement, it is currently anticipated that the Merger will be consummated shortly after the Annual Meeting. See "Proposal No. 1--Effective Time."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        The directors and executive officers of the Company, together with their affiliates, beneficially owned as of the Record Date a total of 451,374 shares of the Company's Common Stock, including 16,826 shares subject to unexercised options. See "Voting Securities and Principal Holders Thereof." Upon the Effective Time of the Merger, the directors and executive officers will receive the same consideration for their shares as the other shareholders of the Company. Certain members of the Company's management and the Board of Directors have certain interests in the Merger that are in addition to their interests as shareholders of the Company generally. The Merger may result in the payment of severance compensation to certain executive officers if such officers are terminated without cause subsequent to the Merger. The aggregate potential value of such severance compensation is $90,570. See "Proposal No. 2--Compensation of Directors and Executive Officers--Executive Officer Employment Agreements."

        Joseph C. Carona, Executive Vice President and Chief Financial Officer of the Company and President of the Bank, holds stock options under the Company's 1982 Stock Option Plan for 16,826 shares at an exercise price of $4.34 per share, which options are currently exercisable. Pursuant to the terms of the Merger Agreement, holders of stock options will be permitted to exercise any vested options prior to the effective date of the Merger, and the Company has agreed to facilitate the exercise of those options by allowing the options to be exercised and taxes paid by the Company's withholding the appropriate number of shares from the shares subject to the options or by any other method permitted by applicable law. All outstanding stock options not exercised prior to the Effective Time shall terminate on the Effective Time. See "Proposal No. 1- -Treatment of Stock Options."

        Pacific has agreed that, in accordance with and subject to applicable law, all rights to indemnification in favor of the directors, officers and employees of the Company and the Bank, as provided in their respective charters, bylaws or indemnification agreements prior to the Effective Time, with respect to matters occurring prior to the Effective Time, will survive the Merger and continue in full force and effect in accordance with and subject to applicable law. See "Proposal No. 1--Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        As a result of the Merger, a shareholder of the Company will generally recognize a gain or loss for federal income tax purposes measured by the difference between the cash received pursuant to the Merger Agreement and such shareholder's adjusted tax basis in the shares of the Company's Common Stock exchanged therefor. EACH SHAREHOLDER SHOULD CONSULT WITH HIS OR HER TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS. See "Proposal No. 1--Certain Federal Income Tax Consequences."

METHOD OF PAYMENT/SURRENDER OF STOCK CERTIFICATES

        Prior to the Effective Date, Pacific will appoint a bank or trust company mutually acceptable to Pacific and the Company as Exchange Agent for the purpose of receiving certificates representing the

Common Stock. The Exchange Agent will mail instructions to each Company shareholder concerning the proper method of surrendering certificates evidencing the Company's Common Stock in exchange for the Purchase Price. SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME. STOCK CERTIFICATES SHOULD ONLY BE SENT IN RESPONSE TO A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT. See "Proposal No. 1--Surrender of Stock Certificates."

CONDITIONS TO CONSUMMATION OF THE MERGER

        The respective obligations of the parties to consummate the Merger are subject to, among other things: (i) approval of the Merger Agreement by the Company shareholders holding not less than a majority of the outstanding shares of the Company's Common Stock; (ii) approval of the Merger Agreement by Pacific's shareholders owning at least two-thirds of Pacific's Common Stock;
(iii) receipt of all applicable regulatory approvals; (iv) holders of not more than 10% of the outstanding shares of the Company's Common Stock shall have perfected the right to dissent from the Merger; and (v) the satisfaction or waiver of certain additional conditions. For more information on conditions precedent to consummation of the Merger and the regulatory approvals required, see "Proposal No. 1--Regulatory Approvals" and "--Conditions to Consummation of the Merger."

TERMINATION; LIQUIDATED DAMAGES

        The Merger Agreement may be terminated at any time by mutual agreement of the parties. The Merger Agreement may also be terminated by the Company (i) on or after August 30, 1998 if any of the conditions to the obligations of the Company or the Bank in the Merger Agreement have not been fulfilled, or such conditions have been fulfilled or waived but Pacific shall have failed to complete the Merger; or (ii) if there has been a failure (including any anticipatory breach) on the part of Pacific to comply with its obligations under the Merger Agreement. The Merger Agreement may also be terminated by Pacific if:
(i) on or after May 31, 1998, any of the conditions to the obligations of Pacific in the Merger Agreement have not been fulfilled, or such conditions have been fulfilled or waived by Pacific and the Company has failed to complete the Merger by such date; (ii) a materially adverse change shall have occurred since December 31, 1996 in the business, financial condition, results of operations or properties of the Company or the Bank, except for those changes that were disclosed to Pacific in writing prior to December 30, 1997; or (iii) Pacific determines that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by the Merger Agreement by reason of any significant legal impediment to the Merger having arisen, or any material pending or threatened litigation, investigation or proceeding. In addition, there are additional conditions and circumstances under which Pacific may terminate the Merger Agreement. See the discussion contained in "Proposal No. 1 -- Termination" and the full copy of the Merger Agreement, a copy of which is included as Appendix A hereto.

        The Company is required to pay to Pacific as liquidated damages the sum of $500,000 if the Merger Agreement is terminated by Pacific (i) upon the determination by the Company's Board of Directors that, as a result of a bona fide offer from another entity for a business combination with the Company, the taking of appropriate actions to complete the Merger with Pacific would be inconsistent with the Board's fiduciary duties to the Company's shareholders;
(ii) if any 25% owner of the Company's Common Stock indicates that it is opposed to the Merger or any person has commenced a tender offer or exchange offer to acquire at least twenty-five percent (25%) of the outstanding shares of Common Stock of the Company; or (iii) if any of the events specified in item (ii) occurs within twelve months following termination of the Merger Agreement under item (i) as a result of the interference of a third party or group who thereafter attempts to acquire the Company.

        Pacific is required to pay to the Company as liquidated damages the sum of $500,000 if the Merger Agreement is terminated following a bona fide offer for a business combination with Pacific, and Pacific's Board of Directors reasonably determines that as a result of such offer, the completion of the Merger with the Company would be inconsistent with the fiduciary duties of the Board to the shareholders of Pacific.

REGULATORY APPROVALS

        The various parts of the transactions comprising the Merger are subject to the approvals of (i) the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), (ii) the Department of Financial Institutions of the State of California ("DFI"), (iii) the FDIC and (iv) the OCC. There can be no assurance that such regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals.

DISSENTERS' RIGHTS

        Under California law, if holders of at least 5% of the Company's Common Stock outstanding on the Record Date vote against the Merger and submit demands for payment before the date of the Meeting, they are entitled to appraisal rights, provided that they strictly comply with certain statutory procedures. See "Proposal No. 1--Dissenters' Rights" and Sections 1300-1312 of the California General Corporation Law attached hereto as Appendix C for a more complete description of dissenters' rights.

ACCOUNTING TREATMENT

        The Merger will be accounted for using the purchase method of accounting. Accordingly, under generally accepted accounting principles, the assets and liabilities of the Company will be recorded on the books of Pacific at their respective fair values at the time of consummation of the Merger.

MARKET PRICES AND DIVIDENDS

        The Common Stock of the Company is traded on the Nasdaq National Market ("NNM") under the symbol "SWBC." The closing price per share for the Common Stock as reported on the NNM on December 29, 1997, the last full trading day prior to the announcement of the proposed Merger, was $5.75. On March 31, 1998, there were approximately 360 shareholders of record of the Company's Common Stock. See "Market Prices and Dividends of the Company's Common Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data of the Sterling West Bancorp is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and Notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, included in the Company's Annual Report on 10-K attached as Appendix D hereto and incorporated by reference herein. The selected operating data for the years ended December 31, 1997, 1996 and 1995 and balance sheet data as of December 31, 1997 and 1996 are derived from, and are qualified by reference to, the audited Consolidated Financial Statements of the Company incorporated by reference in this Proxy Statement. The selected operating data for the years ended December 31, 1994 and 1993 and the balance sheet data as of December 31, 1995, 1994 and 1993 are derived from the audited Consolidated Financial Statements not included herein.


                                             AT OR FOR THE YEARS ENDED DECEMBER 31,
                                 --------------------------------------------------------------
                                    1997         1996         1995         1994         1993
                                 ----------   ----------   ----------   ----------   ----------
                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED BALANCE SHEET DATA:
Total assets .................   $  101,250   $  104,561   $  122,419   $  132,491   $  153,018
Total loans, net .............       64,817       67,629       70,896       89,462       89,162
Deposits .....................       94,074       96,186      112,376      107,098      122,511
Stockholders' equity .........        6,386        7,261        6,918       10,357       13,232
Stockholders' equity per share         3.73         4.25         4.05         6.06         7.74
Shares outstanding ...........    1,712,419    1,710,214    1,710,214    1,710,214    1,710,214



                                                            AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                   -------------------------------------------------------
                                                     1997        1996       1995        1994        1993
                                                   --------    --------   --------    --------    --------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED OPERATING DATA:
Interest income ................................   $  8,421    $  8,790   $ 12,380    $ 12,436    $ 13,396
Interest expense ...............................      2,540       2,529      4,208       3,986       4,045
                                                   --------    --------   --------    --------    --------
    Net interest income ........................      5,881       6,261      8,172       8,450       9,351
Provision for loan losses ......................      1,242         886      1,104         266       1,025
                                                   --------    --------   --------    --------    --------
    Net interest income (loss) after provision
    for loan losses ............................      4,639       5,375      7,068       8,184       8,326
Noninterest income .............................      1,142       1,629      2,474         925       1,438
Real estate operations, net ....................        515         756      2,717       1,311       1,111
Noninterest expense ............................      5,838       5,902      7,411       7,752       8,827
                                                   --------    --------   --------    --------    --------
    Income (loss) before income tax
    expense (benefit) ..........................       (572)        346       (586)         46        (174)
Income tax expense (benefit) ...................        314           3        929          17         (75)
                                                   --------    --------   --------    --------    --------
    Net interest income (loss) from continuing
    operations .................................       (886)        343     (1,515)         29         (99)
    Net interest income (loss) from discontinued
    operations .................................          0           0     (1,924)     (2,904)       (667)
Cumulative effect of change in accounting for
   income taxes ................................          0           0          0           0         400
Net income (loss) ..............................   $   (886)   $    343   $ (3,439)   $ (2,875)   $   (366)
                                                   ========    ========   ========    ========    ========
Basic income (loss) per share ..................   $  (0.52)   $   0.20   $  (2.01)   $  (1.68)   $  (0.22)
Diluted income (loss) per share ................   $  (0.52)   $   0.20   $  (2.01)   $  (1.66)   $  (0.21)
Cash dividends per share .......................   $      0    $      0   $      0    $      0    $    .10


                                                            AT OR FOR THE YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------------------
                                                1997           1996         1995         1994           1993
                                              ---------     ---------    ---------     ---------     ---------
                                                                   (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
     Return (loss) on average assets ......       (0.87)%        0.33%       (2.75)%       (2.00)%       (0.22)%
     Return (loss) on average stockholders'
            equity ........................      (12.60)%        4.71%      (34.40)%      (23.81)%       (2.65)%
     Average equity to average assets .....        6.87%         7.02%        8.00%         8.40%         8.26%
     Ending equity to average assets ......        6.24%         6.99%        5.53%         7.21%         7.91%
     Operating expense to average assets ..        6.21%         6.41%        8.10%         6.31%         5.94%
     Efficiency ratio (1) .................       83.13%        74.80%       69.61%        82.69%        81.81%
     Interest rate spread (2) .............        5.36%         5.77%        6.61%         7.14%         6.93%
     Net interest margin (3) ..............        6.41%         6.79%        7.80%         7.71%         7.39%
REGULATORY CAPITAL RATIOS:
     Tangible capital (4) .................        6.21%         7.12%        5.54%         7.40%         8.06%
     Leverage capital (5) .................        8.91%         9.78%        8.55%         9.96%        11.24%
     Risk-based capital(6) ................       10.16%        11.03%        9.81%        11.21%        12.49%
ASSET QUALITY DATA:
     Nonperforming assets .................   $   2,661     $   4,383    $   6,973     $   9,538     $  14,557
     Nonperforming assets to total assets .        2.53%         4.19%        5.70%         7.20%         9.51%
     Nonaccruing loans ....................   $     781     $   1,634    $   2,564     $   1,730     $   5,397
     Nonaccruing loans to loans, net ......        1.20%         2.42%        3.62%         1.93%         5.97%
     Real estate held for sale ............   $   1,780     $   2,749    $   4,409     $   7,808     $   9,160
     Allowance for loan losses to
           nonperforming assets ...........       41.86%        28.75%       21.65%        16.91%        13.05%
     Allowance for loan losses to
           nonperforming loans ............      137.26%        77.11%       59.47%        93.24%        35.19%


-------------------------

(1) The efficiency ratio is computed by dividing total operating expense by net interest income plus noninterest income, excluding infrequent items, provisions for loan losses, direct costs of real estate operations and gains/losses on the sale of securities.

(2) Interest rate spread represents the difference between the yield on interest-bearing assets and rates paid on interest-bearing liabilities.

(3) Net interest margin represents net interest income divided by average interest-bearing assets.


(4)     Core capital to average assets.

(5)     Core capital to risk-weighted assets.

(6)     Total capital to risk-weighted assets.

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 27, 1998

        At the Meeting, shareholders will be asked to consider and vote on a proposal to approve and adopt the Merger Agreement. The Merger Agreement provides for mergers involving the Company, the Bank and Pacific so that Pacific would be the only surviving corporation. Pursuant to the Merger Agreement, upon consummation of the proposed Merger each share of the Common Stock outstanding immediately prior to the Effective Time of the Merger will be canceled and converted into the right to receive an amount of cash to be determined under a formula based upon aggregate consideration payable by Pacific equal to 175% of the consolidated book value of the Company, subject to certain adjustments. See "Proposal No. 1--The Merger" and the Merger Agreement, a copy of which is attached as Appendix A.

        THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

        At the Meeting, the shareholders will also vote for the election of seven directors of the Company. The Company's Board of Directors unanimously recommends that the shareholders vote "FOR" the nominees listed on the Proxy and in Proposal No. 2 of this Proxy Statement.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

        As of the Record Date, 1,712,419 shares of the Company's Common Stock were issued and outstanding. At that date, such shares were held of record by approximately 360 shareholders. The presence, in person or by proxy, of at least a majority of all the outstanding shares of the Company's Common Stock entitled to vote at the Meeting is necessary to constitute a quorum at the Meeting. Shareholders as of the Record Date are entitled to one vote for each share of the Company's Common Stock then held except that each shareholder has cumulative voting rights for the election of directors. Cumulative voting rights entitle each shareholder to cast that number of votes which equals the number of shares held by such shareholder multiplied by the number of directors to be elected. Each shareholder may cast all his or her votes for a single candidate or distribute such votes among any or all of the candidates as he or she chooses. However, no shareholder will be entitled to cumulate votes (in other words, cast for any candidate a number of votes greater than the number of shares of stock held by such shareholder) unless such candidate's or candidates' name(s) have been placed in nomination prior to the voting, and the shareholder has given notice at the Meeting prior to the voting of the shareholder's intention to cumulate votes. If any shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. An opportunity will be given at the Meeting prior to the voting for any shareholder who desires to do so to announce his or her intention to cumulate his or her votes. The proxyholders are given discretionary authority, under the terms of the proxy, to cumulate votes represented by shares for which they are named in the proxy.

        The affirmative vote of the holders of at least a majority of the outstanding shares of the Company's Common Stock entitled to vote is required in order to approve and adopt the Merger Agreement. Therefore, a failure to return a properly executed proxy or to vote in person at the Meeting will have the same effect as a vote "AGAINST" approval and adoption of the Merger Agreement.

        Abstentions will be counted as shares present at the Meeting for purposes of determining the presence of a quorum. However, under rules of the New York Stock Exchange ("NYSE") applicable to brokerage firms which are members of the NYSE, brokerage firms may not give a proxy to vote with respect to the proposal to approve the Merger Agreement in the absence of voting instructions from their clients who beneficially own the shares held of record by the brokerage firms. Although such "broker non-votes" will be considered present at the Meeting for purposes of determining the presence of a quorum, they will not be considered as voting at the Meeting. Abstentions and broker non-votes will have the same effect as a vote "AGAINST" approval of the Merger Agreement.

        As of the Record Date, the directors and executive officers of the Company and their affiliates beneficially owned a total of 451,374 shares of the Company's Common Stock or 26.1% of the total outstanding shares, including 16,826 shares subject to unexercised options (which cannot be voted at the Meeting unless exercised for stock). The directors of the Company have agreed with Pacific to vote their respective shares which they own of record or beneficially in favor of the Merger at the Meeting. See "Proposal No. 1--Agreements to Vote the Company Shares."

        Shares of the Company's Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, they will be voted "FOR" approval and adoption of the Merger Agreement and "FOR" the nominees for director listed. Properly executed proxies will be voted by the proxyholders in accordance with the direction of a majority of the Board of Directors as to any other matter which may properly come before the Meeting or any adjournment or postponement thereof. Shareholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice to the Secretary of the Company, by the filing of a later dated proxy prior to a vote being taken at the Meeting, or by attending the Meeting and voting in person. A proxy will not be effective if a shareholder attends the Meeting and votes in person. THE ATTACHED PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                       VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table shows the name, address, number of shares held, and percentage of shares held as of March 31, 1998, by the only persons known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock.


                                        COMMON STOCK OWNED
                                          BENEFICIALLY
                                       --------------------
                                       NUMBER OF PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER    SHARES   CLASS
------------------------------------   -------   ----
Allan E. Dalshaug (1) ..............   149,680   8.74%
3287 Wilshire Boulevard
Los Angeles, California 90010

Timothy Behunin (1) ................   107,854   6.30%
700 South Victory
Burbank, California 91506

Philip V. Oppenheimer ..............   117,313   6.85%
119 W.  57th Street
New York, NY 10019


--------------------

(1) See the table on the following page for a description of the nature of the beneficial ownership and the method of calculating the percentage of beneficial ownership.

        The following table sets forth certain information, as of March 31, 1998, with respect to the number of shares of the Company's Common Stock owned beneficially by each director of the Company, each of whom is also a nominee for election as a director, by the Company's Chief Executive Officer, by each of the other Named Executive Officers (as defined on page 45 below), and by all directors and executive officers, as a group.

                                                                       COMMON STOCK OWNED
                                                                          BENEFICIALLY
                                                                   --------------------------
                                                                    NUMBER OF      PERCENT OF
NAME AND TITLE                                                       SHARES         CLASS (2)
--------------------------------------------------------------      -------         -----
Timothy Behunin ..............................................      107,854          6.30%
        Director
Howard M. Borris .............................................        9,975             *
        Director
Joseph C. Carona .............................................       24,456          1.43%
        Executive Vice President and Chief Financial
        Officer, Company;  President, Sterling Bank
Allan E. Dalshaug ............................................      149,680          8.74%
        President, Chief Executive Officer and Chairman
        of the Board, Company; Chief Executive Officer
        and Chairman of the Board, Sterling Bank


Audrey J. Fimpler ............................................       36,096          2.11%
        Director
Hassan Izad ..................................................       20,992          1.23%
        Director
Robert J. Schiller ...........................................       62,975          3.68%
        Director
Michael Wagner ...............................................       39,346          2.30%
        Director
==============================================================      =======         =====
Directors and Executive Officers
        as a Group (10 persons) ..............................      451,374         26.10%


--------------------

*       Less than 1%

(1) Except as otherwise noted below and as provided by community property laws where applicable, each person directly or indirectly has sole voting and investment power with respect to the shares listed.

(2) In computing the percentage of shares beneficially owned, the number of shares which the person (or group) has a right to acquire within 60 days after March 31, 1998 are deemed outstanding for the purpose of computing the percentage of Common Stock owned by such person (or group), but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

(3) Mr. Behunin has shared voting and investment power with respect to the shares listed.

(4) Includes 9,450 shares of Common Stock as to which Mr. Borris has shared investment and voting power.

(5) Includes 16,826 shares of Common Stock which Mr. Carona has the right to acquire upon the exercise of stock options exercisable on March 31, 1998 or becoming exercisable within 60 days thereafter, pursuant to the Company's Stock Option Plan.

(6) Includes 53,756 shares of Common Stock as to which Mr. Dalshaug has shared investment and voting power.

(7) Includes 4,101 shares of Common Stock as to which Ms. Fimpler has shared investment and voting power.

(8) Includes 2,941 shares of Common Stock as to which Mr. Schiller has shared investment and voting power

(9) Includes 16,826 shares of Common Stock which members of the group have the right to acquire upon the exercise of stock options exercisable on March 31, 1998 or becoming exercisable within 60 days thereafter, pursuant to the Company's Stock Option Plan.

                          PROPOSAL NO. 1 -- THE MERGER

        The information concerning the Merger Agreement and the Merger appearing in this Proxy Statement, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Appendix A. You are urged to read the entire Merger Agreement carefully.

GENERAL

        Under the terms of the Merger Agreement, at the Effective Time, a subsidiary of Pacific will merge with and into the Company with the Company as the survivor, followed by the merger of the Company with and into the Bank with the Bank as the survivor, followed by the merger of the Bank with and into Pacific. As a result of these transactions, at the Effective Time, Pacific would be the only surviving corporation. Pacific would succeed to all of the assets and liabilities of the Bank and the Company, which would cease to exist as separate entities, and Pacific would succeed to all of the assets and liabilities of the Company and the Bank. Upon completion of the Merger, shareholders of the Company will no longer own any shares of the Company's Common Stock and will not, as a result of the Merger, own any common stock of Pacific.

        At the Effective Time of the Merger, each of the outstanding shares of the Company's Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive an amount of cash to be calculated pursuant to a formula (the "Purchase Price"). The amount of the consideration payable by Pacific will be 175% of the consolidated book value of the Company within three calendar days prior to the Merger's effective date, which amount is subject to certain possible adjustments as described more fully below. If this amount was calculated based upon the Company's preliminary estimate of consolidated book value as of March 31, 1998, the consideration to be paid by Pacific, prior to any potential adjustments under the Merger Agreement that cannot be quantified at this time, would be approximately $12,187,000 in the aggregate or approximately $7.05 per share of Common Stock. THE ACTUAL CONSIDERATION TO BE PAID TO THE COMPANY'S SHAREHOLDERS MAY BE LESS THAN THIS AMOUNT DUE TO THE ADJUSTMENTS PROVIDED FOR IN THE MERGER AGREEMENT OR IF THE FINAL CONSOLIDATED BOOK VALUE OF THE COMPANY IS LESS THAN SUCH VALUE AS OF MARCH 31, 1998. For a discussion of the method used to calculate the consideration to be received by the Company's shareholders in the Merger, see "-- Purchase Price." Also at the Effective Time, all outstanding stock options issued by the Company which have not been exercised or redeemed will be canceled. Upon completion of the Merger, the existing shareholders of the Company will no longer own any stock or have any interest in the Company nor will they receive, as a result of the Merger, any stock of Pacific.

        Prior to the Effective Date, Pacific will appoint a bank or trust company mutually acceptable to Pacific and the Company as Exchange Agent for the purpose of receiving certificates representing the Common Stock. The Exchange Agent will mail instructions to each Company shareholder concerning the proper method of surrendering certificates evidencing the Company's Common Stock in exchange for the Purchase Price. Upon delivery to the Exchange Agent of a properly executed letter of transmittal and such share certificates, each shareholder will receive a check for the shares of the Company's Common Stock represented by the certificates and the certificates so surrendered will be canceled. No interest will be paid or accrued on the cash amount to which the shareholder became entitled at the Effective Time.
SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME. STOCK CERTIFICATES SHOULD ONLY BE SENT IN RESPONSE TO A TRANSMITTAL LETTER
FROM THE EXCHANGE AGENT.  See "--Surrender of Stock Certificates."

        California law may provide for certain dissenters' rights to the holders of the Company's Common Stock in connection with the Merger. See "--Dissenters' Rights" for more information.

BACKGROUND OF THE MERGER

        The following is a brief description of the events that resulted in the execution of the Agreement and Plan of Reorganization dated as of December 30, 1997 among Sterling West Bancorp, Sterling Bank and The Pacific Bank.

        From the formation of the Bank in 1980 and the Company's inception in 1982, the Board of Directors of the Company (the "Board") had maintained a policy of remaining independent and increasing shareholder value through improved operating results and growth. In recent years, however, the Company has been negatively impacted by the effects of the California recession during the early 1990s. The Board of Directors has also been aware that there has been a wave of consolidation in the banking industry on both the national and regional level and a concurrent increase in the competitiveness of financial institutions in the Company's marketplace. As a result, the Board of Directors decided that this changing environment required the Company to evaluate its strategic options for the future.

        During May 1997, the Board of Directors held discussions with representatives of two different investment banking firms, one of which was Hoefer & Arnett Incorporated ("Hoefer"), in order to assist the Board in determining which course of action for the future was the best for the Company and its shareholders. The three courses of action discussed were (i) pursuing a sale of the Company or the Bank, (ii) maintaining the independence of the Company and (iii) pursuing one or more acquisitions by the Company. In evaluating these options, the Board carefully considered, among other factors, the competitive environment in the Company's market areas, including competition for lending, net interest margin and deposit-taking, the financial condition of the Company and its recent financial performance, and the Company's stock price.

        In a special Board meeting held on June 13, 1997, the Board decided, based on these and other factors, to pursue a sale strategy for the Company. On June 13, 1997, the Board resolved to hire Hoefer to advise the Company regarding a sale transaction, and on June 27, 1997, the Company engaged Hoefer to act as the Company's financial advisor. The Board designated the Company's management to work with Hoefer in pursuing and evaluating potential sales transactions.

        At the Board's request, Hoefer began an evaluation of specific merger and acquisition options for the Company. Between July 1997 and September 1997, representatives of Hoefer and the Company contacted twelve financial institutions which Hoefer believed may have an interest in discussing a possible combination with the Company. Several companies executed confidentiality agreements relating to their preliminary due diligence review of the Company, including Pacific, which executed a confidentiality agreement dated July 17, 1997. Pacific completed its preliminary due diligence of the Company in September 1997. Upon completion of preliminary due diligence, two companies provided Hoefer with preliminary indications of interest in a transaction with the Company, subject to final due diligence. At a special Board meeting held on September 18, 1997, the Board met with a representative of Hoefer and reviewed with the representative Hoefer's analysis of the preliminary indications of interest. After discussions between the Board members and the Hoefer representative, the Board selected Pacific as the preferred bidder and determined to pursue direct negotiations with Pacific on terms of a potential business combination. Factors that were important to the Board included, among others, the fact that Pacific presented the highest preliminary offer, that the offer was for an all-cash transaction, that the preliminary offer was based upon closing book value of the Company (allowing the Company's shareholders to enjoy the benefit of improvements in the Company's financial position before closing), that Pacific possessed the ability and resources to complete an acquisition of the Company, and that Pacific offered opportunities for improved services to the customers of the Bank. The Company then permitted Pacific to conduct further on-site due diligence with the objective of obtaining a firm offer from Pacific.

        In late November 1997, Pacific completed its on-site due diligence of the Company and the Bank, and final negotiations began with the Company on pricing and terms of the Merger Agreement. For various regulatory, tax and accounting reasons, the parties determined to structure the Merger as a four-step transaction with Pacific as the sole surviving entity as follows: (i) Pacific's acquisition of the Company's Common Stock in exchange for cash; (ii) the merger of a subsidiary of Pacific formed especially for the purpose of the Merger with and into the Company; (iii) the merger of the Company with and into the Bank; and (iv) the merger of the Bank with and into Pacific. The negotiations regarding the terms of the Merger Agreement were conducted in December 1997 between the executive officers of Pacific and its counsel, on the one hand, and the President and Chief Financial Officer of the Company and the Company's counsel, Manatt, Phelps & Phillips, LLP, on the other hand. On December 29, 1997, the Company's Board of Directors met to review the final terms of the proposed Merger Agreement and certain financial analyses and other data. This meeting was attended by attorneys from Manatt, Phelps & Phillips, LLP and representatives from Hoefer. At this meeting, the Company also received an oral opinion from Hoefer that the proposed transaction with Pacific was fair, from a financial point of view, to the Company's shareholders. On December 30, 1997, Hoefer delivered a written fairness opinion to the Board of Directors, and the Company's Board of Directors approved the definitive Merger Agreement and authorized management to execute the definitive Merger Agreement on behalf of the Company. The Merger Agreement was executed on behalf of the Company on December 30, 1997. A copy of the definitive Merger Agreement is attached hereto as Appendix A and a copy of the fairness opinion is attached hereto as Appendix B.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE BOARD OF DIRECTORS

        The Company's Board of Directors believes that the terms of the Merger Agreement, which are the product of arm's length negotiations between representatives of Pacific and the Company, are fair and in the best interests of the Company and its shareholders. In the course of reaching its determination, the Company's Board consulted with the Company's legal counsel, Manatt, Phelps & Phillips, LLP, with respect to its legal duties, the terms of the Merger Agreement and the issues related thereto; with its financial advisor, Hoefer & Arnett Incorporated, with respect to the financial aspects and fairness of the transaction; and with senior management regarding, among other things, operational matters.

        In reaching its determination to approve the Merger Agreement, the Company's Board of Directors considered all factors it deemed material, including but not limited to the following:

        (a) The Company's Board of Directors analyzed information with respect to the financial condition, results of operations, cash flow, businesses and prospects of the Company. In this regard, the Board considered the performance trends of the Company over the past several years which included, among other things, the Company's uneven financial performance. The Board compared the Company's current and anticipated future operating results to publicly-available financial and other information for other similarly-sized banking institutions in Southern California. The Board used this information in analyzing the options of selling the Company, remaining independent on a stand-alone basis or pursuing acquisitions, and the business strategies which could reasonably be implemented by the Company. The Board concluded that although the Company's financial position stabilized somewhat during 1997 and it has been successful in reducing its operating costs, competition from larger financial institutions would make it difficult for the Company over time to earn an adequate return as an independent entity.

        (b) The Board of Directors considered the written opinion of Hoefer that, as of December 29, 1997, the Purchase Price to be received by holders of the Company's Common Stock pursuant to the Merger Agreement was fair to the Company shareholders from a financial point of view. See "--Opinion of Financial Advisor." The Company's Board reviewed the assumptions and results of the various valuation methodologies employed by Hoefer in arriving at its opinion and found those assumptions and results to be reasonable and complete. In addition, the Company's Board considered the relationship of the proposed purchase price of 175% of consolidated book value to the recent and then current market value of the Company's Common Stock. In particular, the proposed purchase price represented a premium to the trading of the Company's Common Stock.

        (c) The Board considered the current operating environment, including but not limited to, the continued consolidation and increasing competition in the banking and financial services industries, the prospects for further changes in these industries, federal regulatory agency consolidation and the importance of being able to capitalize on developing opportunities in these industries. This information had been periodically reviewed by the Company's Board at its regular Board meetings and was also discussed between the Company's Board and the Company's advisors. The Board also considered the current and prospective economic and competitive conditions facing the Company in particular in its market areas. The Board noted the deterioration in the Company's net interest margin in recent years due to the increasing competitiveness in its market areas.

        (d) The Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities, including factors such as market share analyses, and the estimated pro forma financial impact of the Merger on Pacific. See "--Regulatory Approvals." The Board also considered the prospects of Pacific after the Merger and the additional services and higher lending limits that Pacific could offer the Bank's customers after the Merger.

        (e) The Board considered the specific terms of the Merger Agreement, including the taxable nature of the Purchase Price. The Board also considered the ability of Pacific to pay the aggregate Purchase Price, and accordingly reviewed Pacific's liquidity and capital position.

        (f) The Board considered the fact that the Merger Agreement prohibits the Company and the Board members from initiating, soliciting, or encouraging discussions with third parties regarding alternative business combinations.

        The foregoing discussion of the information and factors considered by the Company's Board of Directors is not intended to be exhaustive, but constitutes the principal factors considered by the Board. In reaching its determination to approve and recommend the Merger Agreement, the Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the matters discussed above and the opinion of Hoefer referred to above, the Company's Board of Directors unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby as being in the best interests of the Company and its shareholders. In reaching its determination, the Board was aware of the interests of certain the Company insiders in the Merger, and considered such interests, among other factors, in approving the Merger Agreement. See "Interests of Certain Persons in the Merger."

        FOR THE REASONS SET FORTH ABOVE, THE COMPANY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AS ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF FINANCIAL ADVISOR

        The Company has retained Hoefer & Arnett Incorporated to render financial advisory and investment banking services in connection with the proposed merger of the Company with Pacific. Hoefer has rendered a written opinion (the "Fairness Opinion") to the Company's Board of Directors, to the effect that the financial terms of the Merger as defined in Section 2.2 of the Merger Agreement (the "Purchase Price"), which definition includes certain possible adjustments, is fair to the holders of the Company's Common Stock from a financial point of view. No limitations were imposed by the Company's Board of Directors upon Hoefer with respect to the investigations made or procedures followed in rendering the Fairness Opinion.

        THE TEXT OF THE FAIRNESS OPINION OF HOEFER, DATED AS OF DECEMBER 30, 1997, IS ATTACHED HERETO AS APPENDIX B. THE FAIRNESS OPINION SETS FORTH CERTAIN ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS UPON THE REVIEW UNDERTAKEN BY HOEFER WITH RESPECT TO THE MERGER. THE COMPANY'S SHAREHOLDERS ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY. IN FURNISHING SUCH FAIRNESS OPINION, HOEFER DOES NOT ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THIS PROXY STATEMENT WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER, NOR DOES IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF SECTION 11 OF THE SECURITIES ACT. THE SUMMARY OF THE PROCEDURES AND ANALYSIS PERFORMED, AND ASSUMPTIONS USED BY HOEFER SET FORTH IN THIS PROXY STATEMENT, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE TEXT OF SUCH FAIRNESS OPINION. HOEFER'S FAIRNESS OPINION IS DIRECTED TO THE COMPANY'S BOARD OF DIRECTORS AND IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMPANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE COMPANY'S ANNUAL MEETING.

        In arriving at its opinion, Hoefer has reviewed and analyzed, among other things, the following: (i) the Merger Agreement; (ii) certain publicly available financial and other data with respect to the Company, including consolidated financial statements for recent years and interim periods to September 30, 1997; (iii) certain other publicly available financial and other information concerning the Company and the trading markets for the publicly traded securities of the Company; (iv) publicly available information concerning other banks and holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions Hoefer believes relevant to its inquiry; and (v) evaluations and analyses prepared and presented to the Board of Directors of the Company or a committee thereof in connection with the Merger. Hoefer has held discussions with senior management of the Company concerning their past and current operations, financial condition and prospects.

        Hoefer reviewed with the senior management of the Company earnings projections for the Company as a stand-alone entity, assuming the Merger does not occur. Certain financial projections for the Company as a stand-alone entity were derived by Hoefer based partially upon the projections described above, as well as Hoefer's own assessment of general economic, market and financial conditions.

        Hoefer took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. Hoefer considered such financial and other factors as it deemed appropriate under the circumstances. Hoefer's Fairness Opinion was necessarily based upon conditions as they existed and could only be evaluated on the date thereof and the information made available to Hoefer through the date thereof.

        In conducting its review and in arriving at the Fairness Opinion, Hoefer relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify the same. Hoefer relied upon the management of the Company as to the reasonableness of the financial and operating forecasts and projections. Hoefer also assumed, without independent verification, that the aggregate allowance for loan losses for the Company was adequate to cover such losses. Hoefer did not make or obtain any evaluations or appraisals of the property of the Company, nor did Hoefer examine any individual loan credit files. Hoefer's Fairness Opinion is limited to the fairness, from a financial point of view, to the shareholders of the Company of the consideration to be paid to the Company in the Merger, which was determined by arms length negotiations, and does not address the Company's underlying decision to proceed with the Merger.

        In connection with rendering its Fairness Opinion to the Company's Board of Directors, Hoefer performed certain financial analyses, which are summarized below. The summary set forth below does not purport to be a complete description of the presentation by Hoefer to the Company's Board or of the analyses performed by Hoefer. Hoefer believes that its analysis must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analysis and the processes underlying Hoefer's Fairness Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analysis, Hoefer made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of the Company. Any estimates contained in Hoefer's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the financial analyses performed by Hoefer was assigned a greater significance by Hoefer than any other.

        The Company does not publicly disclose internal management financial forecasts and projections of the type provided to Hoefer in connection with its review of the proposed Merger. Such forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections prepared by Hoefer were based on numerous variables and assumptions which are inherently uncertain, including, without limitation, factors related to general economic and market conditions. Accordingly, actual results could vary significantly from those set forth in such forecasts and projections.

        Set forth below is a brief summary of the analysis performed by Hoefer in reaching the Fairness Opinion. Unless otherwise noted in this analysis, Hoefer used a Purchase Price in cash of $6.88 per common share at time of closing, the level at which the Company's Common Stock would be exchanged if the Effective Time (as defined in the Merger Agreement) were September 30, 1997, the date of the latest publicly available financial information prior to the date of the Fairness Opinion. The Purchase Price and possible adjustments to the Purchase Price were developed pursuant to extensive negotiations between the Company and Pacific. Hoefer analyzed certain effects of the Merger assuming a Purchase Price, among others, of $6.77, which does not necessarily reflect the lowest possible Purchase Price under the terms of the Merger Agreement, and there can be no assurance that the Purchase Price as finally determined in accordance with the Merger Agreement will not be lower than $6.77. The analysis also focuses on core financial and operating projections and statistics which are not specifically adjusted for non-recurring charges, unless otherwise stated.

        Analysis of Other Merger Transactions

        Hoefer analyzed other California bank merger and acquisition transactions where the total target asset size was over $50 million and less than $200 million for the periods January 1, 1996 to December 29, 1997. The transactions analyzed were: SierraWest Bancorp and California Community Bancshares; First Banks, Inc. and Surety Bank; Bank of Los Angeles and Culver National Bank; Santa Barbara Bancorp and Citizens State Bank; Santa Barbara Bancorp and First Valley Bank; TRP Acquisition Corp. and Trans Pacific Bank; Golden State Bancorp and OneCentral Bank; Pacific Capital Bancorp and South Valley Bancorp; Bank of Los Angeles and American West Bank; FBOP Corporation and SDNB Financial Corp.; First Banks, Inc. and Sunrise Bancorp; Popular, Inc. and COMBANCORP; ValliCorp Holdings and Auburn Bancorp; BYL Bancorp and Bank of Westminster; and FP Bancorp and RB Bancorp.

        This analysis showed that the Purchase Price represented: (i) a multiple of 1.75x of the Company's tangible book value, compared to a high multiple of 2.09x, a median multiple of 1.63x and a low multiple of 1.03x for the comparable transactions; and (ii) a premium over the Company's tangible book value as a percentage of core deposits of 5.75%, compared to a high of 14.52%, a median of 7.89%, and a low of 1.21% for comparable transactions. Hoefer noted that no transaction reviewed was identical to the Merger and that, accordingly, any analysis of comparable transactions necessarily involves complex considerations and judgements concerning differences in financial and operating characteristics of the parties to the transactions being compared.

        Discounted Cash Flow Analysis

        Hoefer examined the results of a discounted cash flow analysis designed to compare the present value, under certain assumptions, that would be attained if the Company remained independent through 2002 or was acquired in 2002 by a larger financial institution, with the Purchase Price as described in the Merger Agreement. The results produced in the analysis did not purport to be indicative of actual values or expected values of the Company or the shares of the Company's Common Stock.

        In calculating the present values through the discounted cash flow analysis, Hoefer analyzed the effects of possible earnings volatility, among other things, by assuming varying levels of projected earnings for the Company. The three cases examined were: (i) the Company's earnings as projected, (ii) the Company's earnings as 125% of projected earnings and (iii) the Company's earnings as 75% of projected earnings. The present value of cash flows of the Company on a stand-alone basis as well as the present value of cash flows of the Company if acquired in 2002 by a larger financial institution were compared to the Purchase Price.

         The discount rates used ranged from 8.0% to 12.0%. For the stand-alone analyses, the terminal price multiples applied to 2002 included estimates of book value per share which ranged from 1.25x to 2.25x. The lower levels of the range of price-to-book value per share multiples reflected an estimated future trading range of the Company, while the higher levels of the price-to-book value per share multiples were more indicative of a future sale of the Company to a larger financial institution.

        For the Company stand-alone analyses, the cash flows were comprised of the projected stand-alone dividends per share in years 1998 through 2002 plus the terminal value of the Company's Common Stock at year-end 2002 (calculated by applying each of the assumed terminal price-to-earnings per share multiples, as stated above, to the projected Company earnings per share in 2002).

        These analyses indicated a range of stand-alone present value amounts per share from $3.35 to $10.58, as compared the Purchase Price of $6.88. These analyses do not purport to be indicative of actual values or expected values of the shares of the Company's Common Stock. Discounted present value is analysis is a widely used valuation methodology which relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. The analysis showed that use of a higher (lower) level of projected Company earnings raised (lowered) the resulting present value. The analysis also showed that use of a lower (higher) discount rate or a higher (lower) terminal price-to-earnings per share multiple raised (lowered) the calculated present values.

        Comparable Company Analysis

        Hoefer examined recent historical data of the Company based upon information from the Company's 1996 Annual Report to Shareholders and subsequent quarterly information through September 30, 1997. Hoefer analyzed certain credit and operating statistics for the Company, comparing these statistics to data for a peer group of California banks using publicly available Hoefer & Arnett Banking Universe 1997 Third Quarter Statistics (the "Universe"). The Universe includes 73 independent California banking institutions. The Company is not included in the Universe. The comparisons were made as of or for the three months ended September 30, 1997, unless otherwise noted. In this analysis, for comparison purposes, Hoefer used the closing stock price of the Company for November 26, 1997, a price which coincides with stock prices and comparative pricing data which appear in the Universe. The analysis necessarily involved complex considerations and judgements concerning differences in financial and operating characteristics of the comparable companies.

         Below is a summary of comparative statistics related to the Company and the Universe as of or for the periods described above:

                                           STERLING WEST BANCORP          UNIVERSE MEDIAN
                                          -----------------------      ------------------
Total Assets.............................            $101,230,000            $225,508,000
Market Capitalization (1)................               9,299,000              40,793,000
Price to tangible equity per share (1)...                   1.38x                   1.93x
Tangible equity to tangible assets.......                   6.64%                   8.92%
Nonperforming assets to total assets (2).                   3.65%                   0.74%
Loan loss reserve to nonperforming loans.                    154%                    204%
Return on assets.........................                   0.10%                   1.37%
Return on equity.........................                   1.58%                  15.67%
Efficiency ratio (2).....................                     83%                     62%

------------------------

(footnotes on following page)

(footnotes from previous page)

------------------------

(1) Statistics calculated based on bid prices at November 26, 1997, the latest available prices prior to publishing the Universe.

(2) Efficiency ratio represents noninterest expense as a percent of total revenues.

        Hoefer is an investment banking firm continually engaged in the valuation of businesses and securities, including financial institutions and their securities, in connection with mergers and acquisitions, negotiated underwritings, competitive, private offerings of securities, secondary distributions of listed and unlisted securities and valuations for estate, corporate and other purposes. Hoefer is a market maker in the common shares of both the Company and Pacific. Hoefer has not previously provided investment banking services to the Company or Pacific.

        Financial Advisory Fees

        In consideration for rendering financial advice and for the preparation and rendering of the Fairness Opinion, the Company paid to Hoefer a fee of $50,000 upon signing the Merger Agreement and has agreed to pay a fee at the closing of the Merger equal to 2.5% of the aggregate consideration paid to the shareholders of the Company. The Company will also reimburse Hoefer for all reasonable out-of-pocket expenses which may be incurred in connection with the rendering of the Opinion. No portion of the fee is contingent upon the conclusions reached in the Opinion. Pacific has agreed to pay, on behalf of the Company, Hoefer's investment banking fees and expenses up to $375,000.

EFFECTIVE DATE OF THE MERGER

        The Merger Agreement provides that the Merger will be effective after all regulatory approvals have been obtained and required waiting periods have passed, on the date of the filing with the OCC of a duly executed short-form Agreement of Merger (included as Exhibit A-3 to the Merger Agreement attached as Appendix A) and after the OCC has issued its letter certifying the Merger (the "Effective Time"). The date on which the Merger is effective as specified in the Merger Agreement is referred to as the "Effective Date." Although the parties have not adopted any formal timetable, it is presently anticipated that the Merger will be consummated on or prior to July 3, 1998, assuming all conditions set forth in the Merger Agreement are theretofore satisfied or waived; however, it is possible that the Effective Date may extend beyond such date.

CONVERSION OF SHARES OF THE COMPANY'S COMMON STOCK

        At the Effective Time, by virtue of the Merger and without any action on the part of the holders of record of all the issued and outstanding shares of the Company's Common Stock, the outstanding shares of the Common Stock (other than fractional shares or any shares as to which dissenters' rights have been perfected) will automatically be converted exclusively into, and constitute only the right of the Record Holders to receive in exchange for their shares of the Common Stock, a payment in an aggregate amount determined in accordance with the terms and conditions described below. All such the Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist from and after the Effective Time, the holders of certificates formerly representing the Common Stock will cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 13 of the California General Corporation Law. See "--Dissenters' Rights."

PURCHASE PRICE

        The Merger Agreement provides that the aggregate Purchase Price to be paid by Pacific for the Company's Common Stock issued and outstanding immediately prior to the Effective Time will be an amount equal to 175% of the consolidated book value of the Company determined in accordance with generally accepted accounting principles within three calendar days preceding the proposed Effective Date, giving effect to all adjustments required by Section 2.3 of the Merger Agreement (summarized in this section below), less $190,000 in the event that a tax refund of $603,000 is not paid or otherwise resolved to the reasonable satisfaction of Pacific not later than three (3) calendar days prior to the Effective Date. The tax refund of $603,000 was recorded as an operating loss carryback claim on the Company's balance sheet (the "Carryback Claim Asset"). The Merger Agreement provides that in the event the Carryback Claim Asset is not collected or otherwise resolved to the reasonable satisfaction of Pacific, or the Internal Revenue Service (the "IRS") disagrees or has disagreed with the Company's position on such tax refund, and the aforementioned reduction of $190,000 is made in the Purchase Price, then such amount of tax refund (not to exceed $603,000) would not need to be deducted from the consolidated book value of the Company for purposes of calculating the Purchase Price. However, any disallowance or additional claim made by the IRS in excess of $603,000 would be deducted from the consolidated book value of the Company for purposes of calculating the Purchase Price.

        Subsequent to December 31, 1997, the IRS determined that a portion of the Carryback Claim Asset would be disallowed for federal income tax purposes. See Note 9 to the Company's Consolidated Financial Statements included in Appendix D hereto. As a result, the Company believes that a reduction of up to $190,000 will be made in the aggregate Purchase Price paid to the Company's shareholders in the Merger as a result of this writedown, although the disallowed amount of the Carryback Claim Asset will not also be deducted from the consolidated book value of the Company for purposes of calculating the Purchase Price.

        The Merger Agreement provides that not less than seven (7) nor more than thirty (30) calendar days prior to the Effective Date, Pacific will review the loan portfolios of the Company and the Bank in cooperation with the management of the Company and the Bank. The Company's and the Bank's allowances for loan losses will be increased or decreased based upon changes which have occurred since July 31, 1997, in the quality of their respective loan portfolios, using the Company's and the Bank's evaluation as of that date as the reference point. Based upon such review, if the condition of the loan portfolio of the Company or the Bank has improved since July 31, 1997, the Company's or the Bank's, as the case may be, allowance for loan losses will be adjusted downward through an addition to income for any unallocated reserve as a result of such improvement except to the extent that a reduction in the relevant allowance for loan losses has already been made since July 31, 1997. If the condition of the loan portfolio of the Company or the Bank has deteriorated since July 31, 1997, the Company's or the Bank's, as the case may be, allowance for loan losses will be adjusted upward through a charge to income as a result of such deterioration, except to the extent that an increase in the relevant allowance for loan losses has already been made since July 31, 1997. Any disagreement between the parties regarding any adjustment to the Company's or the Bank's allowance for loan losses will be resolved by the final determination of The Secura Group. In the event The Secura Group is not available or has a conflict of interest, then a third party mutually agreed upon by the Bank, the Company and Pacific will make such a determination. Any such determination by such party will use the loan grading system and the methodology for the determination of the allowance for loan losses employed by the Bank and the Company.



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



        Within thirty (30) calendar days prior to the Effective Date, an independent appraiser mutually approved by Pacific and the Company will be engaged by the Company and the Bank to review their respective Other Real Estate Owned ("OREO"). If the OREO of the Company and the Bank are not sold three (3) calendar days preceding the proposed Effective Date, the net realizable value of the OREO will be adjusted based on the value determined by the independent appraiser.

        In addition, the Merger Agreement provides that not less than sixty (60) calendar days prior to the Effective Date, if a certain specified loan has not been paid or resolved to the satisfaction of Pacific, the Bank will obtain an appraisal of the value of the collateral securing such loan by an independent appraiser mutually agreeable to the Bank and Pacific. Based upon such appraisal, Pacific and the Bank will determine the amount of the reserve for losses with respect to such loan. Any disagreement between the parties regarding the amount of the reserve for losses with respect to such loan will be resolved by the final determination of The Secura Group. In the event The Secura Group is not available or has a conflict of interest, then a third party mutually agreed upon by the Bank, the Company and Pacific will make such a determination.

        Not less than sixty (60) calendar days prior to the Effective Date, Pacific, the Company and the Bank will review all asserted claims of any nature against the Company or the Bank and all litigation pending in which the Company or the Bank is a defendant or a cross-defendant, to determine if any such claims or litigation may result in a loss to the Company or the Bank which potential loss, including attorneys' fees, is not wholly covered by insurance or adequately reserved for as of December 31, 1997. Any disagreement between the parties regarding the adequacy of insurance coverage or amount of the reserve for losses with respect to any such litigation will be resolved by the final determination of an arbitrator jointly selected under the auspices of the American Arbitration Association, San Francisco, California.

        The consolidated book value of the Company will be adjusted downward for any Significant Liabilities. "Significant Liabilities," as used in the Merger Agreement, means those liabilities or expenses (whether operating or capital in nature) relating to those categories and events described in the next sentence which have not been reflected as reductions to the consolidated book value of the Company pursuant to generally accepted accounting principles as of June 30, 1997, or any other date prior to the Effective Date. Significant Liabilities shall consist of the following categories or events occurring since June 30, 1997, provided that Significant Liabilities shall not include any of the following to which Pacific has consented in writing: (i) new or extended contractual obligations over $50,000 in amount (individually or in the aggregate) or more than one year in duration; (ii) new or extended leases of real or personal property (except leases where the Company or the Bank is the lessor and the lease was entered into in the Ordinary Course of Business, as such term is defined in the Merger Agreement, of the Company or the Bank) over $50,000 in amount (individually or in the aggregate) or more than one year in duration; (iii) acquisition of capital assets (or commitments to do so); (iv) new or expanded contingent liabilities arising from claims from purchasers of mortgages sold by BSC Mortgage Corporation or based upon threatened or pending litigation or other proceedings or hazardous or toxic substances or failure to comply with applicable federal and state laws and legal fees and costs (whether actual or estimated) related thereto; (v) any expenses, fines, fees, penalties or similar obligations, except those which arose in the Ordinary Course of Business; and (iv) any new, expanded or accelerated pension or other benefits including employment contracts and severance payments, whether or not vested.

        The consolidated book value of the Company will also be adjusted downward for transaction costs. Transaction costs shall include those costs related to the transactions contemplated by the Merger Agreement, including, but not limited to, all out-of-pocket expenses (including fees and expenses of attorneys, accountants, brokers, finders, appraisers, experts, consultants, printers and costs for obtaining tail-insurance coverage for directors and officers) to the Company, the Bank and their affiliates incurred by the Company, the Bank or their affiliates. Transaction costs shall also include all costs associated with employee retention bonuses, employee severance payments and other termination and related payments made pursuant to contracts or agreements which are amended or terminated in connection with the consummation of the transactions contemplated by the Merger Agreement. Transaction costs shall exclude the costs of terminating the data and item processing services contract dated September 9, 1995 between EDS, Inc. and the Bank and such costs will not reduce the consolidated book value of the Company. Transaction costs will not include the investment banking fee and expenses of Hoefer, which amount will be paid by Pacific, except to the extent such fees and expenses exceed $375,000.

        If the purchase price payable to the Company's shareholders was calculated based upon the Company's preliminary estimate of consolidated book value as of March 31, 1998, the consideration to be paid by Pacific, prior to any potential adjustments discussed above that cannot be quantified at this time, would be approximately $12,187,000 in the aggregate or approximately $7.05 per share of Common Stock. THE ACTUAL CONSIDERATION TO BE PAID TO THE COMPANY'S SHAREHOLDERS MAY BE LESS THAN THIS AMOUNT DUE TO THE ADJUSTMENTS PROVIDED FOR IN THE MERGER AGREEMENT OR IF THE FINAL CONSOLIDATED BOOK VALUE OF THE COMPANY IS LESS THAN SUCH VALUE AS OF MARCH 31, 1998.

SURRENDER OF THE COMPANY'S COMMON STOCK

        Prior to the Effective Date, Pacific will appoint a bank or trust company mutually acceptable to Pacific and the Company as Exchange Agent for the purpose of receiving certificates representing the Common Stock pursuant to an agreement mutually acceptable to Pacific and the Company. Within 24 hours prior to the Effective Date, Pacific will deposit or cause to be deposited with Chase Mellon Shareholder Services (the Company's transfer agent) the aggregate Purchase Price to be held for the benefit of the Record Holders of the Common Stock. Any interest accruing on such deposit will be for the benefit of Pacific.

        Promptly after the Effective Time of the Merger, the Exchange Agent will mail a form of transmittal letter and instructions concerning the surrender of stock certificates to each Record Holder of shares of the Company's Common Stock outstanding at the Effective Time. The transmittal material will contain instructions with respect to the proper method of surrender of certificates evidencing shares of the Company's Common Stock in exchange for the Purchase Price. SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES AT THIS TIME. STOCK CERTIFICATES SHOULD ONLY BE SENT IN RESPONSE TO A TRANSMITTAL LETTER FROM THE EXCHANGE AGENT.

        Upon delivery to the Exchange Agent of certificates evidencing shares of the Company's Common Stock for cancellation, together with a properly completed transmittal letter, the Company's shareholder will receive a check from the Exchange Agent in payment of the Purchase Price for the shares of Common Stock represented by such surrendered certificates. The Company's shareholders will not be entitled to receive interest on any cash to be received in the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

        As of the Record Date, the executive officers and directors of the Company, together with their affiliates, beneficially owned 451,374 shares of the Company's Common Stock, or 26.1% of the outstanding

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



shares, including 16,826 shares subject to unexercised options. The directors and executive officers will receive the same consideration for their shares as the other shareholders of the Company.

        Certain members of the Company's management and the Board of Directors have certain interests in the Merger that are in addition to their interests as shareholders of the Company generally. The Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. The Merger may result in the payment of severance compensation to certain executive officers if such officers are terminated without cause subsequent to the Merger. The aggregate potential value of such severance compensation is $90,570. See "Proposal No. 2-- Compensation of Directors and Executive Officers--Executive Officer Employment Agreements."

        Joseph C. Carona, Executive Vice President and Chief Financial Officer of the Company and President of the Bank, holds stock options under the Company's 1982 Stock Option Plan for 16,826 shares at an exercise price of $4.64 per share, which options are currently exercisable. Pursuant to the terms of the Merger Agreement, holders of stock options will be permitted to exercise any vested options prior to the effective date of the Merger, and the Company has agreed to facilitate the exercise of those options by allowing the options to be exercised and taxes paid by the Company's withholding the appropriate number of shares from the shares subject to the options or by any other method permitted by applicable law. All outstanding stock options not exercised prior to the Effective Time shall terminate on the Effective Time. See "Proposal No. 1-- Treatment of Stock Options."

        Directors' and Officers' Indemnification. Pacific has agreed that all rights to indemnification existing in favor of the directors, officers, employees and agents of the Company and the Bank as provided in their respective Articles of Incorporation or Charter, Bylaws or indemnification agreements, or as provided by applicable law as of the date of the Merger Agreement and immediately prior to the Effective Time with respect to matters occurring prior to the Effective Time, will survive the Effective Time and will continue in full force and effect in accordance with and subject to applicable law.

TREATMENT OF STOCK OPTIONS

        Each person holding one or more options (an "Option Holder") to purchase Common Stock of the Company pursuant to the Company's 1982 Stock Option Plan, as amended (the "Option Plan"), will be permitted to exercise any vested options granted under the Option Plan to acquire the Common Stock prior to the Effective Date, and the Company will facilitate the exercise of those options by allowing the options to be exercised and taxes paid by the Company withholding the appropriate number of shares from the shares subject to the options or by any other method permitted by applicable law. The Merger Agreement also provides that Pacific will reasonably cooperate with the Company in effecting any other method of exercise of the options under the Option Plan provided that such method of exercise does not affect the aggregate Purchase Price to be paid by Pacific for the Common Stock and that such treatment is consistent with generally accepted accounting principles.

        As of December 30, 1997, options to acquire 16,826 shares of the Common Stock were outstanding to one officer under the Option Plan. All of these options are currently vested and there are no unvested options outstanding.

EMPLOYEE MATTERS AND IMPACT ON EMPLOYEE BENEFIT PLANS

        Pacific has no obligation to retain any employee or to refrain from reassigning any employee as Pacific shall determine is necessary or appropriate. Pacific has agreed that as of the Closing (as defined in the Merger Agreement), persons employed by the Bank or the Company immediately prior to the Effective Time who become employees of Pacific as of the Effective Time will be entitled to participation in all employee benefit plans and arrangements maintained by Pacific for the benefit of its employees. The Stock Options Plans and all outstanding stock options will terminate at the Effective Time. In addition, it is intended that the Company's 401(k) plan will be dissolved and any employees retained by Pacific will have the ability to participate in Pacific's 401(k) plan for its employees.

AGREEMENTS TO VOTE THE COMPANY SHARES

        All of the directors of the Company have agreed with Pacific to vote the shares of Company Common Stock which they own, of record or beneficially, in favor of the Merger at the Meeting. The directors of the Company collectively owned as of the Record Date, an aggregate of 451,374 shares or 26.1% of the outstanding shares of the Company's Common Stock, including 16,826 shares subject to outstanding exercisable options.

COVENANTS OF PACIFIC AND THE COMPANY AND THE BANK; CONDUCT OF BUSINESS PRIOR TO THE MERGER

        The Merger Agreement also contains covenants of Pacific, the Company and the Bank concerning, among other things, (i) the cooperation of each party to obtain all necessary or appropriate government approvals in order to cause the Merger to be consummated; (ii) the prompt notification by either party of any event which would cause or constitute a breach of any of the representations, warranties or covenants of that party; and (iii) the cooperation by both parties in the issuance of any press releases. In addition, Pacific agrees that as of the Closing (as defined in the Merger Agreement), persons employed by the Bank or the Company immediately prior to the Effective Time who become employees of Pacific as of the Effective Time ("Transferred Employees") will be entitled to participation in all employee benefit plans and arrangements maintained by Pacific for the benefit of its employees. Pacific will have the exclusive right to determine which employees will be Transferred Employees. Pacific also agrees that all rights to indemnification existing in favor of the directors, officers, employees and agents of the Company and the Bank as provided in their respective Articles of Incorporation, Bylaws, or indemnification agreements or as provided by applicable law as of the date of the Merger Agreement and immediately prior to the Effective Time with respect to matters occurring prior to the Effective Time, will survive the Effective Time and will continue in full force, and effect in accordance with and subject to applicable law.

        The Merger Agreement also provides that the Company and the Bank will conduct its banking and related businesses in the ordinary course as such banking and related businesses were conducted prior to entering into the Merger Agreement. The Merger Agreement further provides that the Company and the Bank will not, without the prior written consent of Pacific, among other things, (i) commit to any loan with a principal amount in excess of $100,000; (ii) purchase any investment security with a maturity in excess of two (2) years that is not rated "AA" or better by a nationally recognized rating firm; (iii) issue any certificate of deposit for a term greater than 12 months or maintain any interest-bearing accounts with an annual percentage yield of interest in excess of 50 basis points higher than the average yield paid by institutions on the Bank's rate survey or for a term greater than 12 months; (iv) commit to new capital commitments or expenditures in excess of $25,000; (v) accelerate the vesting of benefits (other than pursuant to the terms of agreements existing on the date of the Merger Agreement, or needed to hire new personnel reasonably agreeable to Pacific); (vi) issue any new stock or grant any new stock options or accelerate the vesting of any existing stock options (other than pursuant to the terms of agreements existing on the date of the Merger Agreement, or needed to hire new personnel reasonably agreeable to Pacific); (vii) take any action to create, relocate or terminate the operations of any banking office or branch, to or form any new subsidiary or affiliated entity; and (viii) settle or otherwise take any action to release or reduce any of its rights with respect to any litigation involving a claim of more than $25,000 in which it is a party.

        Except with the prior written consent of Pacific, the Company and the Bank have agreed to, among other things: (i) use their best efforts to preserve the goodwill of customers and others having business relations with it and take no action that would materially impair the benefit to Pacific of the goodwill of the Company and the Bank, or the other benefits of the Merger, (ii) comply in all material respects with all laws, regulations and decrees applicable to the conduct of its businesses; (iii) comply with all orders, agreements and memoranda of understanding made by or with the Board of Governors of the Federal Reserve System ("FRB"), the FDIC, the Department of Financial Institution (the "DFI"), or any other regulatory authority of competent jurisdiction, and promptly forward to Pacific all communications received from any such authority that are not prohibited by such authority from being so disclosed and inform Pacific of any material restrictions imposed by any governmental authority on the business of the Company and the Bank; (iv) inform Pacific of problem loan workout strategies and obtain Pacific's concurrence on any loan loss in excess of $25,000 or any writedown of OREO; and (v) maintain its status as a Certified Lender or a higher classification with respect to the SBA and its program for lending with the SBA.

        The Company and the Bank have agreed to promptly notify Pacific in writing upon becoming aware of the occurrence of any of the following: (i) the classification of any loan as special mention, substandard, doubtful or loss;
(ii) the filing or commencement of any legal action or other proceeding or investigation against the Company and the Bank (or any director or executive officer); or (iii) the failure of the Company or the Bank to comply with the Memorandum of Understanding ("MOU") with the Federal Reserve Board (in the case of the Company) or the FDIC and DFI (in the case of the Bank) in any material respect. At December 31, 1997, as a result of the disallowance by the IRS of a portion of the Company's Carryback Claim Asset, the Bank had a Tier 1 capital ratio of 6.42% and therefore the Company and the Bank were not in compliance with the Tier 1 capital ratio of 6.75% required under the terms of their respective MOUs. See "Item 1. Business--Economic Conditions, Government Policies, Legislation, and Regulation--Capital Standards" to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, attached hereto as Appendix D. The Company provided notice to Pacific in connection with such non-compliance. Management of the Company believes that the Company and the Bank were in compliance with all provisions of their respective MOUs as of March 31, 1998.

        Business Combination

        Subject to the continuing fiduciary duties of the Board of Directors of the Company, the Company and the Bank have agreed that, prior to the Effective Time, neither will effect or agree to effect any Business Combination, acquire or agree to acquire any of its own capital stock or the capital stock (except in a fiduciary capacity) or assets (except in the Ordinary Course of Business, as such term is defined in the Merger Agreement) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them. As used in the Merger Agreement, "Business Combination" means any tender or exchange offer, proposal for a merger, consolidation, or other takeover proposal involving any party to the Merger Agreement (except as explicitly contemplated in the Merger Agreement) or any offer or proposal to acquire in any manner a 10% or greater equity interest in, or a substantial portion of any party to the Merger Agreement other than transactions contemplated thereunder.

        In addition, neither the Company nor the Bank, nor any officer, director or affiliate of the Company or the Bank, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by the Company, may (i) solicit or encourage any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination, (ii) disclose any nonpublic information to any corporation, partnership, person or other entity or group concerning the business and properties of the Company or afford any such party access to the properties, books or records of the Company or otherwise assist or encourage any such party in connection with the foregoing or (iii) furnish or cause to be furnished any information concerning the business, financial condition, operations, properties or prospects of the Company to another person, having any actual or prospective role with respect to any such transaction. The Merger Agreement also requires the Company to notify Pacific within two business days of the receipt by it of any indication of interest in any Business Combination, as such term is defined in the Merger Agreement.

        In the event the Board of Directors of the Company receives a bona fide offer for a Business Combination and reasonably determines that its duty to act or refrain from acting pursuant to the Merger Agreement is inconsistent with its continuing fiduciary duties to the shareholders of the Company, its duty to act or refrain from acting pursuant to the Merger Agreement would be excused and will not constitute a breach of the Merger Agreement, provided, however, that any such failure to act or refrain from doing any act will entitle Pacific to terminate the Merger Agreement pursuant to Section 11(b) thereof. If Pacific terminates the Merger Agreement pursuant to Section 11(b), the Company and the Bank will be obligated to pay to Pacific, on demand, the sum of $500,000 (see "--Termination" below).

CONDITIONS TO CONSUMMATION OF THE MERGER

        The Merger will occur only if, among other things, all required government approvals are in effect or have been obtained (without the imposition of any materially burdensome conditions as determined by Pacific in its reasonable judgment) (see "Regulatory Approvals" below), the Merger Agreement is approved by the majority of the outstanding shares of the Common Stock, the representations and warranties of the parties are true and correct in all material respects on and as of the Effective Date, and the terms of the Merger Agreement have been performed and complied with in all material respects at or prior to the Effective Time.

        Consummation of the Merger is subject to satisfaction of certain other conditions or the waiver of such conditions by the party entitled to do so. Such conditions include, among other things, the following: (i) the absence of significant legal impediments to the Merger, (ii) receipt by the Company and the Bank and Pacific of an opinion of their respective legal counsels and (iii) receipt by the Company and the Bank of a fairness opinion from its financial advisor.

        In addition, certain other conditions must be satisfied or be waived by Pacific in order for Pacific to be obligated to consummate the Merger, including but not limited to the conditions that: (i) the Bank shall have used its best efforts to maintain its status as a Certified Lender with respect to the SBA and its program for lending with the SBA; (ii) the aggregate number of shares of the Common Stock held by persons who have taken all of the steps required to perfect their right (if any) to be paid the value of such shares as dissenting shares under the California General Corporation Law ("CGCL") shall not exceed 10% of the outstanding shares of the Common Stock; (iii) the Company and the Bank have received all consents of other parties which are required to be received by it if any; (iv) losses actually realized by the Company from the sale of securities held in the Company's investment portfolios after June 30, 1997, and prior to the Effective Date shall be reflected in the financial statements of the Company as of the last day of the calendar month preceding the calendar month in which the Effective Date occurs; (v) the aggregate amount of loans on the books of the Bank which are classified by any bank examiner, the Bank or any loan review consultant engaged by the Bank for the purpose of examining loans (using standard banking practice) as "Loss" shall have been charged off; and (vi) except as disclosed to Pacific in writing prior to December 30, 1997, no material adverse change shall have occurred since December 31, 1996 in the business, financial condition or results of operations of the Company or the Bank.

        It is a condition precedent to Pacific's obligation to consummate the transaction that the pending MOUs involving the Company, the Bank and their respective federal and state bank regulators will have been terminated by the applicable regulatory agencies. See "--Covenants of Pacific and the Company and the Bank; Conduct of Business Prior to the Merger" above. In the event such MOUs will not terminate, Pacific does not have the obligation to consummate the Merger. Pacific has received indication from the applicable banking authorities that such MOUs will be terminated as a result of the Merger.

REGULATORY APPROVALS

        The various parts of the transactions comprising the Merger are subject to the approvals of (i) the Federal Reserve Board, (ii) the DFI, (iii) the FDIC and (iv) the OCC. There can be no assurance that such regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals.

        The Merger of the Bank into Pacific must be approved by the OCC pursuant to the provisions of the Bank Merger Act (12 U.S.C. Section 1828(c)(2)) and the National Bank Act (12 U.S.C. Section 215a). The Bank Merger Act provides that no insured depository institution shall merge or consolidate with any other insured depository institution or acquire the assets of, or assume liability to pay any deposits made in, any other insured depository institution except with the prior written approval of the OCC if the acquiring bank is a national bank. This federal statute provides that no transaction may be approved which would result in a monopoly or (i) which would be in furtherance of any combination or conspiracy to monopolize the business of banking in any part of the United States or (ii) whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the OCC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. The OCC has the authority to deny an application if it concludes that the requirements of the Community Reinvestment Act of 1977, as amended, are not satisfied.

        Pacific filed an application to merge the Bank into Pacific with the OCC on March 2, 1998. Receipt of final regulatory approval from the OCC is a pre-condition to the consummation of the Merger under the terms of the Merger Agreement. See "Conditions to Consummation of the Merger." Pacific has informed the Company that it expects that the OCC will act on and approve Pacific's application in the second quarter of 1998. A transaction approved by the OCC may not be consummated for at least 30 days (in some circumstances a 15-day waiting period is allowed) after such approval. During such period, the Department of Justice may commence a legal action challenging the transaction under federal antitrust laws. If the

Department of Justice does not commence a legal action during such 30-day (or 15-day, as the case may be) period, it may not thereafter challenge the transaction except in an action commenced under the antimonopoly provisions of
Section 2 of the Sherman Antitrust Act.

        The Bank Merger Act provides for the publication of notice and the opportunity for comment by interested parties relating to an application for approval under the Bank Merger Act. If an interested party is permitted to intervene, such intervention could substantially delay regulatory approval required for consummation of the Merger.

        Based on their current knowledge, the respective managements of Pacific and the Company believe that the Merger will likely be approved by the OCC, and that the Merger will not likely be challenged by the Department of Justice under federal antitrust laws. However, no assurance can be provided that the OCC will provide its approval or that the Department of Justice will not challenge the Merger or that, in connection with the grant of any approval by the OCC, any action taken, or statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, will not contain conditions which are materially burdensome to Pacific within the meaning of the Merger Agreement. If a materially burdensome condition is imposed in connection with a government approval, a condition to Pacific's obligation to consummate the Merger will be deemed not to have occurred, and Pacific would have the right to terminate the Merger Agreement.

        The FDIC must approve the merger of the Company with and into the Bank. Pacific filed a final application on behalf of the Bank with the FDIC on February 27, 1998. The same publication of notice, opportunity for comment, criteria for review and waiting period required in the application process to the OCC is required for the application to the FDIC. The parties anticipate that the FDIC will act on and approve its application in the second quarter of 1998.

        While the FRB has jurisdiction over the Merger, the Company believes that the principal federal regulatory concerns are being addressed by the OCC and the FDIC. Pacific has submitted, on behalf of the Company, a Request for Determination of Application Requirements to the FRB on March 2, 1998, requesting that the FRB waive its jurisdiction over the transaction. While it is currently anticipated that the FRB will not assert such jurisdiction, no such assurances can be provided. If the FRB asserts jurisdiction and requires Pacific to submit an application for review, regulatory approval required for consummation of the Merger may be delayed.

        Section 701 of the California Financial Code provides that no person may acquire control of a state bank without the approval of the DFI, and Section 691 requires that a negotiating permit be obtained for the offer or sale of a security of a bank. Pacific has applied for an Order of Exemption from the DFI exempting Pacific from the requirements of Sections 701 and 691.

TERMINATION

        The Merger Agreement may be terminated by Pacific as follows: (i) on or after May 31, 1998, if (A) any of the conditions to which the obligations of Pacific are subject have not been fulfilled, or (B) such conditions have been fulfilled or waived by Pacific and the Company shall have failed to complete the Merger, provided, however, that if the Company or the Bank is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the Governmental Approvals or if the Company or the Bank shall be contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated by the Merger Agreement, such nonfulfillment shall not give Pacific the right to terminate the Merger Agreement until the earlier of 12 months after the date of the Merger Agreement and 60 days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto, including any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise or any waiting period with respect thereto; (ii) if (A) Pacific has become aware of any facts or circumstances of which it was not previously aware and which materially adversely affects the Company or the Bank or their respective properties, operations, financial condition or prospects, (B) a materially adverse change shall have occurred since December 31, 1996, in the business, financial condition, results of operations or properties of the Company or the Bank, (C) there has been a failure (including any anticipatory breach) on the part of the Company or the Bank to materially comply with its obligations under the Merger Agreement, or any failure (including any anticipatory breach) to comply with any of the conditions set forth in Section 7 of the Merger Agreement or (D) based on the continuing fiduciary duties of the Company's Board of Directors to the shareholders of the Company, the Company fails to act or refrains from doing any act required of the Company pursuant to the Merger Agreement as a result of a bona fide offer for a Business Combination (as such term is defined in the Merger Agreement); provided that as to (ii)(A) through (C) above, the Company or the Bank shall have ten calendar days to remedy any such effect, change or failure to the reasonable satisfaction of Pacific and Pacific shall have acted to terminate the Merger Agreement within seven calendar days after such ten-day period; (iii) if any person (other than Pacific or an affiliate of Pacific) shall become the beneficial owner of 25% or more of the then outstanding shares of the Company; or (iv) if Pacific determines that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by the Merger Agreement by reason of any significant legal impediment to the Merger having arisen, or any material pending or threatened litigation, investigation or proceeding.

        The Merger Agreement may be terminated by the Company as follows: (i) on or after August 30, 1998, if (A) any of the conditions to which the obligations of the Company and the Bank are subject have not be fulfilled, or (B) such conditions have been fulfilled or waived but Pacific shall have failed to complete the Merger; or (ii) if there has been failure (including any anticipatory breach) on the part of Pacific to comply with its obligations under the Merger Agreement or any failure to comply with any condition to which the obligations of the Company and the Bank are subject.

        The power to terminate the Merger Agreement may be exercised by Pacific or the Company, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President to the other party.

        If there has been a material breach by either party in the performance of any of the obligations under the Merger Agreement which shall not have been cured within ten business days after written notice thereof has been given to the defaulting party, the nondefaulting party will have the right to terminate the Merger Agreement upon written notice to the other party. In any event, the nondefaulting party will have no obligation to consummate any transaction or take any further steps toward such consummation contemplated hereunder until such breach is cured.

        Termination of the Merger Agreement does not terminate or affect the obligations of Pacific or the Company to pay expenses (see "--Expenses") (except that Pacific's obligation to pay Hoefer will terminate if the Merger Agreement is terminated), to maintain the confidentiality of the other party's information pursuant to the Merger Agreement, to make certain payments as described below, or to comply with the notice, attorneys' fees, and third party beneficiary provisions of the Merger Agreement and will not affect any agreement after such termination.

        The Company will pay to Pacific, on demand, the sum of $500,000 if the Merger Agreement is terminated by Pacific pursuant to Section 11(b)(iii)(D) (relating to a Business Combination by the Company) and an indication by the Third Party that it is opposed to the consummation of the transaction contemplated by the Merger Agreement or pursuant to Section 11(b)(iv) (relating to the acquisition by a third party of 25% or more of the Common Stock or the commencement by a third party of a tender offer or exchange offer to acquire at least 25% of the Common Stock), or if any of the events specified in Section 11(b)(iv) of the Merger Agreement occurs within 12 months following termination of the Merger Agreement pursuant to Section 11(b)(iii)(D) as a result of the interference of a third party or group who thereafter attempts to acquire the Company.

        Pacific will pay to the Company, on demand, the sum of $500,000 if the Merger Agreement is terminated in the event the Board of Directors of Pacific receives a bona fide offer for a Business Combination involving Pacific and another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to the Merger Agreement is inconsistent with the fiduciary duties of said Board of Directors to the shareholders of Pacific.

OPERATION OF THE COMPANY AFTER THE MERGER

        After the Merger, the Company and the Bank will cease to exist and the Bank's former operations will serve as additional branches of Pacific.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

        The receipt of cash for the Company's Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes to shareholders receiving such cash (and may be a taxable transaction for state, local and foreign tax purposes as well). A holder of the Company's Common Stock will recognize a gain or loss measured by the difference between such shareholder's tax basis for the Company's Common Stock owned by him or her at the Effective Time and the amount of cash received therefor. Such gain or loss will be a capital gain or loss if the stock is a capital asset in the hands of the shareholder. If the shares have been held for less than one year, the gain will be short-term capital gain. If the shares have been held for more than one year but less than 18 months, the gain will be long-term capital gain taxed at a maximum federal rate of 28%. If the holding period is more than 18 months, the maximum federal tax rate on the gain would be 20%.

        The cash payments due the holders of the Company's Common Stock upon the exchange of such Common Stock pursuant to the Merger (other than certain exempt persons or entities) will be subject to "backup withholding" for federal income tax purposes unless certain requirements are met. Under federal law, the third-party paying agent must withhold a percentage of the cash payments to holders of the Company's Common Stock to whom backup withholding applies, and the federal income tax liability of such persons will be reduced by the amount so withheld. To avoid backup withholding, a holder of the Company's Common Stock must provide the Exchange Agent with his or her taxpayer identification number and complete a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security number.

        No ruling has been or will be requested from the IRS as to any of the tax effects to the Company's shareholders of the transactions discussed in this Proxy Statement, and no opinion of counsel has been or will be rendered to the Company's shareholders with respect to any of the tax effects of the Merger to shareholders.

THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER. THEREFORE, EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THOSE RELATING TO STATE, LOCAL AND/OR OTHER TAXES.

ACCOUNTING TREATMENT

        It is anticipated the Merger will be accounted for as a "purchase" transaction under generally accepted accounting principles. Under such method of accounting, the assets and liabilities of the Company will be revalued on Pacific's consolidated balance sheet at their fair values as of the date the transaction is consummated. The excess purchase price, if any, paid over the fair value of the net assets acquired (including values assigned to core deposits and other such intangible assets) will be reported as goodwill in Pacific's consolidated balance sheet. The historical shareholder's equity of Pacific will remain unchanged upon completion of the transaction. The results of operations of the Company will be reported in Pacific's consolidated statement of operations only after the Effective Date of the Merger.

EXPENSES

        Pacific, the Company and the Bank have agreed to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by the Merger Agreement shall be consummated, their own costs incurred incident to the performance of its obligations under the Merger Agreement, including without limitation, costs incident to the preparation of the Merger Agreement and this Proxy Statement (including the audited financial statements of each party contained herein) and incident to the consummation of the Merger and of the other transactions contemplated in the Merger Agreement, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. The Company will bear its own costs of printing and distributing (including postage) this Proxy Statement to its shareholders and other information relating to these transactions. The Company will also pay the fees and expenses of the independent third party engaged pursuant to Section 2.3 of the Merger Agreement. If the transactions contemplated by the Merger Agreement (including the Merger) are consummated, Pacific will pay to Hoefer, on behalf of the Company, fees and expenses not to exceed $375,000.

DISSENTERS' RIGHTS

        Pursuant to Section 1300 of the California General Corporation Law, any holder of the Company's Common Stock who does not wish to accept the consideration to be paid pursuant to the Merger Agreement may dissent from the Merger and elect to have the fair market value of his or her shares of Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to him or her in cash, provided that he or she complies with the provisions of Sections 1300 to 1312 of the CGCL and provided that demands for payment are filed with respect to five percent (5%) or more of the outstanding shares of Common Stock.

        The following is a brief summary of the statutory procedures to be followed by a holder of Common Stock in order to dissent from the Merger and perfect appraisal rights under the CGCL. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS 1300 TO 1312 OF THE CGCL, THE TEXTS OF WHICH ARE ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT.

        If any holder of Common Stock elects to exercise his or her right to dissent from the Merger and demand appraisal, such shareholder must satisfy each of the following conditions:

        (i) such shareholder must deliver a written demand for appraisal of his or her shares to the Company not later than the date of the shareholders' meeting with respect to the Merger Agreement (this written demand for appraisal must be in addition to and separate from any proxy or vote against the Merger Agreement; neither voting against, abstaining from voting nor failing to vote on the Merger Agreement will constitute a demand for appraisal within the meaning of Section 1300);

        (ii) such shareholder must vote against the Merger in person or by proxy (the return of a signed proxy which does not specify a vote against approval and adoption of the Merger Agreement, will constitute a waiver of such shareholder's right of appraisal and will nullify any previously filed written demand for appraisal); and

        (iii) such shareholder must, within 30 days of the mailing of a notice to shareholders of the approval of the Merger, submit the certificates for such dissenting shares to the Company to be stamped or endorsed with a statement that the shares are dissenting shares.

        If any shareholder fails to comply with any of these conditions and the Merger becomes effective, he or she will be entitled to receive the consideration provided in the Merger Agreement, but will have no appraisal rights with respect to his or her shares of Common Stock.

        All written demands for appraisal should be addressed to: Sherry G. Alexander, Corporate Secretary, Sterling West Bancorp, 3287 Wilshire Boulevard, Los Angeles, California 90010, before the taking of the vote concerning the Merger at the Meeting, and should be executed by, or on behalf of, the holder of record. Such demand must reasonably inform the Company of the identity of the shareholder and that such shareholder is thereby demanding appraisal of his or her shares.

TO BE EFFECTIVE, A DEMAND FOR APPRAISAL MUST BE EXECUTED BY OR FOR THE SHAREHOLDER OF RECORD WHO HELD SUCH SHARES ON THE DATE OF MAKING SUCH DEMAND, AND WHO CONTINUOUSLY HOLDS SUCH SHARES THROUGH THE TIME THE CERTIFICATES FOR SUCH SHARES ARE SUBMITTED TO THE COMPANY FOR ENDORSEMENT AS DISSENTING SHARES, FULLY AND CORRECTLY, AS SUCH SHAREHOLDER'S NAME APPEARS ON HIS OR HER STOCK CERTIFICATE(S) AND CANNOT BE MADE BY THE BENEFICIAL OWNER IF HE OR SHE DOES NOT ALSO HOLD THE SHARES OF RECORD. THE BENEFICIAL OWNER MUST, IN SUCH CASE, HAVE THE REGISTERED OWNER SUBMIT THE REQUIRED DEMAND IN RESPECT OF SUCH SHARES.

        If Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity. If Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds Common Stock as a nominee for others may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such case, the written demand should set forth the number of shares as to which the record owner dissents. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares of Common Stock in the name of such record owner.

        If the Merger is approved by the shareholders, the Company or Pacific (the Surviving Corporation) will give written notice that the Merger has been approved within ten days after the Meeting to each shareholder who so filed a written demand for appraisal and voted against the Merger. Any shareholder entitled to appraisal rights must, in order to perfect its appraisal rights, within 30 days after the date of mailing of the notice, submit the certificates representing any shares which the shareholder demands that the Company purchase.

        If the Company or the Surviving Corporation and a dissenting shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgment from the date of the agreement. Subject to applicable legal limits on distributions to shareholders, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to surrender of the certificates therefor.

        If the Company or the Surviving Corporation denies that the shares are dissenting shares, or the Company or the Surviving Corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares may, within six months after the date on which notice of the approval by the outstanding shares was mailed to the shareholder, but not thereafter, file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares, or both, or may intervene in any action pending on such a complaint.

        Inasmuch as the Company or the Surviving Corporation has no obligation to file such a petition, the failure of a shareholder to do so within the period specified could nullify such shareholder's previous written demand for appraisal. In any event, at any time with the written consent of the Company or the Surviving Corporation any shareholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the Purchase Price.

        After determination of the shareholders entitled to an appraisal, the superior court will appraise (or commission the appraisal of) the shares of Common Stock, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the Merger. When the value is so determined, the court will direct the payment by the Company or the Surviving Corporation of such value, with interest thereon at the legal rate from the date judgment is entered, to the shareholders entitled to receive the same, upon surrender to the Company or the Surviving Corporation by such shareholders of the certificates representing such Common Stock. In determining the fair market value, the superior court will take into account all factors the court considers relevant.

        Section 1300 provides that fair market value is to be determined as of the day before the first announcement of the proposed Merger and is to exclude "any appreciation or depreciation in consequence of the proposed action." Shareholders considering seeking appraisal should bear in mind that the fair market value of their shares of Common Stock determined under Section 1300 could be more than, the same as or less than the consideration they are to receive pursuant to the Merger Agreement if they do not seek appraisal of their shares of Common Stock, and that an opinion of an investment banking firm as to the fairness is not an opinion as to fair market value under Section 1300.

        Costs of the appraisal proceeding may be assessed against the parties thereto (i.e., the Company or the Surviving Corporation and the shareholders participating in the appraisal proceeding) by the court as the court deems equitable in the circumstances, but if the appraisal exceeds the Purchase Price, the Company or the Surviving Corporation shall pay the costs, including at the discretion of the court, attorneys and witness fees and interest if the value of the award exceeds such amount by more than 25%. However, if no petition for appraisal is filed within six months of the date the notice of approval of the Merger was mailed to dissenting shareholders or if such shareholder delivers a written withdrawal of his or her demand for an appraisal and an acceptance of the Purchase Price with the written approval of the Company or the Surviving Corporation, then the right of such shareholder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the superior court will be dismissed as to any shareholder without the approval of the Court, and such approval may be conditioned upon such terms as the court deems just.

FAILURE TO COMPLY WITH THESE PROCEDURES WILL CAUSE THE SHAREHOLDER TO LOSE HIS OR HER RIGHTS. CONSEQUENTLY, ANY SHAREHOLDER WHO DESIRES TO EXERCISE HIS OR HER DISSENTERS' RIGHTS IS URGED TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

            MARKET PRICES AND DIVIDENDS OF THE COMPANY'S COMMON STOCK

        The Company's Common Stock is quoted on the Nasdaq National Market ("NNM") under the symbol "SWBC." The table below sets forth, for each quarter during the last two fiscal years ended December 31, 1997 and subsequent interim period, the high and low closing prices of Common Stock as reported on the NNM.


                                           1998
                                   ---------------------
                                     High         Low
                                   --------     --------
First Quarter.....................  $6.625       $5.75

                                           1997
                                   ---------------------
                                     High         Low
                                   --------     --------
Fourth Quarter....................  $6.375       $5.188
Third Quarter.....................  $5.875       $4.375
Second Quarter....................  $4.75        $3.75
First Quarter.....................  $4.125       $3.094

                                           1996
                                   ---------------------
                                     High         Low
                                   --------     --------
Fourth Quarter....................  $3.625       $3.00
Third Quarter.....................  $3.25        $2.875
Second Quarter....................  $3.00        $2.625
First Quarter.....................  $4.125       $2.875

        The closing price per share for the Common Stock as reported on the NNM on December 29, 1997, the last full trading day prior to the public announcement of the proposed Merger, was $5.75. On April 23, 1998, the closing price per share of Common Stock was $5.75. Holders of Common Stock are urged to obtain current market quotations. As of the Record Date, March 31, 1998, there were approximately 360 holders of record of the Common Stock. The Company has not paid any cash dividends on its Common Stock since 1994.

                          INFORMATION REGARDING PACIFIC

        Pacific is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files proxy statements, reports and other information with the Office of the Comptroller of the Currency, its principal securities regulator. Such reports and information are on file with, and publicly available at, the offices of the OCC at 250 E. Street, S.W., Washington, D.C. 20219.

        The Pacific Bank, a national association, is a national bank located in San Francisco, California, and chartered by and subject to the supervision of the Office of the Comptroller of the Currency ("OCC"). Pacific had total assets at December 31, 1997 of $603.4 million. Pacific opened for business in 1983 and operates seven domestic branches located in California, including six branches in San Francisco and its surrounding areas and one branch in Los Angeles, as well as a loan production office in Sacramento, California. Pacific's main office is located at 351 California Street, San Francisco, California 94104, and its telephone number at that location is (415) 576-2778. Pacific provides full banking services to middle market businesses, professional service organizations and individuals, as well as international banking services worldwide, including import/export financing. Pacific's Wealth Management Group has available various investment products, asset management, private banking and trust services. Pacific also offers depository and trade finance services to overseas customers through branches in Grand Cayman, B.W.I. and Hong Kong, and has two wholly-owned subsidiaries, TPB Holdings, Inc. and PB Capital Management Services, Inc.

                     PROPOSAL NO. 2 -- ELECTION OF DIRECTORS

        The Bylaws of the Company provide that the number of directors shall be not less than seven (7) nor more than thirteen (13) until changed by a bylaw amending Section 3.3 of the Company's Bylaws duly adopted by the vote or written consent of the Company's shareholders. The Bylaws further provide that the exact number of directors shall be fixed from time to time, within the foregoing range, by an amendment thereof duly adopted by the Company's Board of Directors. Pursuant to the foregoing, the number of directors is presently fixed at seven
(7).

        The persons named below, all of whom are presently members of the Board of Directors, have been nominated for election by the Board of Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and have qualified. All of the directors also serve on the Board of Directors of the Company's subsidiary, Sterling Bank. Votes will be cast pursuant to the enclosed Proxy in such a way as to effect the election of said seven nominees, or as many thereof as possible, under applicable voting rules. In the event that any of the nominees should be unable or unwilling to accept nomination or election as a director, it is intended that the Proxy Holders will vote for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected to office.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTOR.

        The following table sets forth certain information as of March 31, 1998 with respect to each director of the Company and nominee for election as director at the Annual Meeting.

                                                                                         YEAR FIRST
                                                                                         ELECTED OR
                                                                                         APPOINTED
NAME AND TITLE              PRINCIPAL OCCUPATION FOR PAST FIVE YEARS            AGE      DIRECTOR
--------------------------- ----------------------------------------------      -------- -------------
Timothy Behunin............ President, Behunin Construction Co., Inc. Gener     46       1985
        Director            Partner, Del Rey Properties and D&B Partnership
                            (real estate developers), President, LAEC, Inc.
                            (operation of the L.A. Equestrian Center)

Howard Borris.............. President, Howard M. Borris & Co. Inc. (an          55       1996
        Director            individual financial management  company)

Allan E. Dalshaug.......... Chairman of the Board, Chairman, Chief              66       1982
        Chairman of the     Executive Officer and President, Company;
        Board               Chairman of the Board and Chief Executive
                            Officer, Sterling Bank (1)

Audrey J. Fimpler.......... Owner, Flight Centers, Inc. (travel agency)         66       1982
        Director            (1989-Present)


                                                                                         YEAR FIRST
                                                                                         ELECTED OR
                                                                                         APPOINTED
NAME AND TITLE              PRINCIPAL OCCUPATION FOR PAST FIVE YEARS            AGE      DIRECTOR
--------------------------- ----------------------------------------------      -------- --------------
Hassan Izad................ President, Westown Development (1987-Present),      54       1990
        Director            General Partner, Ariana Development
                            (1990-Present) (real estate developer), President,
                            Phoenix Electronics Inc. (electronic products
                            company) (1992-Present)

Robert J. Schiller......... Chairman of the Board, Guild Management             79       1982
        Director            Corporation (an individual financial management
                            company)

Michael Wagner............. President, Wagner/Jacobson Brokerage, Inc.,         72       1982
        Director            (realtors) (1983-Present)


-------------------------

(1) Mr. Dalshaug is a director of Jalate, Ltd., a corporation with securities registered under the Securities Exchange Act of 1934, as amended.

THE BOARD OF DIRECTORS AND COMMITTEES

        The Board of Directors has various standing committees, including an Executive Committee, Audit Committee and a Compensation Committee. The Board has no standing nominating committee, however, the procedures for nominating directors, other than by the Board of Directors itself, are set forth in the Company's Bylaws and in the Notice of Annual Meeting of Shareholders which accompanies this Proxy Statement.

        The Company's Executive Committee, which did not meet during 1997, is chaired by Mr. Schiller, and Mr. Dalshaug is a member. The purpose of the Executive Committee is to exercise the powers of the Board with respect to the management of the business and affairs of the Company between Board meetings.

        The Company's Audit Committee, which held four meetings during 1997, is chaired by Reed Robinson, a director of Sterling Bank, and Mr. Schiller and Ms. Fimpler are members. The purpose of the Audit Committee is to direct the activities of the internal auditors, to make certain that the internal auditors have the necessary freedom and independence to fully examine all the records of the Company and its subsidiaries, to review the audit reports prepared by the internal auditors and management, and to review the reports of the Company's independent auditors and regulators.

        The Company's Compensation Committee, which held two meetings during 1997, is chaired by Ms. Fimpler, and Messrs. Schiller, Behunin and Dalshaug are members. Mr. Dalshaug abstains from voting on all matters affecting his employment. The purpose of the Compensation Committee is to administer the employee stock ownership and the stock option plans of the Company and to provide oversight for the personnel employment and compensation matters of the Company, including the authority to negotiate and execute, subject to final approval of the Board, employment contracts with key executive officers of the Company and its subsidiaries.

        During the fiscal year ended December 31, 1997, the Board of Directors of the Company held a total of 14 meetings. All of the present directors of the Company attended at least 75% of the aggregate of (i) the total number of such meetings and (ii) the total number of meetings held by all committees of the Board on which he or she served during 1997.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

        As of December 31, 1997, all compensation of executive officers of the Company was paid by the company for which each executive officer had primary responsibility.

                               COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

        The following table sets forth a comprehensive overview of the compensation of the Company's Chief Executive Officer and the only other executive officer at December 31, 1997 whose salary and bonus earned during 1997 exceeded $100,000 (collectively, the "Named Executive Officers"). Comparative data for the previous two fiscal years is also provided in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                                    ANNUAL            LONG TERM           ALL OTHER
                                                  COMPENSATION      COMPENSATION           COMPEN-
NAME AND PRINCIPAL POSITION                YEAR     SALARY       BONUS      PAYOUTS       SATION(1)
-------------------------------------     ------- -----------   -------   -----------     ---------
Allan E. Dalshaug (2)                      1997    $166,428       --            --        $5,752
  President, Chief Executive Officer and
  Chairman of the Board, Company; Chief    1996    $166,428       --            --        $6,106
  Executive Officer and Chairman of the
  Board, Sterling Bank                     1995    $169,428       --            --        $3,935

Joseph C. Carona                           1997    $140,280       --            --        $690
  Executive Vice President and Chief
  Financial Officer, Company;              1996    $140,280       --            --        $836
  President, Sterling Bank
                                           1995    $141,580       --            --        $1,123

-----------------------------

(1) Includes for Messrs. Dalshaug and Carona respectively, $712 and $240 of contributions in 1997, and $656 and $240 of contribution in 1996 to the individuals' account within the Company's Employee Stock Ownership Plan ("ESOP"). No contributions were made by the Company to the ESOP in 1995. Includes for Messrs. Dalshaug and Carona respectively, $5,040 and $450 in 1997, $5,450 and $596 in 1996, and $3,935 and $1,123 in 1995 of
        premiums paid by the Company (or the subsidiary for which the executive officer had primary responsibility) for term life insurance for their respective benefits.

(2) Mr. Dalshaug reimbursed $3,914 on March 21, 1996 to Sterling West Bancorp in connection with balances due upon completion of his employment contract in 1992.

STOCK OPTION PLAN

        During 1997, no stock options were eligible to be granted under the Company's 1982 Stock Option

Plan, as amended. Mr. Joseph Byers, Regional Vice President of the Bank, exercised options for 2,205 shares under the Company's Stock Option Plan in 1997. The following table presents the amount and value of certain options held by each Named Executive Officer at December 31, 1997. All options listed in the table were out-of-the-money (the exercise price exceeded the market price of the Company's Common Stock) at December 31, 1997. The Company has never issued stock appreciation rights.

                FISCAL YEAR-END OPTION VALUE TABLE (FISCAL 1997)


                                                                   VALUE OF UNEXERCISED
                                   NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS
                                    OPTIONS AT YEAR-END                 AT YEAR-END
NAME                            EXERCISABLE / UNEXERCISABLE     EXERCISABLE / UNEXERCISABLE
----------------------------   -----------------------------   -----------------------------
Allan E. Dalshaug...........               0 / 0                            n/a
Joseph C. Carona............            16,826 / 0                     $29,193 / n/a


EXECUTIVE OFFICER EMPLOYMENT AGREEMENTS

        Mr. Dalshaug. The Company entered into a new employment agreement with Mr. Dalshaug dated January 2, 1998 which expires on January 2, 1999. Under the agreement, Mr. Dalshaug is paid a base salary of $166,500 and incentive compensation at the discretion of the Board of Directors of the Company. The agreement also provides for certain benefits including an automobile allowance, reimbursement of business expenses, vacation time, life insurance premium payments and certain club membership dues. The agreement provides that upon termination of the agreement before expiration of the term, for any reason other than cause, voluntary termination or commission of a dishonest act in the course of his employment, Mr. Dalshaug will receive a lump sum payment equal to four months of his then-current salary, plus any accrued and unpaid incentive compensation. Mr. Dalshaug's prior employment agreement was executed on January 2, 1997 and expired on December 31, 1997. Under the prior employment agreement, Mr. Dalshaug received $166,500 in annual salary per year.

        Mr. Carona. Sterling Bank entered into a new employment agreement with Mr. Carona dated January 1, 1998 as the President of the Bank, which expires on January 1, 1999. The agreement provides for salary at the annual rate of $140,280. The agreement provides that Mr. Carona may receive incentive compensation at the discretion of the Board of Directors of Sterling Bank. The agreement also provides for certain benefits including an automobile allowance, reimbursement of business expenses, vacation time, life insurance premium payments and certain club membership dues. The agreement also provides that upon a change of control of the Company (defined in the agreement to include transactions similar to the proposed Merger), Mr. Carona will be entitled to receive a lump sum payment equal to $35,070. Mr. Carona's prior employment agreement was executed on January 2, 1997 and expired on December 31, 1997. Under the prior employment agreement, Mr. Carona received $140,280 in annual salary per year.

DIRECTORS' COMPENSATION

        All non-officer directors of the Company received during 1997 and currently receive a director's fee of $300 per month. Additionally, non-officer directors of the Company who are also on the Board of Directors of Sterling Bank or Sterling Business Credit, Inc. received in 1997 and currently receive a director's fee of $200 per meeting. Non-officer directors serving on Sterling Bank's Loan Committee received $75 per meeting. Non-officer directors serving on the Company's Audit Committee received $75 per meeting while the Chairman of the Audit Committee received $125 per meeting. Non-officer directors of the Company serving on the Asset-Liability and Community Reinvestment Act Committees of Sterling Bank received $75 per meeting.

        Non-officer directors of the Company and its subsidiaries were eligible to participate in the Company's Stock Option Plan, as amended. The ability of the Company to grant options under that Plan expired in 1992 and no directors currently have outstanding options under that Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 1997, the Compensation Committee met five times to determine or establish executive officer compensation. Mr. Dalshaug, an officer of the Company and its subsidiaries, was a member of the Compensation Committee during 1997 and currently. No other current or former officers serve as members of the Compensation Committee. None of the executive officers of the Company serve on the board of directors of another entity whose executive officers or directors serve on the Company's Board. Mr. Dalshaug abstains from voting on all matters affecting his employment.

REPORT OF THE BOARD ON EXECUTIVE COMPENSATION

        The following Report of the Board on Executive Compensation and the performance graph in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Exchange Act and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

        Allan E. Dalshaug, as Chairman and Chief Executive Officer of the Company, periodically submits to the Board recommendations respecting the salary, bonus and/or bonus formula and other compensation provisions to be provided to the Company's executive officers.

EXECUTIVE OFFICER COMPENSATION PHILOSOPHY

        At various times in the past the Company's executive compensation policies and specific executive compensation programs were based on the understanding that maximizing return on shareholders' equity was a key measure of performance. However, in 1997, the Company's compensation policies and practices were implemented primarily based on the understanding that returning the Company to profitability was key.

        Base salaries for management employees are determined primarily by the responsibilities of the position, the performance of the individuals, their general experience and qualifications and the financial performance of the Company. The Company believes that the competitive arena in which it operates requires management of the highest caliber, and that to attract and retain such individuals will require payment of competitive salaries. Based on the knowledge and experience of its members, the Compensation

Committee believes the Company's salaries are competitive.

        The President of Sterling Bank receives a base salary according to the terms of his employment agreement. Cash incentives for this individual are determined at the discretion of the Board of Directors of Sterling Bank and are based primarily on the performance of Sterling Bank (including return on shareholders' equity and loan quality) and, secondarily, the President's individual performance. Cash incentives for other executive officers are determined at the discretion of the Board of Directors of the company which is their primary employer and are based primarily on the performance of that company and, secondarily, the performance of the individual.

                      Chief Executive Officer Compensation

        A significant portion of Mr. Dalshaug's compensation in past periods prior to 1997 was in the form of stock ownership due to a desire to emphasize shareholder value in his incentive package. Mr. Dalshaug's compensation in 1997 was based on the terms of a one year employment agreement executed on January 2, 1997, which established a base salary of $166,500 and allowed for the possibility of an incentive compensation bonus (although none was paid). The amount of base compensation and other features of the employment contract reflected the Company's poor financial performance in recent years but also provides incentives for improvements in the Company's profitability. Mr. Dalshuag's large stock ownership in the Company also provides similar incentives.

        Mr. Dalshaug's employment contract was renewed in 1998, and will expire on January 2, 1999. In addition to the base salary provided during the employment period, the Board of Directors may, in its sole and absolute discretion, determine to pay incentive compensation to Mr. Dalshaug, in a form and in an amount to be determined solely by the Board of Directors. However, the Board of Directors is under no obligation to provide for any such incentive compensation. The Board believes that Mr. Dalshaug's compensation has resulted in an appropriate alignment of his rewards from the Company with the interest of shareholders.

        MEMBERS OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:
             TIMOTHY G. BEHUNIN AUDREY J. FIMPLER ROBERT J. SCHILLER

                                PERFORMANCE GRAPH

        Set forth below is a performance graph comparing the yearly cumulative total shareholder returns on the Company's Common Stock ("SWBC") for the five years ending December 31, 1997 with the yearly cumulative total shareholder return on the index of Nasdaq National Market stocks and an an index of peer group bank stocks prepared by SNL Securities, L.P. In prior years, the performance graph contained an index published by Montgomery Securities, which index is no longer prepared by Montgomery Securities and is not available for the current year. However, the Company believes that the SNL Securities, L.P. index indicated below is based on a comparable set of peer group companies as the prior Montgomery Securities index. It is assumed in the graph that $100 was invested in the Common Stock and in the companies comprising each of the indices on December 31, 1992 and all dividends received within a quarter were reinvested in that quarter.


         [EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC]

YEAR                            12/31/92   12/31/93   12/31/94   12/31/95   12/31/96   12/31/97
----                            --------   --------   --------   --------   --------   --------
Nasdaq NM ....................     100       114.80     112.21     158.70     195.19     239.53

SNL Western Bank Index .......     100       114.57     113.43     190.22     270.43     398.65

SWBC .........................     100        67.68      36.92      73.59      83.07     156.91

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Some of the directors and executive officers of the Company and its subsidiaries, and the companies with which they are associated, were customers of, and had banking transactions with, Sterling Bank in the ordinary course of Sterling Bank's business during the 1997 fiscal year, and Sterling Bank expects to have such banking transactions in the future. All loans and commitments included in such transactions were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness and, in the opinion of management of Sterling Bank, did not and do not involve more than a normal risk of collectibility or present other unfavorable features.

        In June 1997, the Company issued $900,000 of promissory notes (the "Notes") to the following directors of the Company:

                             Timothy  G. Behunin          $300,000
                             Michael Wagner               $300,000
                             Allan E. Dalshaug            $100,000
                             Howard   M. Borris           $100,000
                             Robert J. Schiller           $100,000
                                                          ========
                                                          $900,000

        The proceeds of the Notes were used by the Company to reimburse the Bank for a tax receivable from the Company. It was determined during a FDIC and DFI joint regulatory examination in 1997 that a net tax balance on the Bank's books was a functional receivable from the Company, and should be repaid. This balance resulted from the filing of consolidated tax returns of the Company, under an agreement with its subsidiaries, which has been in effect for many years.

        The Notes bore an initial interest rate of 10% per annum and thereafter carried an adjustable rate equal to 1.5% over Bank of America's prime rate in effect from time to time. The Notes had an initial maturity of September 18, 1997 with an automatic 90 day renewal at the option of the Company for a maximum period of up to one year, unless a change is requested by the Note holder. The Company believes that the material terms of the Notes issued to the directors, including renewals of the Notes, were as favorable to the Company as could have been obtained from unrelated third parties.

        Certain of the Notes matured and were not renewed during 1997. At December 31, 1997, the Company had $400,000 of Notes outstanding issued to the following directors of the Company:

                             Timothy G. Behunin           $150,000
                             Michael  Wagner              $150,000
                             Allan E. Dalshaug            $ 50,000
                             Robert J. Schiller           $ 50,000
                                                          =========
                                                          $400,000

                              INDEPENDENT AUDITORS

        The Company has selected KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. KPMG Peat Marwick LLP has served as the Company's independent auditors since October 30, 1991. KPMG Peat Marwick LLP performed audit services for fiscal 1997 which included the examination of the consolidated financial statements and services relating to filings with the Securities and Exchange Commission. Representatives of KPMG Peat Marwick LLP will be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

                                  ANNUAL REPORT

        Sterling West Bancorp's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 accompanies this Proxy Statement. The Annual Report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of KPMG Peat Marwick LLP, independent auditors.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilitates of the Commission located at 450 Fifth Street, NW, Judiciary Plaza, Washington, DC 20549, and the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, DC, 20549. In addition, The Commission maintains a World Wide Web site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company's Annual Report to Shareholders on Form 10-K for the year ended December 31, 1997 is attached to this Proxy Statement as Appendix D and is incorporated herein by reference. All documents or reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Meeting are deemed to be incorporated by reference into this Proxy Statement and to be a part of this Proxy Statement from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Proxy Statement.

        The Company will provide without charge to any person to whom this Proxy Statement is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein and not otherwise attached hereto (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to the Sherry G. Alexander, Corporate Secretary of Sterling West Bancorp, 3287 Wilshire Boulevard, Los Angeles, California 90010, telephone
(213) 384-4444.

                            PROPOSALS OF SHAREHOLDERS

        Under certain circumstances, shareholders are entitled to present proposals at shareholder meetings. Any such proposal to be included in the Proxy Statement for the Company's 1999 Annual Meeting of Shareholders (if such meeting is held) must be submitted to the Company by a shareholder prior to January 27, 1999 in a format that complies with applicable regulations.

                                 OTHER BUSINESS

        The Board of Directors knows of no other business which will be presented for consideration at the Meeting other than as stated in the accompanying Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby on such matters in accordance with their best judgment and in their discretion, and authority to do so is included in the Proxy.

                                                                  APPENDIX A










                      AGREEMENT AND PLAN OF REORGANIZATION



                                  BY AND AMONG



                                THE PACIFIC BANK,



                             STERLING WEST BANCORP.



                                       AND



                                  STERLING BANK



                          DATED AS OF DECEMBER 30, 1997

                               TABLE OF CONTENTS


                                                                                           Page
                                                                                           ----
1. THE MERGER................................................................................1
        1.1 Effective Time...................................................................1
        1.2 Effect of the Merger.............................................................1

2. CONVERSION AND CANCELLATION OF SHARES.....................................................2
        2.1 Conversion of Common Stock of BANCORP............................................2
        2.2 Purchase Price...................................................................2
        2.3 Adjustments to Consolidated Book Value...........................................3
        2.4 Surrender of BANCORP Common Stock................................................5
        2.5 No Further Transfers of BANCORP Common Stock.....................................5
        2.6 Treatment of Stock Options.......................................................5

3. COVENANTS OF THE PARTIES..................................................................6
        3.1 Covenants of BANCORP and BANK....................................................6
               (a) Approval by BANCORP Shareholders..........................................6
               (b) Shareholder Lists and Other Information...................................6
               (c) Reports of Board of Directors.............................................7
               (d) Government Approvals......................................................7
               (e) Capital Commitments and Expenditures......................................7
               (f) Notification of Breach of Representations, Warranties and
                      Covenants..............................................................7
               (g) Financial Statements......................................................7
               (h) Compensation..............................................................8
               (i) Conduct of Business in the Ordinary Course................................9
               (j) Press Releases...........................................................13
               (k) No Merger or Solicitation................................................13
               (l) 401(k) Plan..............................................................14
               (m) Changes in Capital Stock.................................................14
               (n) Dividends................................................................14
               (o) Accounting Methods.......................................................15
               (p) Additional Agreements....................................................15
               (q) Access to Properties, Books and Records; Confidentiality.................15
               (r) Employee Welfare Benefit Plans...........................................15
               (s) Nonsolicitation Agreements...............................................15
               (t) Litigation Developments..................................................15
               (u) Resolution of Assets.....................................................15
               (v) Customers of BANK........................................................16
               (w) Stock Options............................................................16
               (x) Loans in Excess of BANK Credit Authority.................................16
               (y) Certain Tax Matters......................................................16
               (z) BSC Mortgages............................................................16
               (aa) Director and Officer Liability..........................................16
               (bb) Loan Committee Participation............................................16
               (cc) Employment Issues.......................................................17
               (dd) Compliance with the MOUs................................................17

                                                                                           Page
                                                                                           ----
               (ee) Leases..................................................................17
               (ff) Quarterly Progress Reports..............................................17
        3.2 Covenants of PACIFIC............................................................17
               (a) Government Approvals.....................................................17
               (b) Notification of Breach of Representations, Warranties and
                      Covenants.............................................................18
               (c) Press Releases...........................................................18
               (d) Transferred Employees....................................................18
               (e) Indemnification..........................................................18
        3.3 Covenants of the Parties........................................................19

4. REPRESENTATIONS AND WARRANTIES OF BANK...................................................19
               (a) Corporate Status and Power to Enter Into Agreements......................19
               (b) Articles, Bylaws, Books and Records......................................19
               (c) Compliance With Laws, Regulations and Decrees............................20
               (d) Capitalization...........................................................20
               (e) Equity Interests.........................................................20
               (f) Financial Statements; Regulatory Reports.................................20
               (g) Tax Returns..............................................................21
               (h) Material Adverse Change..................................................22
               (i) No Undisclosed Liabilities...............................................22
               (j) Properties and Leases....................................................23
               (k) Material Contracts.......................................................24
               (l) Classified Loans.........................................................24
               (m) Restrictions on Investments..............................................25
               (n) Employment Contracts and Benefits........................................25
               (o) Collective Bargaining and Employment Agreements..........................26
               (p) Compensation of Officers and Employees...................................27
               (q) Legal Actions and Proceedings............................................27
               (r) Execution and Delivery of the Agreement..................................27
               (s) Insurance................................................................28
               (t) Loan Loss Reserves.......................................................28
               (u) Transactions With Affiliates.............................................28
               (v) SBA Lender...............................................................29
               (w) BSC Mortgages............................................................29
               (x) Accuracy of Representations and Warranties...............................29

5. REPRESENTATIONS AND WARRANTIES OF BANCORP................................................29
               (a) Corporate Status and Power to Enter Into Agreement.......................29
               (b) Corporate Status and Power of BANCORP....................................29
               (c) Articles, Bylaws, Books and Records......................................29
               (d) Compliance With Laws, Regulations and Decrees............................30
               (e) Financial Statements, Regulatory Reports.................................30
               (f) Material Adverse Change..................................................31
               (g) Execution and Delivery of the Agreement..................................31
               (h) Accuracy of Representations and Warranties...............................32
               (i) Capitalization...........................................................32

                                                                                           Page
                                                                                           ----
               (j) Tax Returns..............................................................32
               (k) Retention of Broker or Consultant........................................33
               (l) No Undisclosed Liabilities...............................................33
               (m) Properties and Leases....................................................33
               (n) Material Contracts.......................................................33
               (o) Employment Contracts and Benefits........................................33
               (p) Compensation of Officers and Employees...................................34
               (q) Legal Actions and Proceedings............................................34
               (r) Classified Loans.........................................................34
               (s) Loan Loss Reserve........................................................35
               (t) Compliance With ERISA....................................................35
               (u) Equity Interests.........................................................36

6. REPRESENTATIONS AND WARRANTIES OF PACIFIC................................................36
               (a) Corporate Status and Power to Enter Into Agreement.......................36
               (b) Corporate Status and Power of PACIFIC....................................36
               (c) Execution and Delivery of the Agreement..................................36
               (d) Government Approvals.....................................................37
               (e) Accuracy of Representations and Warranties...............................37

7. CONDITIONS TO THE OBLIGATIONS OF PACIFIC.................................................37
               (a) Representations and Warranties...........................................37
               (b) Compliance and Performance Under Agreement...............................37
               (c) Material Adverse Change..................................................38
               (d) Approval of Agreement....................................................38
               (e) Officer's Certificate....................................................38
               (f) Opinion of Counsel.......................................................38
               (g) Absence of Legal Impediment..............................................38
               (h) Government Approvals.....................................................39
               (i) Accountant's Letter......................................................39
               (j) Dissenting Shares........................................................39
               (k) Unaudited Financials.....................................................39
               (l) Closing Documents........................................................40
               (m) Consents.................................................................40
               (n) Fairness Opinion.........................................................40
               (o) Losses in Investment and Loan Portfolios.................................40
               (p) Satisfaction of Spending or Other Commitments............................40
               (q) Compliance Examinations..................................................40
               (r) Regulatory Deficiencies..................................................41
               (s) Regulatory Examination...................................................41
               (t) Nonsolicitation Agreements...............................................41
               (u) Resignation of Directors and Certain Employees...........................41
               (v) SBA Program..............................................................41
               (w) Certain Tax Matters......................................................41
               (x) Employment Issues........................................................41
               (y) The MOUs.................................................................41
               (z) Leases...................................................................41

                                                                                           Page
                                                                                           ----
8. CONDITIONS TO THE OBLIGATIONS OF BANCORP AND BANK........................................42
               (a) Representations and Warranties...........................................42
               (b) Compliance and Performance Under Agreement...............................42
               (c) Officer's Certificate....................................................42
               (d) Opinion of Counsel.......................................................42
               (e) Government Approvals.....................................................42
               (f) Closing Documents........................................................42
               (g) Absence of Legal Impediment..............................................43
               (h) Fairness Opinion.........................................................43
               (i) Approval of Agreement....................................................43

9. CLOSING..................................................................................43
               (a) Closing Date.............................................................43
               (b) Delivery of Documents....................................................43
               (c) Filings..................................................................43

10. EXPENSES................................................................................43

11. AMENDMENT; TERMINATION..................................................................44
               (a) Amendment................................................................44
               (b) Termination..............................................................44
               (c) Notice...................................................................45
               (d) Breach of Obligations....................................................45
               (e) Termination and Expenses.................................................46

12. MISCELLANEOUS...........................................................................46
               (a) Notices..................................................................46
               (b) Binding Agreement........................................................47
               (c) Governing Law............................................................47
               (d) Attorneys' Fees..........................................................47
               (e) Entire Agreement; Severability...........................................47
               (f) Counterparts.............................................................48
               (g) Waivers..................................................................48

EXHIBITS

  EXHIBIT A-1      Merger Agreement (Pacific Merger Sub and Bancorp)
  EXHIBIT A-2      Merger Agreement (Bancorp and Bank)
  EXHIBIT A-3      Merger Agreement (Bank and Pacific)
  EXHIBIT B        Certificate and Agreement of Bancorp Directors
  EXHIBIT C        Nonsolicitation Agreement
  EXHIBIT D        Schedule of Nonsolicitation Agreement Signatories
  EXHIBIT E        Opinion of Bancorp and Bank Counsel
  EXHIBIT F        Opinion of Pacific Counsel

                      AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 30, 1997 ("Agreement"), is by and among THE PACIFIC BANK, a national association ("PACIFIC"), STERLING WEST BANCORP., a California corporation ("BANCORP"), and STERLING BANK, a California banking corporation and wholly-owned subsidiary of BANCORP ("BANK").

        A. The Boards of Directors of PACIFIC, BANCORP and BANK deem it advisable and in the best interests of PACIFIC, BANCORP, BANK and their respective shareholders to consummate the business combination provided for herein whereby PACIFIC would acquire BANCORP and the goodwill associated therewith through the merger of PACIFIC's merger subsidiary ("PACIFIC Merger Sub") with and into BANCORP with BANCORP as the survivor, the merger of BANCORP with and into BANK with BANK as the survivor and then the merger of BANK with and into PACIFIC immediately thereafter (collectively, the "Merger") such that on the effective date of the Merger, PACIFIC will be the only surviving institution.

        B. This Agreement and the merger agreements substantially in the form attached hereto as Exhibits A-1, A-2 and A-3 (collectively, the "Merger Agreements") have been approved by the Boards of Directors of PACIFIC, BANCORP and BANK and will be submitted for approval to the shareholders of PACIFIC and BANCORP at special meetings of their respective shareholders.

        In consideration of the foregoing and the respective representations, warranties, covenants and agreements provided for or contained herein, the parties hereto agree as follows:

1.      THE MERGER.

        1.1 Effective Time. Subject to the terms and conditions of this Agreement and after all regulatory approvals have been obtained and the required waiting periods have passed, upon the filing with the Office of the Comptroller of the Currency (the "OCC") of a duly executed Merger Agreement substantially in the form attached hereto as Exhibit A-3 (the "Merger Agreement") and after the OCC has issued its letter certifying the Merger, the Merger shall become effective. The date on which the Merger is effective as specified in the Merger Agreements shall be referred to herein as the "Effective Date."

        1.2 Effect of the Merger. Subject to the terms and conditions of this Agreement and the Merger Agreement, on the Effective Date, PACIFIC Merger Sub shall be merged with and into BANCORP with BANCORP as the surviving corporation. Immediately thereafter, BANCORP shall merge with and into BANK with BANK surviving. Immediately thereafter, BANK shall merge with and into PACIFIC, and PACIFIC shall be the surviving institution. (PACIFIC after the three mergers described above is referred to




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

herein as the "Surviving Institution"). All assets, liabilities, rights, goodwill, privileges, immunities, powers, franchises and interests of BANCORP and BANK in and to every type of property (real, personal and mixed) and choses in action, as they exist as of the Effective Date, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estate, assignee, receiver and in every other fiduciary capacity, shall pass and be transferred to and vest in the Surviving Institution by virtue of the Merger at the Effective Time without any deed, conveyance or other transfer; and the separate existence of BANCORP and BANK shall cease and the corporate existence of PACIFIC as the Surviving Institution shall continue unaffected and unimpaired by the Merger.

2.      CONVERSION AND CANCELLATION OF SHARES.

        2.1 Conversion of Common Stock of BANCORP. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of record (the "BANCORP Record Holders") of all the issued and outstanding shares of common stock of BANCORP (the "BANCORP Common Stock"), the outstanding shares of BANCORP Common Stock (other than any shares as to which dissenters' rights have been perfected) shall automatically be converted exclusively into, and constitute only the right of BANCORP Record Holders to receive in exchange for their shares of BANCORP Common Stock, a payment in cash in an aggregate amount determined in accordance with the terms and conditions of this Section 2. At the Effective Time, all such BANCORP Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. From and after the Effective Time, the holders of certificates formerly representing BANCORP Common Stock shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 13 of the California General Corporation Law (the "GCL").

        2.2. Purchase Price. The aggregate purchase price (the "Purchase Price") to be paid by PACIFIC for the BANCORP Common Stock issued and outstanding immediately prior to the Effective Time shall be a dollar amount calculated as follows:

        (i) One hundred seventy-five percent (175%) of the consolidated book value of BANCORP determined in accordance with generally accepted accounting principles within three (3) calendar days preceding the proposed Effective Date giving effect to all adjustments required by Section 2.3 of this Agreement;

less

        (ii) One Hundred Ninety Thousand Dollars ($190,000) in the event that the tax refund of Six Hundred Three Thousand Dollars ($603,000) is not paid or otherwise resolved to the reasonable satisfaction of PACIFIC not later than three (3) calendar days prior to the Effective Date.

In the event such tax refund in the amount of Six Hundred Three Thousand Dollars

($603,000) is not collected or otherwise resolved to the reasonable satisfaction of PACIFIC, or the IRS disagrees or has disagreed with BANCORP's position on such tax refund, and a reduction in the amount of One Hundred Ninety Thousand Dollars ($190,000) is made in the Purchase Price, such tax refund not to exceed Six Hundred Three Thousand Dollars ($603,000) shall not be deducted from the consolidated book value of BANCORP for purposes of calculating the Purchase Price. Any disallowance or additional claim made by the Internal Revenue Service (the "IRS") in excess of Six Hundred Three Thousand Dollars ($603,000) shall be deducted from the consolidated book value of BANCORP for purposes of calculating the Purchase Price. In addition to the Purchase Price, PACIFIC shall pay the investment banking fee and expenses of Hoefer & Arnett pursuant to the letter dated June 27, 1997 between Hoefer & Arnett and BANCORP, but in no event shall PACIFIC's payment to Hoefer & Arnett exceed Three Hundred Seventy-five Thousand Dollars ($375,000). Any amount due under such letter agreement in excess of Three Hundred Seventy-five Thousand Dollars ($375,000) shall be paid by BANCORP and such payment shall reduce the consolidated book value of BANCORP to the extent of such excess amount paid.

        2.3 Adjustments to Consolidated Book Value.

        (a) PACIFIC hereby agrees to the grading of the BANK's and BANCORP's loans as of July 31, 1997 and further acknowledges BANK's and BANCORP's methodology for their determination of the allowance for loan losses. Not less than seven (7) nor more than thirty (30) calendar days prior to the Effective Date, PACIFIC shall review the loan portfolios of BANCORP and BANK in cooperation with the management of BANCORP and BANK. BANCORP's and BANK's allowances for loan losses will be increased or decreased based upon changes which have occurred since July 31, 1997 in the quality of their respective loan portfolios, using BANCORP's and BANK's evaluation as of that date as the reference point. Based upon such review, if the condition of the loan portfolio of BANCORP or BANK has improved since July 31, 1997, BANCORP's or BANK's, as the case may be, allowance for loan losses shall be adjusted downward through an addition to income for any unallocated reserve as a result of such improvement, except to the extent that a reduction in the relevant allowance for loan losses has already been made since July 31, 1997. If the condition of the loan portfolio of BANCORP or BANK has deteriorated since July 31, 1997, BANCORP's or BANK's, as the case may be, allowance for loan losses shall be adjusted upward through a charge to income as a result of such deterioration, except to the extent that an increase in the relevant allowance for loan losses has already been made since July 31, 1997. Any disagreement between the parties regarding any adjustment to BANCORP's or BANK's allowance for loan losses will be resolved by the final determination of The Secura Group. In the event The Secura Group is not available or has a conflict of interest, then a third party mutually agreed upon by BANK, BANCORP and PACIFIC shall make such a determination. Any such determination by such party shall use the loan grading system and the methodology for the determination of the allowance for loan losses employed by the BANK and BANCORP. As used in this Agreement the term "loan portfolio" shall include leases in which BANK or BANCORP is lessor and the term "allowance for loan losses" shall include losses for such leases.

        (b) Within thirty (30) calendar days prior to the Effective Date, an independent appraiser mutually approved by PACIFIC and BANCORP shall be engaged by BANCORP and BANK to review their respective OREO. If the OREO of BANCORP and BANK are not sold three (3) calendar days preceding the proposed Effective Date, the net realizable value of the OREO shall be adjusted based on the value determined by the independent appraiser.

        (c) Not less than sixty (60) calendar days prior to the Effective Date if the loan identified in Section 4(l)(3) of the BANK Disclosure Statement (as defined in Section 4), has not been paid or resolved to the satisfaction of PACIFIC, BANK shall obtain an appraisal of the value of the collateral securing such loan by an independent appraiser mutually agreeable to BANK and PACIFIC. Based upon such appraisal PACIFIC and BANK shall determine the amount of the reserve for losses with respect to such loan. Any disagreement between the parties regarding the amount of the reserve for losses with respect to such loan will be resolved by the final determination of The Secura Group. In the event The Secura Group is not available or has a conflict of interest, then a third party mutually agreed upon by BANK, BANCORP and PACIFIC shall make such a determination.

        (d) Not less than sixty (60) calendar days prior to the Effective Date, PACIFIC, BANCORP and BANK shall review all asserted claims of any nature against BANCORP or BANK and all litigation pending in which BANCORP or BANK is a defendant or a cross-defendant, to determine if any such claims or litigation may result in a loss to BANCORP or BANK which potential loss, including attorneys' fees, is not wholly covered by insurance or adequately reserved for as of December 31, 1997. Any disagreement between the parties regarding the adequacy of insurance coverage or amount of the reserve for losses with respect to any such litigation will be resolved by the final determination of an arbitrator jointly selected under the auspices of the American Arbitration Association, San Francisco, California.

        (e) The consolidated book value of BANCORP shall be adjusted downward for any Significant Liabilities. "Significant Liabilities," as used in this Agreement, shall mean those liabilities or expenses (whether operating or capital in nature) relating to those categories and events described in the next sentence which have not been reflected as reductions to the consolidated book value of BANCORP pursuant to generally accepted accounting principles as of June 30, 1997 or any other date prior to the Effective Date. Significant Liabilities shall consist of the following categories or events occurring since June 30, 1997, provided that Significant Liabilities shall not include any of the following to which PACIFIC has consented in writing: (i) new or extended contractual obligations over Fifty Thousand Dollars ($50,000) in amount (individually or in the aggregate) or more than one year in duration; (ii) new or extended leases of real or personal property (except leases where BANCORP or BANK is the lessor and the lease was entered into in the Ordinary Course of Business, as defined in Section 3.1(i), of BANCORP or BANK) over Fifty Thousand Dollars ($50,000) in amount (individually or in the aggregate) or more than one year in duration; (iii) acquisition of capital assets (or commitments to do so);
(iv) new or expanded contingent liabilities arising from claims from purchasers of mortgages sold by BSC Mortgage Corporation (the "BSC

Mortgages") or based upon threatened or pending litigation or other proceedings or hazardous or toxic substances or failure to comply with applicable federal and state laws and legal fees and costs (whether actual or estimated) related thereto; (v) any expenses, fines, fees, penalties or similar obligations, except those which arose in the Ordinary Course of Business, as defined in Section 3.1(i); and (iv) any new, expanded or accelerated pension or other benefits including employment contracts and severance payments, whether or not vested. The consolidated book value of BANCORP shall be computed without regard to the effects of any election under Section 338(g) of the Internal Revenue Code (the "IRC").

        (f) The consolidated book value of BANCORP shall be adjusted downward for transaction costs. Transaction costs shall include those costs related to the transactions contemplated by this Agreement, including, but not limited to, all out-of-pocket expenses (including fees and expenses of attorneys, accountants, brokers, finders, appraisers, experts, consultants, printers and costs for obtaining tail-insurance coverage for directors and officers) to BANCORP, BANK and their affiliates incurred by BANCORP, BANK or their affiliates. Transaction costs shall also include all costs associated with employee retention bonuses, employee severance payments and other termination and related payments made pursuant to contracts or agreements which are amended or terminated in connection with the consummation of the transactions contemplated by this Agreement. Transaction costs shall exclude the costs of terminating the data and item processing services contract dated September 9, 1995 between EDS, Inc. and BANK and such costs shall not reduce the consolidated book value of BANCORP. Transaction costs shall not include the investment banking fee and expenses of Hoefer & Arnett pursuant to the letter dated June 27, 1997 between Hoefer & Arnett and BANCORP, which amount shall be paid by PACIFIC, except to the extent such fees and expenses exceed Three Hundred Seventy-five Thousand Dollars ($375,000).

        2.4 Surrender of BANCORP Common Stock. Prior to the Effective Date, PACIFIC shall appoint a bank or trust company mutually acceptable to PACIFIC and BANCORP, as exchange agent (the "Exchange Agent") for the purpose of receiving certificates representing BANCORP Common Stock pursuant to an agreement mutually acceptable to PACIFIC and BANCORP. Within twenty-four (24) hours prior to the Effective Date PACIFIC shall deposit, or cause to be deposited with Chase Mellon Shareholder Services, the Purchase Price for the benefit of BANCORP Record Holders of BANCORP Common Stock. Any interest accruing on such deposit shall be for the benefit of PACIFIC. At and after the Effective Date, the Exchange Agent shall deliver a cashier's check or wire transfer funds in an amount as shall be required to be delivered to BANCORP Record Holders of BANCORP Common Stock pursuant to Section 2.2 of this Agreement.

        2.5 No Further Transfers of BANCORP Common Stock. At the Effective Date, the stock transfer books of BANCORP shall be closed and no transfer of BANCORP Common Stock theretofore outstanding shall thereafter be made.

        2.6 Treatment of Stock Options. Subject to the terms of BANCORP's option plan, each person holding one or more options (an "Option Holder") to purchase BANCORP Common Stock pursuant to the Sterling Bancorporation 1982 Stock Option Plan, as amended, (the "Option Plan"), shall be permitted to exercise any vested options granted under the Option Plan to acquire BANCORP Common Stock prior to the Effective Date, and BANCORP will facilitate the exercise of those options by allowing the options to be exercised and taxes paid by BANCORP withholding the appropriate number of shares from the shares subject to the options or by any other method permitted by applicable law; provided, however, that PACIFIC shall reasonably cooperate with BANCORP in effecting any other method of exercise of the options under the Option Plan provided that such method of exercise does not affect the aggregate Purchase Price to be paid by PACIFIC for BANCORP Common Stock and, provided further, that such treatment is consistent with generally accepted accounting principles.

3.      COVENANTS OF THE PARTIES.

        3.1 Covenants of BANCORP and BANK.

            (a) Approval by BANCORP Shareholders. BANCORP shall cause the Merger, this Agreement and the Merger Agreements to be submitted promptly for the approval of its shareholders at a special meeting to be called and held in accordance with applicable laws. Subject to its continuing fiduciary duties to the shareholders of BANCORP, the Board of Directors of BANCORP, in authorizing the execution and delivery of this Agreement by BANCORP, shall recommend that this Agreement and the Merger be approved. BANCORP shall use its best efforts to cause such meeting of its shareholders to take place as soon as possible following execution of this Agreement. In connection with the call of such meeting, BANCORP shall cause such proxy materials, with any amendments thereto that may in its judgment be necessary or desirable, to be mailed to its shareholders (the proxy materials, together with any amendments or supplements thereto, being herein referred to as the "Proxy Statement"). Subject to its continuing fiduciary duties to the shareholders of BANCORP, the Board of Directors of BANCORP shall at all times prior to and during such meeting of BANCORP shareholders recommend that the transactions contemplated hereby be adopted and approved, and, subject to such fiduciary duties, use its best efforts to cause such adoption and approval. Within fifteen (15) business days after the time of execution and delivery of this Agreement, members of the Board of Directors of BANCORP shall deliver to PACIFIC undertakings in the form attached hereto as Exhibit B confirming such directors' approval of the transactions contemplated hereby, and setting forth such directors' commitment to vote his shares of BANCORP Common Stock in favor of the transactions contemplated hereby and setting forth such directors' commitment to use his best efforts to cause the shareholders of BANCORP to adopt and approve the transactions contemplated hereby, subject to their above-mentioned continuing fiduciary duties to the shareholders of BANCORP. Except with the prior approval of PACIFIC, which approval shall not be unreasonably withheld, neither BANCORP nor any member of its Board of Directors shall submit any other matters for approval of its shareholders, at BANCORP shareholders' meeting, other than matters incidental to the conduct of such meeting.

            (b) Shareholder Lists and Other Information. After execution of this Agreement, BANCORP shall from time to time make available to PACIFIC, upon request, a list of its shareholders and their addresses, a list showing all transfers of BANCORP Common Stock and such other information as PACIFIC shall reasonably request regarding both the ownership and prior transfers of BANCORP Common Stock. Within twenty (20) calendar days after the time of execution and delivery of this Agreement, BANCORP shall deliver a list of any and all BANK loans and deposits of shareholders holding five percent (5%) or more of BANCORP Common Stock and all directors and officers of BANCORP and BANK.

            (c) Reports of Board of Directors. After execution of this Agreement, BANCORP and BANK shall provide to PACIFIC monthly written reports provided to their respective Boards of Directors within two (2) business days following each monthly meeting of such Boards of Directors except for privileged material provided to such Boards of Directors.

            (d) Government Approvals. BANCORP shall cooperate in all reasonable respects with PACIFIC in its undertaking pursuant to Section 3.2(a) to obtain the Government Approvals (as defined in Section 3.2(a)) including, if necessary, any approval or consent from the Small Business Administration (the "SBA") required or deemed by PACIFIC to be appropriate to consummate the Merger in accordance with the terms of this Agreement. BANCORP further agrees, subject to the continuing fiduciary duties of the Board of Directors of BANCORP to the shareholders of BANCORP, to take such actions as may be reasonably requested by PACIFIC to cause the Merger to be consummated on the terms provided in the Merger Agreements and this Agreement as promptly as is practicable.

            (e) Capital Commitments and Expenditures. After the execution of this Agreement, no new capital commitments (individually or in the aggregate) in excess of Twenty-five Thousand Dollars ($25,000) shall be entered into, and no capital expenditures (individually or in the aggregate) in excess of Twenty-five Thousand Dollars ($25,000) shall be made by BANCORP or BANK without the prior written consent of PACIFIC, which consent shall not be unreasonably withheld. Any such capital commitment or expenditure consented to in writing by PACIFIC shall be treated as a capital asset of BANCORP or BANK in accordance with generally accepted accounting principles. Neither BANCORP nor BANK shall enter into any acquisitions or leases of real property, including both new leases and lease extensions without the prior written consent of PACIFIC, which consent shall not be unreasonably withheld.

            (f) Notification of Breach of Representations, Warranties and




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

Covenants. BANCORP or BANK shall promptly give written notice to PACIFIC upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of BANCORP or BANK contained or referred to in this Agreement and shall use its best efforts to prevent the same or remedy the same promptly.

            (g) Financial Statements.

                (i) BANCORP has delivered or shall deliver to PACIFIC prior to the Effective Date true and correct copies of consolidated statements of income, changes in shareholders' equity and statements of cash flows of BANCORP and BANK for the three months ended March 31, 1997, June 30, 1997, any subsequent quarter ends, and for the fiscal years ended December 31, 1997, 1996, 1995, 1994, 1993 and 1992 and consolidated balance sheets at March 31, 1997, and June 30, 1997, any subsequent quarter ends, and December 31, 1997, 1996, 1995, 1994, 1993 and 1992. Such consolidated financial statements at December 31, 1997, 1996, 1995, 1994, 1993 and 1992 (and for the fiscal years ended December 31, 1997, 1996, 1995, 1994, 1993 and 1992) have been or shall be audited by KPMG Peat Marwick LLP ("KPMG") in each case as independent public accountants for BANCORP and BANK during the relevant periods, and include or shall include an opinion of such accounting firm to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of BANCORP and BANK at the dates indicated and for the periods then ending. The opinions of such accounting firm do not and shall not contain any qualifications.

                (ii) BANCORP shall provide to PACIFIC, at or prior to the Effective Date, copies of all financial statements and proxy statements issued or to be issued to BANCORP's shareholders and/or directors after June 30, 1997, and at or prior to the Effective Date.

                (iii) BANCORP has delivered or shall deliver, to PACIFIC true and complete copies of BANCORP's Annual Report to Shareholders for the years ended December 31, 1992, 1993, 1994, 1995, 1996 and 1997, all periodic reports required to be filed by it pursuant to Section 13(a) or 15(d) of Securities Exchange Act of 1934, as amended (the "1934 Act") since December 31, 1991, all proxy statements and other written material furnished to BANCORP's shareholders since December 31, 1991, and all other material reports, including call reports, relating to BANK filed by BANK with the Federal Deposit Insurance Corporation (the "FDIC"), the SBA or the California Department of Financial Institutions or its predecessor the California State Banking Department (collectively, the "DFI") during 1992 through 1997 and in 1998 prior to the Effective Date. As of their respective dates, each of the documents described in the preceding sentence complied or shall comply in all material respects with all legal and regulatory requirements applicable thereto.

                (iv) From the date hereof until the Effective Date, BANCORP shall timely file or shall cause to be timely filed all periodic reports required to be filed by it pursuant to the 1934 Act.

                (v) BANCORP shall deliver to PACIFIC any and all letters of KPMG, BANCORP's independent accountants, commenting on the audit process or any related matter for the years 1991 through 1997 and shall use its best efforts to cause its independent accountants to cooperate in all respects in providing PACIFIC the information required by this Agreement.

                (vi) From the date hereof until the Effective Date, BANCORP shall timely file or shall cause to be timely filed all other material reports to be filed by BANK, as required by the FDIC, the SBA or the DFI.

            (h) Compensation. BANCORP and BANK shall not make or approve any increase in the compensation payable or to become payable by BANCORP or BANK to any of their directors, officers, employees or agents in excess of five percent (5%) of any individual's total annual compensation (including but not limited to compensation through any profit sharing, pension, retirement, severance, incentive or other employee benefit program or arrangement), nor shall any bonus payment or any agreement or commitment to make a bonus payment be made to such persons (except with PACIFIC's prior written approval which shall not be unreasonably withheld), nor shall any stock option, warrant or other right to acquire capital stock be granted, or employment agreement to such persons (other than any such employment agreement that may arise by operation of law upon the hiring of any new employee) or consulting agreement be entered into by BANCORP or BANK with any such persons (except as permitted under existing contracts, agreements or plans, including BANK's Salary Administration Plan, Incentive Plan and any agreements with employees including commissions or any payments made pursuant to Bank's existing salary plans) unless PACIFIC has given its prior written consent. Nothing in this Section 3.1(h) shall prevent the payment to BANCORP and BANK employees of regular salary increases, consistent with past practices in connection with regular salary reviews consistent with past practices, as heretofore disclosed to PACIFIC, including any payment made pursuant to any contract of employment in existence as of the date of this Agreement. Without the prior written consent of PACIFIC, BANCORP and BANK shall not hire any new employee (other than an employee to replace a terminated employee at a comparable salary) at an annual rate in excess of current customary practice or, in any event, in excess of Forty Thousand Dollars ($40,000) per year, except with the prior written consent of PACIFIC. BANCORP and BANK may renew the existing contracts of the current Chairman of BANCORP and President of BANK pursuant to the terms of employment agreements substantially in the form of the agreements attached to the BANK and BANCORP Disclosure Statements (as defined in Sections 4 and 5, respectively).

                (i) Conduct of Business in the Ordinary Course. From the date of this Agreement to the Effective Time, BANCORP and BANK shall conduct their respective businesses in the ordinary course as heretofore conducted. For purposes of this Agreement, the "Ordinary Course of Business" shall consist of the banking and related businesses as presently conducted by BANCORP and BANK and permitted under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), the California Financial Code, the Federal Deposit Insurance Act, the Small Business Investment Act of 1958, as amended (the "SB Act") and other laws applicable to BANCORP and BANK and in compliance with the Memorandum of Understanding dated October 31, 1997, among the FDIC, the DFI and BANK and the Memorandum of Understanding dated November 6, 1995, between the Board of Governors of the Federal Reserve System (the "FRB") and BANCORP (collectively, the "MOUs" and individually, the "MOU").

                    1. Unless PACIFIC has given its previous written consent to any act or omission to the contrary, or unless BANCORP and BANK are otherwise required by law or regulation to act or refrain from so acting, BANCORP and BANK each shall, through the Effective Date:

                       A. use its best efforts to preserve its business and business organizations intact;

                       B. use its best efforts to preserve the goodwill of customers and others having business relations with it and take no action that would materially impair the benefit to PACIFIC of the goodwill of BANCORP and BANK, or the other benefits of the Merger;

                       C. consult with PACIFIC as to the making of any decisions or the taking of any actions in matters other than in the Ordinary Course of Business;

                       D. maintain its properties in customary repair, working order and condition (reasonable wear and tear excepted);

                       E. use its best efforts to maintain deposits at the levels as of the date of this Agreement and use its best efforts to cause its directors to maintain its current deposits provided BANK is paying market rates;

                       F. comply in all material respects with all laws, regulations and decrees applicable to the conduct of its businesses;

                       G. keep in force at not less than its present limits all policies of insurance (including deposit insurance of the FDIC) and shall not add to or delete any such policy without the prior written consent of PACIFIC which shall not be unreasonably withheld;

                       H. use its best efforts, subject to Section 3.1(h), to keep available to PACIFIC the services of its present officers and employees (it being understood that BANCORP and BANK shall have the right to terminate the employment of any officer or employee in accordance with its established employment procedures);

                       I. comply with all orders, agreements and memoranda of understanding made by or with the FRB, the FDIC, the DFI, or any other regulatory authority of competent jurisdiction, and promptly forward to PACIFIC all communications received from any such authority that are not prohibited by such authority from being so disclosed and inform PACIFIC of any material restrictions imposed by any governmental authority on the business of BANCORP and BANK;

                       J. file in a timely manner (taking into account any extensions duly obtained) all reports, tax returns and other documents required to be filed with federal, state, local and other authorities;

                       K. conduct a phase I environmental audit prior to foreclosure on any real property and provide the results of such audit to and consult with PACIFIC regarding the significance of the audit prior to the foreclosure on any such property;

                       L. inform PACIFIC of problem loan workout strategies, and obtain PACIFIC's concurrence on any loan loss in excess of Twenty-five Thousand Dollars ($25,000) or any writedown of other real estate owned which concurrence shall not be unreasonably withheld; and

                       M. use its best efforts to maintain its status as a Certified Lender or a higher classification with respect to the SBA and its program for lending with the SBA.

                    2. BANCORP and BANK shall not, without first having obtained the written consent of PACIFIC which consent shall not be unreasonably withheld:

                       A. commit to any loan or lease with a principal amount in excess of One Hundred Thousand Dollars ($100,000) provided that PACIFIC's consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within three
(3) business days after receipt of written notice from BANK directed to authorized PACIFIC personnel, together with sufficient supporting information to allow PACIFIC to make an informed judgment, and PACIFIC shall not unreasonably withhold its consent, provided that any consent given by PACIFIC shall be binding only if given by PACIFIC personnel identified on a list signed by PACIFIC's Chief Executive Officer and provided further, that PACIFIC reserves the right to review any loans of any principal amount and to recommend that any loan or type of loan not be made in which event BANK shall consider PACIFIC's recommendation and reasonably cooperate therewith;

                       B. commit to any SBA loan provided that PACIFIC's consent shall be deemed given unless it objects and states the basis of its objection in writing, or verbally with prompt written confirmation, within three (3) business days after receipt of written notice from BANK directed to authorized PACIFIC personnel, together with sufficient supporting information to allow PACIFIC to make an informed judgment, and PACIFIC shall not unreasonably withhold its consent, provided that any consent given by PACIFIC shall be binding only if given by PACIFIC personnel identified on a list signed by PACIFIC's Chief Executive Officer and delivered to BANK upon execution of this Agreement;

                       C. purchase any investment security with a maturity in excess of two (2) years and that is not rated "AA" or better by a nationally recognized rating firm;

                       D. issue any certificate of deposit for a term greater than twelve (12) months or maintain any interest-bearing accounts with an annual percentage yield of interest in excess of fifty (50) basis points higher than the average yield paid by institutions on BANK's rate survey or for a term greater than twelve (12) months;

                       E. commit to new capital commitments or expenditures in excess of Twenty-five Thousand Dollars ($25,000);

                       F. commit to any new contract or extend any existing contract that would obligate BANCORP for an aggregate amount over time in excess of Twenty-five Thousand Dollars ($25,000) (including data processing, servicing or any other agreement or contract);

                       G. accelerate the vesting of benefits (other than pursuant to the terms of agreements existing on the date of this Agreement, or needed to hire new personnel reasonably agreeable to PACIFIC);

                       H. issue any new stock or grant any new stock options or accelerate the vesting of any existing stock options (other than pursuant to the terms of agreements existing on the date of this Agreement, or needed to hire new personnel reasonably agreeable to PACIFIC);

                       I. fail to promptly notify PACIFIC in writing upon becoming aware of the occurrence of any of the following:

                          (1) the classification of any loan as special
mentioned, substandard, doubtful or loss;

                          (2) the filing or commencement of any legal action or
other proceeding or investigation by or against BANCORP or BANK (or any director or executive officer relating to BANCORP's or BANK's business); or

                          (3) the failure of BANCORP or BANK to comply with the
MOUs in any material respects;

                       J. sell any loans or any held-to-maturity investments, except SBA loans in the Ordinary Course of Business;

                       K. sell, lease, pledge, assign, encumber or otherwise dispose of any of its assets (except leases in the Ordinary Course of Business, where BANCORP or BANK is the lessor, subject to subparagraph A of this subsection);

                       L. with respect to any extension of credit in excess of Fifty Thousand Dollars ($50,000), waive or release any right or collateral or cancel or compromise any debt or claim, except in the Ordinary Course of Business;

                       M. make, renegotiate, renew, increase, extend or purchase any loans, advances or loan commitments, in each case to any of its officers, directors or any affiliated or related persons of such directors or officers except in the Ordinary Course of Business consistent with its established loan procedures and policies and in compliance with FRB Regulation O;

                       N. take any action to create, relocate or terminate the operations of any banking office or branch, or to form any new subsidiary or affiliated entity; or

                       O. settle or otherwise take any action to release or reduce any of its rights with respect to any litigation involving a claim of more than Twenty-five Thousand Dollars ($25,000) in which it is a party.

            (j) Press Releases. Neither BANCORP or BANK shall issue any press release or written statement for general circulation relating to this Agreement or the Merger unless previously provided to PACIFIC for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with PACIFIC in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that BANCORP may, without the consent of PACIFIC, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation and shall provide a copy thereof to PACIFIC.

            (k) No Merger or Solicitation.

                (i) Subject to the continuing fiduciary duties of the Board of Directors of BANCORP to the shareholders of BANCORP, prior to the Effective Time, neither BANCORP nor BANK shall effect or agree to effect any Business Combination (as defined below), acquire or agree to acquire any of its own capital stock or the capital stock (except in a fiduciary capacity) or assets (except in the Ordinary Course of Business) of any other entity, or commence any proceedings for winding up and dissolution affecting either of them. As used in this Agreement, "Business Combination" shall mean any tender or exchange offer, proposal for a merger, consolidation, or other takeover proposal involving any party hereto (except as explicitly contemplated in this Agreement) or any offer or proposal to acquire in any manner a ten percent (10%) or greater equity interest in, or a substantial portion of any party hereto other than transactions contemplated hereunder.

                (ii) Subject to the continuing fiduciary duties of the Board of Directors of BANCORP to the shareholders of BANCORP, prior to the Effective Date, BANCORP and BANK shall not, and BANCORP and BANK shall use their best efforts to ensure that no officer, director or affiliate of BANCORP or BANK, nor any investment banker, attorney, accountant or other agent, advisor or representative retained by BANCORP shall (A) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, continue, propose or enter into discussions or negotiations looking toward, or enter into any agreement or understanding providing for, any Business Combination; or (B) disclose, directly or indirectly, any nonpublic information to any corporation, partnership, person or other entity or group concerning the business and properties of BANCORP or afford any such party access to the properties, books or records of BANCORP or otherwise assist or encourage any such party in connection with the foregoing, or (C) furnish or cause to be furnished any information concerning the business, financial condition, operations, properties or prospects of BANCORP to another person, having any actual or prospective role with respect to any such transaction; provided, however, that with respect to any investment banker, BANCORP shall use its best efforts to ensure that said investment banker complies with the foregoing.

                (iii) BANCORP shall notify PACIFIC of the details of any indication of interest of any person, corporation, firm, association or group to acquire by any means a controlling interest in BANCORP or BANK or engage in any Business Combination with BANCORP or BANK and whether such person, corporation, firm, association or group opposes the consummation of the transactions contemplated by this Agreement within two (2) business days of any such indication of interest.

                (iv) In the event the Board of Directors of BANCORP receives a bona fide offer for a Business Combination with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the continuing fiduciary duties of said Board of Directors to the shareholders of BANCORP, such failure to act or refrain from doing any act shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, provided, however, that any such failure to act or refrain from doing any act shall entitle PACIFIC to terminate this Agreement pursuant to Section 11(b) and provided further, that the obligations and liabilities of BANCORP set forth in Section 11(e) hereof shall continue in full force and effect but neither BANCORP nor its officers, directors or agents shall have any further liability with regard thereto for any failure to act or omission of any act pursuant to this subsection (k).

            (l) 401(k) Plan. BANCORP agrees that BANCORP's 401(k) Plan may be terminated, frozen, modified or merged into the PACIFIC 401(k) Plan immediately before, on or after the Effective Date, as determined by PACIFIC in its sole discretion, subject to compliance with applicable law.

            (m) Changes in Capital Stock. At or after the date hereof and at or prior to the Effective Time, except with the prior written consent of PACIFIC, BANCORP and BANK shall not amend their respective Articles of Incorporation or Bylaws; make any change in their authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of their shares of capital stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option relating to, right to acquire, or security convertible into, shares of their capital stock or other equity security; purchase, redeem, retire or otherwise acquire (other than in a fiduciary capacity) any shares of, or any security convertible into, their capital stock or other equity securities, or agree to do any of the foregoing, except that nothing herein shall prohibit issuance of shares pursuant to the Option Plan with respect to options outstanding at the date of this Agreement (except as limited in Section 2).

            (n) Dividends. Neither BANCORP nor BANK shall declare, set aside or pay any dividend or other distribution in respect of its common stock (including, without limitation, any stock dividend or distribution), except that BANK shall be permitted to pay dividends to BANCORP in accordance with applicable laws, rules, regulations and the MOU and with the prior written consent of PACIFIC which consent shall not be unreasonably withheld.

            (o) Accounting Methods. Neither BANCORP nor BANK shall change its methods of accounting in effect at December 31, 1996, except as required by changes in generally accepted accounting principles with the concurrence of its independent accountants.

            (p) Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest PACIFIC with full title to all properties, assets, rights, approvals, immunities and franchises of BANCORP and BANK, the proper officers and directors of each party to this Agreement shall take all such necessary or appropriate action.

            (q) Access to Properties, Books and Records; Confidentiality. Prior to the Effective Time, BANCORP and BANK shall give PACIFIC and its counsel and accountants full access, during normal business hours and upon reasonable request, to all of their properties, books, contracts, commitments and records including, but not limited to, the corporate, financial and operational records, papers, reports, instructions, procedures, tax returns and filings, tax settlement letters, material contracts or commitments, regulatory examination reports and correspondence and shall allow PACIFIC to make copies of such materials (to the extent not legally prohibited) and shall furnish PACIFIC with all such information concerning their affairs as PACIFIC may reasonably request. BANCORP and BANK shall also use its best efforts to cause KPMG to make available to PACIFIC, its accountants, counsel and other agents, to the extent reasonably requested in connection with such review, KPMG work papers and documentation (including letters to management or the Board of Directors of BANCORP or BANK) relating to its work papers and its audits of the books and records of BANCORP and BANK. PACIFIC shall protect and shall use its best efforts to ensure that its employees and agents protect the confidentiality of any such information that is not public.

            (r) Employee Welfare Benefit Plans. BANCORP and BANK agree that BANCORP's and BANK's employee welfare benefit plans, as defined in Section 3(1) of Employee Retirement Income Security Act of 1974, as amended ("ERISA"), may be terminated, modified or merged into PACIFIC's welfare benefit plans before, on or after the Effective Date, as determined by PACIFIC in its sole discretion, subject to compliance with applicable law.

            (s) Nonsolicitation Agreements. BANCORP and BANK shall use their best efforts to have each person listed on Exhibit D hereto execute a nonsolicitation agreement substantially in the form attached hereto as Exhibit C.

            (t) Litigation Developments. BANCORP and BANK agree to promptly advise PACIFIC with respect to any and all material legal actions or other proceedings or investigations (including but not limited to any claims involving the BSC Mortgages) and to promptly advise PACIFIC with respect to any significant developments arising in connection with said actions, proceedings or investigations.

            (u) Resolution of Assets. Prior to the Effective Date if requested by PACIFIC, BANCORP and BANK agree to use their best efforts in good faith to maintain or improve the assets of the BANK by complying with the applicable laws, rules and regulations and the MOUs, including, but not limited to, obtaining current financial statements from borrowers of the BANK.

            (v) Customers of BANK. Subject to compliance with applicable law, within ninety (90) days of the Effective Date but in no event prior to receiving shareholder approval of the Merger, BANCORP and BANK shall use their best efforts to permit representatives of PACIFIC to meet and speak with the significant customers of BANK with representatives of BANK present and with prior notice to BANK and the cooperation of BANK to minimize any adverse effect on customer relations.

            (w) Stock Options. BANCORP shall cause all vested options granted pursuant to the Option Plan to be exercised as described in Section 2.6 or terminated prior to the Effective Date.

            (x) Loans in Excess of BANK Credit Authority. BANCORP and BANK shall use their best efforts to offer to PACIFIC a participation interest in loans in an amount in excess of BANK's credit authority.

            (y) Certain Tax Matters. BANCORP and BANK shall timely file, prior to the Effective Date, for the fiscal year ended December 31, 1997 all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns. At December 31, 1997 and on the Closing (as defined in Section 9(a)), the consolidated financial statement of BANCORP shall include a valuation allowance equal to one hundred percent (100%) of the net deferred tax asset existing at such date.

            (z) BSC Mortgages. In connection with the annual audit of BANCORP for the year ended December 31, 1997, BANCORP's and BANK's independent accountants shall perform certain procedures in the course of their annual audit (which shall be reasonably acceptable to BANCORP and PACIFIC) with respect to the BSC Mortgages and shall confirm in writing that they have performed such procedures and the results thereof. BANCORP and BANK shall provide a copy of such written confirmation to PACIFIC at least thirty (30) days prior to the Effective Date.

            (aa) Director and Officer Liability. Prior to the Effective Date, BANCORP and BANK shall purchase tail insurance coverage for the two (2) year period beginning on the Effective Date under its current policies of directors' and officers' liability insurance. The total premium payment for any such insurance coverage shall be recorded as an expense of BANCORP or BANK.

            (bb) Loan Committee Participation. As of the date of this Agreement, BANK and BANCORP shall appoint a designated representative of PACIFIC as a non-voting advisor of BANK's and BANCORP's loan committee which representative shall be provided with all necessary information for participation in any loan committee meeting forty-eight (48) hours prior to such meeting and have the authority to consent to any loan or lease as provided in Sections 3.1(i)(2)(A) and 3.1(i)(2)(B).

            (cc) Employment Issues. Prior to the Effective Date of this Agreement, BANK and BANCORP shall use their best efforts to resolve any employment issues arising from or in connection with any current or past employees of BANK and BANCORP.

            (dd) Compliance with the MOUs. From the date of this Agreement until the Effective Date, BANK and BANCORP shall use their best efforts to comply with the terms of the MOUs.

            (ee) Leases. Prior to the Effective Date of this Agreement, BANK shall use its best efforts to obtain the written consent of the landlords and sublessors for the assumption of the following leases by PACIFIC pursuant to the terms thereof:

                 (i) 16661 Ventura Boulevard, Encino, California;

                 (ii) 550 N. Brand Boulevard, Glendale, California; and

                 (iii) 433 N. Camden Drive, Beverly Hills, California.

            (ff) Quarterly Progress Reports. BANCORP has delivered to PACIFIC copies of all quarterly progress reports dated prior to the date hereof prepared by BANCORP pursuant to the terms of the MOU prior to the Effective Date. From the date of this Agreement until the Effective Date, BANK and BANCORP shall deliver to PACIFIC, copies of all quarterly progress reports prepared by BANK and BANCORP pursuant to the terms of the MOU immediately after filing such quarterly progress reports with the FDIC, DFI and FRB.

        3.2 Covenants of PACIFIC.

            (a) Government Approvals. Prior to the Effective Date, PACIFIC, with the cooperation of BANCORP and BANK, shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain all consents and approvals of government agencies as are required by law or otherwise, and shall do any and all acts deemed by PACIFIC to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided in this Agreement as promptly as practicable. All approvals referred to in this Section 3.2(a) are hereinafter referred to as the "Government Approvals." PACIFIC shall keep BANCORP and BANK advised of all developments in obtaining Government Approvals. In the event this Agreement is terminated by either party pursuant to Section 11(b) because a government agency whose consent or approval is required by law in order to consummate the Merger disapproves or otherwise informs PACIFIC that it will not approve the Merger or imposes unreasonable conditions that cause PACIFIC not to proceed with the Merger, neither PACIFIC nor any agent thereof shall have any further liability to BANCORP or BANK and neither BANCORP or BANK nor any agent thereof shall have any further liability to PACIFIC.

            (b) Notification of Breach of Representations, Warranties and Covenants. PACIFIC shall promptly give written notice to BANCORP upon becoming aware of the occurrence or impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of PACIFIC contained or referred to in the Merger Agreements or this Agreement and shall use its best efforts to prevent the same or remedy the same promptly, and shall give written notice to BANCORP of any adverse regulatory action affecting PACIFIC's ability to consummate the Merger.

            (c) Press Releases. PACIFIC shall not issue any press release or written statement for general circulation to the public relating to the Merger, this Agreement or the Merger Agreements unless previously provided to BANCORP for review and approval (which approval will not be unreasonably withheld or delayed) and shall cooperate with BANCORP in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the Merger; provided that

PACIFIC may, without the consent of BANCORP, make any disclosure with regard to this Agreement or the Merger that it determines is required under any applicable law or regulation and shall provide a copy thereof to BANCORP.

            (d) Transferred Employees. PACIFIC covenants and agrees that as of the Closing (as defined in Section 9(a)), persons employed by BANK or BANCORP immediately prior to the Effective Time who become employees of PACIFIC as of the Effective Time ("Transferred Employees") shall be entitled to participate in all employee benefit plans and arrangements maintained by PACIFIC for the benefit of its employees in accordance with the terms thereof, provided, however, that PACIFIC shall have the exclusive right to determine which employees shall be Transferred Employees. For the purposes of determining each such Transferred Employee's eligibility and vesting under such employee benefit plans and arrangements, PACIFIC shall recognize such Transferred Employee's service with BANK and/or BANCORP beginning on the date such Transferred Employee commenced employment with BANK and/or BANCORP. PACIFIC also covenants and agrees that any pre-existing condition, limitation or exclusion in its health plans shall not apply to Transferred Employee or their covered dependents who are covered under similar BANK or BANCORP health plans as of the Effective Time and who change coverage to PACIFIC's health plans at the time such Transferred Employees are first given the option to enroll in PACIFIC's health plans.

            (e) Indemnification. PACIFIC agrees that all rights to indemnification now existing in favor of the directors, officers, employees and agents of BANCORP and BANK as provided in their respective Articles of Incorporation, Bylaws, or indemnification agreements or as provided by applicable law as of the date hereof and immediately prior to the Effective Time, with respect to matters occurring prior to the Effective Time, shall survive the Effective Time and shall continue in full force and effect in accordance with and subject to applicable law.

        3.3 Covenants of the Parties. Each party shall use its best efforts to cause its officers, directors, employees, auditors, agents, and attorneys to cooperate regarding reasonable requests for information made by the other parties hereto, including but not limited to, information reasonably necessary for their respective proxy statements. Each party shall treat as confidential all such information in the same manner as each party treats similar confidential information of its own, and if this Agreement is terminated, each party shall continue to treat all such information as confidential and to cause its employees to keep all such information confidential and shall return such documents theretofore delivered by the other party as the other party shall request, and shall use such information, or cause it to be used, solely for the purposes of evaluating and completing the transactions contemplated hereby; provided that each party may disclose any such information to the extent required by federal or state securities laws or otherwise required by any governmental agency or authority, or by generally accepted accounting principles. The foregoing confidentiality obligations shall not apply with respect to any information publicly available or to any information previously known to the party in question, the use of which is not otherwise restricted.

4.      REPRESENTATIONS AND WARRANTIES OF BANK.

        BANK represents and warrants to PACIFIC, except to the extent disclosed to PACIFIC in writing prior to the date hereof (the "BANK Disclosure Statement"), that:

            (a) Corporate Status and Power to Enter Into Agreements. BANK is a state-chartered bank duly incorporated, validly existing and in good standing under the laws of California, subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of BANCORP and the appropriate regulatory authorities, it has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, holds a currently valid license issued by the DFI to engage in the commercial banking business in California at its banking offices, and is not subject, directly or indirectly, to any directive, order (formal or informal) or agreement of the FDIC, the DFI or any other regulatory authority having jurisdiction over its business or any of its assets or properties. Neither the scope of the business of BANK nor the location of its properties requires it to be licensed to do business in any jurisdiction other than the State of California.

            (b) Articles, Bylaws, Books and Records. The copies of the Articles of Incorporation and Bylaws of BANK, to be delivered to PACIFIC prior to the date hereof, are complete and accurate copies thereof as in effect on the date hereof. The minute books of BANK made available to PACIFIC contain a complete and accurate record of all meetings of the Board of Directors (and committees thereof if applicable) and shareholders. The corporate books and records (including financial statements) of BANK fairly reflect the material transactions to which BANK is a party or by which its properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of BANK and all amendments thereto have been duly approved by all requisite corporate action and by the appropriate regulatory authority to the extent required by law.

            (c) Compliance With Laws, Regulations and Decrees. BANK has the corporate power to own or lease its properties and to conduct its business as currently conducted; has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of a commercial bank, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of its business or is not likely to otherwise have a material adverse effect on BANK taken as a whole; has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed; has all material approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective registrations with all governmental and regulatory authorities which are necessary to the business and operations of BANK as now being conducted, and has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof asserting that BANK is not in material compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or threatening to revoke any licenses, franchise, permit or governmental authorization of BANK.

            (d) Capitalization. The authorized capital stock of BANK consists of 2,000,000 shares of BANK common stock, no par value, of which 897,884 are duly authorized, validly issued, fully paid and nonassessable, except to the extent such shares are assessable pursuant to the California Financial Code, and currently outstanding and no shares of BANK preferred stock authorized. All of such common stock outstanding is owned by BANCORP. Said stock has been issued in compliance with all applicable registration or qualification provisions of state and federal securities laws. No other equity securities of BANK have been issued or are outstanding.

            (e) Equity Interests. Except as listed below or as collateral for outstanding loans held in its loan portfolio, BANK does not own, directly or indirectly, any equity interest in any bank, corporation, or other entity.

                            BSC Mortgage Corporation

                           Sterling Quest Corporation

            (f) Financial Statements; Regulatory Reports. No financial statement or other document provided or to be provided to PACIFIC as required by Section 3.1(g)(i), (ii), (iii) and (iv) hereof, as of the date of such document, contained, or as to documents to be delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. BANK has filed all material documents and reports relating to BANK required to be filed by it with the DFI, the FDIC, or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to BANK required by governmental authorities and regulatory agencies having jurisdiction over BANK have been taken. BANK has not received notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that BANK is not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of BANK. BANK is not subject to any order, agreement or written directive with any regulatory authority with respect to its assets or business except for matters of general application. BANK has paid all assessments made or imposed by any governmental agency. BANK shall deliver to PACIFIC copies of all annual management letters and opinions, and shall make available to PACIFIC for inspection all reviews, correspondence and other documents in the files of BANK prepared by KPMG or any other certified public accountant engaged by BANK and delivered to BANK since January 1, 1992. The consolidated financial records of BANK have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect. The data processing equipment, data transmission equipment, related peripheral equipment and software used by BANK in the operation of its business to generate and retrieve its financial records are adequate for the current needs of BANK.

            (g) Tax Returns.

                (i) BANK has timely filed all federal, state, county, local and foreign tax returns required to be filed by it, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, other withholding tax returns and Federal Unemployment Tax Returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. BANK has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due and payable, except those that are being contested in good faith, which contested matters have been disclosed to PACIFIC in the BANK Disclosure Statement. BANK has not requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by either of them for any period. There are no claims pending against BANK for any alleged deficiency in the payment of any taxes, and no pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. There have been no events, including a change in ownership, that would result in a reappraisal and establishment of a new base-year full value for purposes of Articles XIII.A of the California Constitution, of any real property owned in whole or in part by BANK or to the best of BANK's knowledge, of any real property leased by BANK.

                (ii) BANK shall deliver to PACIFIC as soon as such documents are available, copies of all its and its subsidiary's tax returns with respect to taxes payable to the United States and the State of California for the fiscal years ended December 31, 1997, 1996, 1995, 1994, 1993 and 1992.

                (iii) No consent has been filed relating to BANK pursuant to
Section 341(f) of the IRC.

            (h) Material Adverse Change.

Except as reflected on BANK's financial statements issued prior to the date hereof and delivered to PACIFIC or as otherwise disclosed to PACIFIC in the BANK Disclosure Statement, since September 30, 1997, there has been (i) no material adverse change in the business, assets, licenses, permits, franchises, results of operations or financial condition of BANK taken as a whole (whether or not in the Ordinary Course of Business), (ii) no change in any of the assets, licenses, permits or franchises of BANK or that has had or, to BANK's knowledge, can reasonably be expected to have a material adverse effect on any of the items listed in clause (h)(i) above, (iii) no damage, destruction, or other casualty loss (whether or not covered by insurance) that has had or can reasonably be expected to have a material adverse effect on any of the items listed in clause
(h)(i) above, (iv) no amendment, modification, or termination of any existing, or entering into of any new, contract, agreement, plan, lease, license, permit or franchise that is material to the business, financial condition, assets, liabilities or operations of BANK taken as a whole, except in the Ordinary Course of Business; or (v) no disposition by BANK of one or more assets that, individually or in the aggregate, are material to BANK taken as a whole, except sales of assets in the Ordinary Course of Business.

                (i) No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited consolidated balance sheets of BANK as of June 30, 1997, since such date BANK has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business. No agreement pursuant to which any loans or other assets have been or will be sold by BANK entitle the buyer of such loans or other assets, unless there is material breach of a representation or covenant by BANK, to cause BANK to repurchase such loan or other asset or to pursue any other form of recourse against BANK. BANK has not knowingly made nor shall make any representations or covenants in any such agreement that contained or shall contain any untrue statement of a material fact or omitted or shall omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such representations and/or covenants were made or shall be made, not misleading. No cash, stock or other dividend or any other distribution with respect to the stock of BANK has been declared, set aside or paid, nor have any shares of the stock of BANK been purchased, redeemed or otherwise acquired, directly or indirectly, by BANK since June 30, 1997. Except as disclosed to PACIFIC in the BANK Disclosure Statement, there are no special arrangements, understandings or agreements, written or oral, with any of the BANK's depositors.

            (j) Properties and Leases.

                (i) BANK has good and marketable title, free and clear of all liens and encumbrances and the right of possession, subject to existing leaseholds, to all real properties, including any branches owned by BANCORP or BANK, and good title to all other property and assets, tangible and intangible, reflected in BANK consolidated balance sheet as of June 30, 1997 (except property held as lessee under leases entered into since June 30, 1997 and disclosed to PACIFIC in the BANK Disclosure Statement and except personal property sold or otherwise disposed of since June 30, 1997 in the Ordinary Course of Business), except (a) liens for taxes or assessments not delinquent, (b) such other liens and encumbrances and imperfections of title as do not materially affect the value of such property as reflected in BANK consolidated balance sheet as of June 30, 1997, or as currently shown on the books and records of BANK and which do not interfere with or impair the present and continued use, or (c) immaterial exceptions disclosed in title reports and preliminary title reports, copies of which shall be provided to PACIFIC. All tangible properties of BANK conform in all material respects with all applicable ordinances, regulations and zoning laws. All material tangible properties of BANK are in a good state of maintenance and repair and are to the best knowledge of BANK adequate for the current business of BANK. No properties of BANK and, to the best of BANK's knowledge, no properties in which it holds a collateral or contingent interest or purchase option, are the subject of any pending or to the best of BANK's knowledge, threatened investigation, claim or proceeding relating to the use, storage or disposal on such property of or contamination of such property by any toxic or hazardous waste material or substance. To BANK's knowledge, BANK does not own, possess or have a collateral or contingent interest or purchase option in any properties or other assets which contain or have located within or thereon any hazardous or toxic waste material or substance unless the location of such hazardous or toxic waste material or other substance or its use thereon conforms in all material respects with all federal, state and local laws, rules, regulations or other provisions regulating the discharge of materials into the environment. As to any asset not owned or leased by BANK, to the best of BANK's knowledge, BANK has not controlled, directed or participated in the operation or management of any such asset or any facilities or enterprise conducted thereon, such that it has become an owner or operator of such asset under applicable environmental laws.

                (ii) All properties held by BANK under leases are held under valid, binding and enforceable leases, with such exceptions as are not material and do not interfere with the conduct of the business of BANK, and BANK enjoys quiet and peaceful possession of such leased property. BANK is not in default in any material respect under any material lease, agreement or obligation regarding its properties to which it is a party or by which it is bound.

                (iii) Except as disclosed to PACIFIC in the BANK Disclosure Statement, all of BANK's rights and obligations under the leases referred to in
Section 4(j)(ii) above do not require the consent of any other party to the transaction contemplated by this Agreement. Where required, BANK shall use its best efforts to obtain, prior to the Effective Date, the consent of all parties to any such transactions.

                (iv) With respect to the property referred to in Sections 4(j)(i) and (ii), BANK is in material compliance with applicable statutes, laws, codes, ordinances, regulations or requirements relating to leasing, occupancy, zoning, subdivision, planning, building, fire, safety, health or environmental matters and with covenants, conditions and restrictions (whether or not of record) and other local, municipal, regional, state or federal requirements.

            (k) Material Contracts. Except as disclosed to PACIFIC in the BANK Disclosure Statement and excluding loans, lines of credit, loan commitments or letters of credit to which BANK is a party, BANK is not a party to or bound by any contract or other agreement made in the Ordinary Course of Business which involves aggregate future payments by or to it of more than Fifteen Thousand Dollars ($15,000) and which is made for a fixed period expiring more than one year from the date hereof, and BANK is not a party to or bound by any agreement not made in the Ordinary Course of Business which is to be performed at or after the date hereof. To the best of BANK's knowledge, each of the contracts and agreements disclosed to PACIFIC pursuant to this Section 4(k) is a legal and binding obligation (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), and to the best knowledge of BANK, no material breach or default (and no condition which, with notice or passage of time, or both, could become a breach or default) exists with respect thereto. No power of attorney or similar authorization given directly or indirectly by BANK is currently outstanding.

            (l) Classified Loans. Except as disclosed to PACIFIC in the BANK Disclosure Statement, there are no loans presently owned by BANK as of October 31, 1997 that have been classified by any bank examiner, outside loan reviewer, accountant or the management of BANK as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories with similar import and all loans or portions thereof classified "Loss" have been charged off. Notwithstanding the above, BANK shall be under no obligation to disclose to PACIFIC any such classification by any bank examiner where such disclosure would violate any obligation of confidentiality of BANK imposed by the DFI, the FDIC, or any other bank regulator. BANK regularly reviews and appropriately classifies loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of BANK are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to PACIFIC in the BANK Disclosure Statement or reserved for in the unaudited consolidated balance sheet of BANK as of June 30, 1997, and were duly authorized under and made in material compliance with applicable federal and state laws and regulations. BANK does not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of BANK.

            (m) Restrictions on Investments. Except for pledges to secure public and trust deposits and repurchase agreements in the Ordinary Course of Business, none of the investments reflected in BANK consolidated balance sheet as of June 30, 1997 and none of the investments made by BANK since June 30, 1997, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of BANK to freely dispose of such investment at any time.

            (n) Employment Contracts and Benefits.

                (i) BANK has delivered to PACIFIC an accurate list setting forth all bonus, incentive compensation, profit-sharing, pension, retirement, stock purchase, stock option, deferred compensation, severance, hospitalization, medical, dental, vision, group insurance, death benefits, disability and other fringe benefit plans, trust agreements, arrangements and commitments of BANK (including but not limited to such plans, agreements, arrangements and commitments applicable to former employees or retired employees, or for which such persons are eligible), if any, together with copies of all such plans, investment policies regarding assets in such plans, agreements, arrangements and commitments that are documented, any and all contracts of employment and has made available to PACIFIC any Board of Directors' minutes (or committee minutes) from meetings held within the five (5) year period ending as of the Effective Date authorizing, approving or guaranteeing such plans and contracts.

                (ii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed in subsection (n) and which is subject to the reporting, disclosure and record retention requirements set forth in the IRC and Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis in all material respects.

                (iii) With respect to each employee benefit plan (as defined in Section 3(3) of ERISA) which is listed in subsection (n) and which is subject to
Part 4 of Subtitle B of Title I of ERISA, none of the following now exists or has existed within the six (6) year period ending on the date hereof:

                      A. Any act or omission constituting a material violation of Section 402 of ERISA;

                      B. Any act or omission constituting a material violation of Section 403 of ERISA;

                      C. Any act or omission by BANK or any of its subsidiaries, or by any director, officer or employee thereof, constituting a material violation of Sections 404 and 405 of ERISA;

                      D. To the best of BANK's knowledge, any act or omission by any other person constituting a material violation of Sections 404 or 405 of ERISA;

                      E. Any act or omission which constitutes a material violation of Sections 406 or 407 of ERISA and is not exempted by Section 408 of ERISA or which constitutes a material violation of Section 4975(c) of the IRC and is not exempted by Section 4975(d) of the IRC; or

                      F. Any act or omission constituting a material violation of Sections 503, 510 or 511 of ERISA.

                (iv) All contributions, premiums or other payments due from BANK and its subsidiaries to (or under) any plan listed in subsection (n) have been fully paid or adequately provided for on the audited financials for the year ended December 31, 1996 and period ended September 30, 1997. All accruals thereon (including, where appropriate, proportional accruals for partial periods) have been made in accordance with generally accepted accounting principles consistently applied on a reasonable basis.

                (v) Each plan listed in subsection (n) complies in all material respects with all applicable requirements of the Age Discrimination in Employment Act of 1967, as amended, and the regulations thereunder and Title VII of the Civil Rights Act of 1964, as amended, and the regulations thereunder.

                (vi) Each plan listed in subsection (n) complies in all material respects with all applicable requirements of the health care continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, and the regulations thereunder.

                (vii) Except for the employment agreement with Joseph C. Carona, BANK has no employment contracts with any other person. In the BANK Disclosure Statement, BANK shall disclose to PACIFIC the names of each director, officer and employee of BANK and such persons' annual compensation.

            (o) Collective Bargaining and Employment Agreements. Except as provided in this Agreement or as disclosed to PACIFIC in the BANK Disclosure Statement, BANK does not have any union or collective bargaining or written employment agreements, contracts or other agreements with any labor organization or with any member of management, or any management or consultation agreement not terminable at will by BANK without liability and no such contract or agreement has been requested by, or is under discussion by management with, any group of employees, any member of management or any other person. There are no material controversies pending between BANK and any current or former employees, and to the best of its knowledge, there are no efforts presently being made by any labor union seeking to organize any of such employees.

            (p) Compensation of Officers and Employees. Except as disclosed to PACIFIC in the BANK Disclosure Statement and except as otherwise provided in this Agreement, no officer or employee of BANK is receiving aggregate direct remuneration at a rate exceeding Fifty Thousand Dollars ($50,000) per annum, and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from BANK or PACIFIC to any employee of BANK.

            (q) Legal Actions and Proceedings. Except as disclosed to PACIFIC in the BANK Disclosure Statement, BANK is not a party to, nor to the best knowledge of BANK, threatened with, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and to the best of BANK's knowledge, BANK is not subject to any potential adverse claim (or claims in the aggregate), the outcome of which could involve the payment or receipt by BANK of any amount in excess of Ten Thousand Dollars ($10,000) unless an insurer of BANK has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by BANK of a monetary amount, which could materially adversely affect BANK or its business or property or the transactions contemplated hereby. BANK has no knowledge of any pending or threatened claims or charges under the Bank Secrecy Act, Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best knowledge of BANK, threatened against BANK.

            (r) Execution and Delivery of the Agreement.

                (i) The execution and delivery of this Agreement have been duly authorized by the Board of Directors of BANK and, when this Agreement and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of BANCORP Common Stock at a meeting of shareholders duly called and held and this Agreement and the Merger have been duly approved by BANCORP as the sole shareholder of BANK, this Agreement and the Merger will be duly and validly authorized by all necessary corporate action on the part of BANK.

                (ii) This Agreement has been duly executed and delivered by BANK and (assuming due execution and delivery by and enforceability against PACIFIC) constitutes the legal and binding obligations of BANK.

                (iii) The execution and delivery by BANK of this Agreement and the consummation of the transactions herein do not violate any provision of the Articles of Incorporation or Bylaws of BANK, any provision of federal or state law or any governmental rule or regulation (assuming receipt of the Government Approvals and the accuracy of the representations and warranties of PACIFIC set forth herein) and do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which BANK is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which BANK is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or similar right of any third party upon any of the properties or assets of BANK.

            (s) Insurance. BANK is and continuously since its inception has been, insured with reputable insurers against all risks normally insured against by banks, all insurance policies and bonds maintained by BANK are in full force and effect, BANK is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the best judgment of the management of BANK, such insurance coverage is adequate for BANK. Since December 31, 1991, there has not been any damage to, destruction of, or loss of any assets of BANK not covered by insurance that could materially and adversely affect the business, financial condition, properties, assets or results of operations of BANK.

            (t) Loan Loss Reserves. The reserve for loan losses in BANK consolidated balance sheets dated December 31, 1996, March 31, 1997, June 30, 1997 and each subsequent period end prior to the Effective Date and as of the Effective Date are or will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans but in no event will be less than sufficient to reserve for Nonperforming Loans outstanding consistent with BANK's past practices. For purposes of this Agreement, "Nonperforming Loans" means the sum of all accruing loans over 90 days past due in the payment of principal or interest plus any loans no longer accruing interest. Nonperforming Loans does not include OREO. BANK has disclosed to PACIFIC in the BANK Disclosure Statement, and will promptly inform PACIFIC of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of BANK, that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans). Notwithstanding the above, BANK shall be under no obligation to disclose to PACIFIC any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of BANK imposed by such bank regulatory agency. BANK has furnished and will continue to furnish to PACIFIC true and accurate information concerning the loan portfolio of BANK, and no material information with respect to the loan portfolio has been or will be withheld from PACIFIC.

            (u) Transactions With Affiliates. Except as may arise in the Ordinary Course of Business, BANK has not extended credit, committed to extend credit, or transferred any asset to or assumed or guaranteed any liability of the employees or directors of BANK, or any spouse or child of any of them, or any of their affiliates. BANK has not entered into any other transactions with the employees or directors of BANK or any spouse or child of any of them, or any of their affiliates or associates, except as disclosed to PACIFIC in the BANK Disclosure Statement. Any such transactions have been on terms no less favorable than those which would prevail in an arm's length transaction with an independent third party.

            (v) SBA Lender. BANK is a Certified Lender with respect to the SBA and maintains a program for lending with the SBA.

            (w) BSC Mortgages. There is as of the date hereof, one (1) loan of BSC Mortgage Corporation for which repurchase demands or make whole claims have been made and adequate reserves for such demands or claims have been made by BANK.

            (x) Accuracy of Representations and Warranties. No representation or warranty by BANK and no statement by BANK in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to PACIFIC; provided, however, that information as of a later date, which has been furnished to PACIFIC in writing, shall be deemed to modify information as of an earlier date.

5.      REPRESENTATIONS AND WARRANTIES OF BANCORP.

        BANCORP represents and warrants to PACIFIC, except to the extent disclosed to PACIFIC in writing prior to the date hereof (the "BANCORP Disclosure Statement"), that:

            (a) Corporate Status and Power to Enter Into Agreement. BANCORP (i) is a corporation duly incorporated, validly existing and in good standing under California law and is a registered bank holding company under the BHC Act, (ii) subject to the approval of this Agreement and the transactions contemplated hereby by the FRB, has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it, (iii) BANK holds a currently valid license issued by the DFI to engage in the commercial banking business in California at the offices in which such business is conducted, and (iv) neither BANCORP nor any of its subsidiaries is subject, directly or indirectly, to any directive or order (formal or informal) of the FRB or the Federal Reserve Bank of San Francisco, the DFI or any other regulatory authority having jurisdiction over its or their business or any of its or their assets or properties.

            (b) Corporate Status and Power of BANCORP. Prior to and as of the Effective Time, BANCORP will be a corporation duly incorporated, validly existing and in good standing under California law and will have the corporate power to enter into the Merger Agreements and to carry out all of the terms and provisions thereof to be carried out by it.

            (c) Articles, Bylaws, Books and Records.

The copies of the Articles of Incorporation and Bylaws of BANCORP to be delivered to PACIFIC promptly after the date hereof are complete and accurate copies thereof as in effect on the date hereof. The minute books of BANCORP made available to PACIFIC contain a complete and accurate record of all meetings of BANCORP's Board of Directors (and committees thereof) and shareholders. The corporate books and records (including financial statements) of BANCORP fairly reflect the material transactions to which BANCORP or any of its subsidiaries is a party or by which any of their properties are subject or bound, and such books and records have been properly kept and maintained. The Articles of Incorporation and Bylaws of BANCORP and all amendments thereto have been duly approved by all requisite corporate action and said Articles of Incorporation and all amendments thereto have been duly filed with the California Secretary of State.

            (d) Compliance With Laws, Regulations and Decrees. BANCORP and each of its subsidiaries each (i) has the corporate power to own or lease its properties and to conduct its business as currently conducted, (ii) has complied with, and is not in default of any laws, regulations, ordinances, orders or decrees applicable to the conduct of its business and the ownership of its properties, including but not limited to all federal and state laws (including but not limited to the Bank Secrecy Act), rules and regulations relating to the offer, sale or issuance of securities, and the operation of BANK, other than where such noncompliance or default is not likely to result in a material limitation on the conduct of the business of BANCORP or its subsidiaries taken as a whole or is not likely to otherwise have a material adverse effect on BANCORP and its subsidiaries taken as a whole, (iii) has not failed to file with the proper federal, state, local or other authorities any material report or other document required to be so filed, (iv) has all material approvals, authorizations, consents, licenses, clearances and orders of, and has currently effective all registrations with, all governmental and regulatory authorities which are necessary in all material respects to the respective businesses and operations of BANCORP and its subsidiaries (taken as a whole) as they are now being conducted, and (v) has received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof (A) asserting that BANCORP and its subsidiaries (taken as a whole) are not in material compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any material licenses, franchise, permit or governmental authorization of BANCORP and its subsidiaries (taken as a whole).

            (e) Financial Statements, Regulatory Reports. No financial statement or other document provided or to be provided to PACIFIC as required by Section 3.1(g)(i), (ii), (iii) and (iv) hereof, as of the date of such document, contained, or as to documents delivered after the date hereof, will contain, any untrue statement of a material fact, or, at the date thereof, omitted or will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were or will be made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of any earlier date. BANCORP has filed all material documents and reports relating to BANCORP or its subsidiaries required to be filed by it with the

FRB or any other governmental authority having jurisdiction over its business or any of its assets or properties. All such reports conform in all material respects with the requirements promulgated by such regulatory agencies. All compliance or corrective action relating to BANCORP or its subsidiaries required by governmental authorities and regulatory agencies having jurisdiction over BANCORP or its subsidiaries has been taken. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, BANCORP and its subsidiaries have received no notification, formally or informally, from any agency or department of any federal, state or local government or any regulatory agency or the staff thereof
(A) asserting that BANCORP or its subsidiaries are not in compliance with any of the statutes, regulations or ordinances which such government or regulatory authority enforces, or (B) threatening to revoke any license, franchise, permit or governmental authorization of BANCORP or its subsidiaries. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, neither BANCORP nor any of its subsidiaries is subject to any order, agreement, or written directive with any regulatory authority with respect to its assets or business except for matters of general application. BANCORP and its subsidiaries have paid all assessments made or imposed by any governmental agency. BANCORP shall deliver to PACIFIC copies of all annual management letters and opinions, and shall make available to PACIFIC for inspection all reviews, correspondence and other documents in the files of BANCORP prepared by KPMG or any other certified public accountant engaged by BANCORP, and delivered to BANCORP since January 1, 1992. The financial records of BANCORP have been, and are being and shall be, maintained in all material respects in accordance with all applicable legal and accounting requirements sufficient to insure that all transactions reflected therein are, in all material respects, executed in accordance with management's general or specific authorization and recorded in conformity with generally accepted accounting principles at the time in effect.

            (f) Material Adverse Change. There has been no material adverse change in the financial condition, results of operation or assets of BANCORP from the financial condition, results of operation or assets indicated in the financial statements of BANCORP at June 30, 1997, which financial statements have been heretofore provided to PACIFIC.

            (g) Execution and Delivery of the Agreement.

                (i) The execution and delivery of this Agreement have been duly and validly authorized by the Board of Directors of BANCORP and, when this Agreement and the Merger have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of BANCORP Common Stock at a meeting of shareholders duly called and held, this Agreement will be duly and validly authorized by all necessary corporate action on the part of BANCORP.

                (ii) This Agreement has been duly executed and delivered by BANCORP and (assuming due execution and delivery by and enforceability against PACIFIC) constitutes a legal and binding obligation of BANCORP.

                (iii) The execution and delivery by BANCORP of this Agreement and the consummation of the transactions herein contemplated do not and will not violate any provision of the Articles of Incorporation or Bylaws of BANCORP, any provision of federal or state law or any governmental rule or regulation (assuming receipt of the Government Approvals and the accuracy of the representations and warranties of PACIFIC set forth herein) and do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which BANCORP is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which BANCORP is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of BANCORP.

            (h) Accuracy of Representations and Warranties. No representation or warranty by BANCORP and no statement by BANCORP in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to PACIFIC; provided, however, that information as of a later date, which has been furnished to PACIFIC in writing, shall be deemed to modify information as of an earlier date.

            (i) Capitalization. As of November 30, 1997, the authorized capital stock of BANCORP consisted of 5,000,000 shares of common stock, without par value, of which 1,712,419 shares were duly authorized, fully paid, validly issued, nonassessable and are currently outstanding. There are currently outstanding options to purchase 16,826 shares of BANCORP Common Stock, at a weighted average exercise price of $4.64 per share, issued pursuant to the Option Plan. Said options were issued and, upon issuance in accordance with the terms of the outstanding options said shares shall be issued, in compliance with all applicable securities laws. There are no outstanding options, agreements, calls or commitments of any character which would obligate BANCORP to issue, sell, pledge, assign or otherwise encumber or dispose of, or to purchase, redeem or otherwise acquire, any BANCORP common stock or any other equity security of BANCORP, or warrants or options relating to, rights to acquire, or debt or equity securities convertible into, shares of BANCORP Common Stock or any other equity security of BANCORP. Attached to BANCORP's Disclosure Statement is a list of all option holders and the number of vested and unvested options as of October 29, 1997. The common stock of BANCORP has been duly and validly registered with the Securities and Exchange Commission pursuant to the 1934 Act, to the extent required thereunder.

            (j) Tax Returns. BANCORP has timely filed all material federal and state returns required to be filed by it or its subsidiaries, including, without limitation, estimated tax, use tax, excise tax, real property and personal property tax reports and returns, employer's withholding tax returns, withholding tax returns and Federal Unemployment Tax Act returns, and all other reports or other information required or requested to be filed by each of them, and each such return, report or other information was, when filed, complete and accurate in all material respects. BANCORP and each of its subsidiaries has paid all taxes, fees and other governmental charges, including any interest and penalties thereon, when they have become due and payable, except those that are being contested in good faith, which contested matters shall be disclosed to PACIFIC. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, neither BANCORP nor any of its subsidiaries has been requested to give or has given any currently effective waivers extending the statutory period of limitation applicable to any tax return required to be filed by any of them for any period. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, there are no material claims pending against BANCORP or any of its subsidiaries for any alleged deficiency in the payment of any taxes, and neither BANCORP nor any of its subsidiaries knows of any pending or threatened audits, investigations or claims for unpaid taxes or relating to any liability in respect of any taxes. BANCORP shall deliver to PACIFIC as soon as such documents are available, copies of all of its and its subsidiaries' tax returns with respect to taxes payable to the United States of America and the State of California for the fiscal years ended December 31, 1992, 1993, 1994, 1995, 1996 and 1997.

            (k) Retention of Broker or Consultant. No broker, agent, finder, consultant or other party (other than legal, compliance, loan auditors and accounting advisors) has been retained by BANCORP or is entitled to be paid based upon any agreements, arrangements or understandings made by BANCORP in connection with any of the transactions contemplated by this Agreement, except that BANCORP has engaged the firm of Hoefer & Arnett to act as its financial advisors and to render opinions regarding the fairness of the Merger. Subject to any applicable confidentiality provisions, BANCORP shall provide PACIFIC with true and accurate copies of its agreements with Hoefer & Arnett.

            (l) No Undisclosed Liabilities. Except for items for which reserves have been established in the unaudited consolidated balance sheets of BANCORP as of June 30, 1997, since such date BANCORP has not incurred or discharged, and is not legally obligated with respect to, any indebtedness, liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar arrangement) or obligation (accrued or contingent, whether due or to become due, and whether or not subordinated to the claims of its general creditors), other than as a result of operations in the Ordinary Course of Business. No cash, stock or other dividend or any other distribution with respect to the stock of BANCORP has been declared, set aside or paid, nor have any shares of the stock of BANCORP been purchased, redeemed or otherwise acquired, directly or indirectly, by BANCORP since June 30, 1997.

            (m) Properties and Leases. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, BANCORP does not own or lease any personal or real property.

            (n) Material Contracts. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, BANCORP has no contracts with any person except the employment contracts specified in subsection (o) below.

            (o) Employment Contracts and Benefits. Except for the employment agreement with Allan E. Dalshaug, BANCORP has no employment contracts with any other person. In the BANCORP Disclosure Statement, BANCORP shall disclose to PACIFIC the names of each director, officer and employee of BANCORP.

            (p) Compensation of Officers and Employees. Except as otherwise provided in this Agreement, no officer or employee of BANCORP is receiving aggregate direct remuneration at a rate exceeding Fifty Thousand Dollars ($50,000) per annum, and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any payment (whether of severance pay or otherwise) becoming due from BANCORP, or PACIFIC to any employee of BANCORP.

            (q) Legal Actions and Proceedings. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, BANCORP is not a party to, nor to the best knowledge of BANCORP threatened with, any legal action or other proceeding or investigation before any court, any arbitrator of any kind or any government agency, and to the best of BANCORP's knowledge, BANCORP is not subject to any potential adverse claim, the outcome of which could involve the payment or receipt by BANCORP of any amount in excess of Ten Thousand Dollars ($10,000), unless an insurer of BANCORP has agreed to defend against and pay the amount of any resulting liability without reservation, or, if any such legal action, proceeding, investigation or claim will not involve the payment by BANCORP of a monetary amount, which could materially adversely affect BANCORP or its business or property or the transactions contemplated hereby. BANCORP has no knowledge of any pending or threatened claims or charges under the Community Reinvestment Act, before the Equal Employment Opportunity Commission, the California Department of Fair Housing & Economic Development, the California Unemployment Appeals Board, or any human relations commission. There is no labor dispute, strike, slow-down or stoppage pending or, to the best of the knowledge of BANCORP, threatened against BANCORP.

            (r) Classified Loans. Except as disclosed to PACIFIC in the BANCORP Disclosure Statement, there are no loans presently owned by BANCORP that have been classified by any BANCORP examiner, outside loan reviewer, accountant or the management of BANCORP as "Other Loans Especially Mentioned," "Substandard," "Doubtful," or "Loss" or classified using categories with similar import and all loans or portions thereof classified "Loss" have been charged off. Notwithstanding the above, BANCORP shall be under no obligation to disclose to PACIFIC any such classification by any

BANCORP examiner where such disclosure would violate any obligation of confidentiality of BANCORP imposed by any BANCORP regulator. BANCORP regularly reviews and appropriately classifies loans in accordance with all applicable legal and regulatory requirements and generally accepted banking practices. All loans and investments of BANCORP are legal, valid and binding obligations enforceable in accordance with their respective terms and are not subject to any setoffs, counterclaims or disputes (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general applicability), except as disclosed to PACIFIC in the BANCORP Disclosure Statement or reserved for in the unaudited consolidated balance sheet of BANCORP as of June 30, 1997, and were duly authorized under and made in material compliance with applicable federal and state laws and regulations. BANCORP does not have any extensions of credit, investments, guarantees, indemnification agreements or commitments for the same (including without limitation commitments to issue letters of credit, to create acceptances, or to repurchase securities, federal funds or other assets) other than those documented on the books and records of BANCORP.

            (s) Loan Loss Reserve. The reserve for loan losses in BANCORP consolidated balance sheets dated December 31, 1996, March 31, 1997, June 30, 1997 and each subsequent annual and quarterly period end prior to the Effective Date and as of the Effective Date are or will be adequate in all material respects under the requirements of all applicable state and federal laws and regulations to provide for possible loan losses on outstanding loans but in no event will be less than sufficient to reserve for Nonperforming Loans (as defined in Section 4(u)) outstanding consistent with BANCORP's past practices. Nonperforming Loans does not include OREO. BANCORP has disclosed to PACIFIC in the BANCORP Disclosure Statement, and will promptly inform PACIFIC of the amounts of all loans, leases, other extensions of credit or commitments, or other interest-bearing assets of BANCORP, that have been classified as of the date hereof or hereafter by any internal bank examiner or any bank regulatory agency as "Other Loans Especially Mentioned", "Substandard", "Doubtful", "Loss", or words of similar import in the case of loans (or that would have been so classified, in the case of other assets, had they been loans). Notwithstanding the above, BANCORP shall be under no obligation to disclose to PACIFIC any such classification by any bank regulatory agency where such disclosure would violate any obligation of confidentiality of BANCORP imposed by such bank regulatory agency. BANCORP has furnished and will continue to furnish to PACIFIC true and accurate information concerning the loan portfolio of BANCORP, and no material information with respect to the loan portfolio has been or will be withheld from PACIFIC.

            (t) Compliance With ERISA. BANCORP has not, since its inception, either maintained or contributed to an employee pension benefit plan, as defined in Section 3(2) of ERISA, including multi-employer plans, other than the Sterling West Bancorp Employee Stock Ownership Plan and Trust, Number 001 (the "Plan") and a true and accurate copy of which has been provided to PACIFIC. With respect to the Plan and its related trust (the "Trust"), as of the Effective Time, the Plan will in all material respects be (and currently is) in compliance with all the applicable requirements of Section 401(a) of the IRC, and the Trust will be exempt from income tax under Section 501(a) of the IRC; the Plan represents the adoption of an individual design plan that received a favorable opinion letter ("Opinion Letter") from the IRS as to its form dated November 13, 1995; BANCORP relies on such Opinion Letter as authorized under IRS Revenue Procedure 89-9 as support for the fact that the Plan is qualified under
Section 401(a) of the IRC; no contributions have exceeded the limitations set forth in Section 415 of the IRC; all required and necessary filings with the IRS, Department of Labor and any other governmental agencies with respect to the Plan and the Trust for all periods ending at or prior to the Effective Time will have been made on a timely basis by BANCORP and the plan administrator; there shall have been no material violation of Parts 1 and 4 of Subtitle B of Title I of ERISA or of Section 4975 of the IRC; and there shall have been no action, claim or demand of any kind known to BANCORP brought or threatened by any potential claimant or representative of such claimant under the Plan or Trust where BANCORP may be either liable directly on such action, claim or demand, or obligated to indemnify any person, group of persons or entity with respect to such action, claim or demand, unless such action, claim or demand is covered by adequate reserves reflected in BANCORP's June 30, 1997 financial statements or an insurer of BANCORP has agreed to defend against and pay the amount of any resulting liability without reservation.

            (u) Equity Interests. Except as listed below, BANCORP does not own directly or indirectly, any equity interest in any bank, corporation, or other entity.

                                  Sterling Bank
                         Sterling Business Credit, Inc.

6.      REPRESENTATIONS AND WARRANTIES OF PACIFIC.

        PACIFIC represents and warrants to BANCORP and BANK that:

            (a) Corporate Status and Power to Enter Into Agreement. PACIFIC is a national association duly organized, validly existing and in good standing under the National Bank Act (the "NBA"), and subject to the approval of this Agreement and the transactions contemplated hereby by the regulatory agencies having jurisdiction thereof, has all necessary corporate power to enter into this Agreement and to carry out all of the terms and provisions hereof and thereof to be carried out by it. PACIFIC is not subject to any directive or order (formal or informal) of the OCC, the FRB or any other regulatory authority having jurisdiction over its or their business or any of its or their assets or properties.

            (b) Corporate Status and Power of PACIFIC. Prior to and as of the Effective Time, PACIFIC will be a national association duly organized, validly existing and in good standing under the NBA and will have the corporate power to enter into the Merger Agreements and to carry out all of the terms and provisions thereof to be carried out by it.

            (c) Execution and Delivery of the Agreement.

                (i) The execution and delivery of this Agreement has been duly and validly authorized by the Board of Directors of PACIFIC and this Agreement will be duly and validly authorized by all necessary corporate action on the part of PACIFIC.

                (ii) This Agreement has been duly executed and delivered by PACIFIC and (assuming due execution and delivery by and enforceability against BANCORP) constitutes a legal and binding obligation of PACIFIC.

                (iii) The execution and delivery by PACIFIC of this Agreement and the consummation of the transactions herein contemplated do not and will not violate any provision of the Articles of Association or Bylaws of PACIFIC, any provision of federal or state law or any governmental rule or regulation (assuming (1) receipt of the Government Approvals, and (2) accuracy of the representations of BANCORP and BANK set forth herein), and do not require any consent of any person under, conflict with or result in a breach of, or accelerate the performance required by any of the terms of, any material debt instrument, lease, license, covenant, agreement or understanding to which PACIFIC is a party or by which it is bound or any order, ruling, decree, judgment, arbitration award or stipulation to which PACIFIC is subject, or constitute a material default thereunder or result in the creation of any lien, claim, security interest, encumbrance, charge, restriction or right of any third party of any kind whatsoever upon any of the properties or assets of PACIFIC.

            (d) Government Approvals. To the best of its knowledge, PACIFIC has no reason to believe that it will not obtain the Government Approvals contemplated by this Agreement.

            (e) Accuracy of Representations and Warranties. No representation or warranty by PACIFIC and no statement by PACIFIC in any certificate, agreement, schedule or other document furnished in connection with the transactions contemplated by this Agreement or the Merger Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to BANCORP; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date.

7.      CONDITIONS TO THE OBLIGATIONS OF PACIFIC.

            The obligations of PACIFIC under this Agreement are, at its option, subject to fulfillment at or prior to the Effective Date of each of the following conditions; provided, however, that any one or more of such conditions may be waived in writing by the Board of Directors of PACIFIC at any time at or prior to the Effective Time:

            (a) Representations and Warranties. The representations and warranties in Sections 4 and 5 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date and not contain any material inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on BANCORP and BANK taken as a whole.

            (b) Compliance and Performance Under Agreement. BANCORP and BANK shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it at or prior to the Effective Date. Each of the directors of BANCORP and BANK also shall have performed and complied in all material respects with all of the terms and conditions of the undertaking referred to in Section 3.1(a) above. BANCORP and BANK acknowledge that their failure to obtain PACIFIC's prior written approval for any material transaction pursuant to this Agreement and not in the Ordinary Course of Business shall be within the scope of this paragraph.

            (c) Material Adverse Change. Except as disclosed to PACIFIC in the BANK Disclosure Statement or the BANCORP Disclosure Statement, no material adverse change shall have occurred since December 31, 1996, in the business, financial condition or results of operations of BANCORP or BANK and BANCORP or BANK shall not be a party to or, so far as BANCORP or BANK is aware, threatened with, and to BANCORP's or BANK's knowledge there is no reasonable basis for, any legal action or other proceeding before any court, any arbitrator of any kind or any government agency if, in the reasonable judgment of PACIFIC, such legal action or proceeding could materially adversely affect BANCORP or BANK taken as a whole, or their business, financial condition, results of operations or prospects taken as a whole. For purposes of this Section 7 the loss of any BANK clients which the persons identified in Section 7(c) of the BANK Disclosure Statement have signing authority for, or financial control of, or otherwise have a fiduciary relationship with (the "Clients") shall not be considered for purposes of determining a material adverse change. BANCORP, BANK and PACIFIC agree and understand that PACIFIC shall have no obligation whatsoever to take any action or refrain from taking any action which is not in the ordinary course of business of PACIFIC to maintain or retain any of the Clients.

            (d) Approval of Agreement. This Agreement and the Merger shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of BANCORP Common Stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting and shall have been ratified and confirmed by the affirmative vote of the shareholders owning at least two-thirds (2/3) of PACIFIC Common Stock outstanding at the meeting of shareholders duly called and held.

            (e) Officer's Certificate.

PACIFIC shall have received a certificate, dated the Effective Date, signed on behalf of BANCORP by its Chairman, President and Chief Executive Officer and by its Chief Financial Officer and on behalf of BANK by its Chairman and Chief Executive Officer and by its President and by its Chief Financial Officer, to the effect that the conditions in Sections 7(a)-(d), (h)-(w) have been satisfied.

            (f) Opinion of Counsel. BANCORP shall have delivered to PACIFIC such documents as may reasonably be requested by PACIFIC to evidence compliance by BANCORP and BANK with the provisions of this Agreement including an opinion or opinions of counsel which opinion or opinions shall in the aggregate cover all of the opinions contained in and be substantially in the form attached hereto as Exhibit E.

            (g) Absence of Legal Impediment. No violation of law or regulation shall have arisen and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to BANCORP, BANK or to the transactions contemplated by this Agreement which affords a material basis for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate, the transactions contemplated by this Agreement.

            (h) Government Approvals. All Government Approvals shall be in effect, and all conditions or requirements prescribed by law or by any such Government Approval shall have been satisfied; provided, however, that no Government Approval shall be deemed to have been received if it shall require the divestiture or cessation of any of the present businesses or operations conducted by either of the parties hereto or shall impose any other condition or requirement, which divestiture, cessation, condition or requirement PACIFIC in its reasonable judgment shall deem to be materially burdensome (in which case PACIFIC shall promptly notify BANCORP). For purposes of this Agreement no condition shall be deemed to be "materially burdensome" if such condition does not materially differ from conditions regularly imposed by the appropriate regulatory agencies in orders approving transactions of the type contemplated by this Agreement and compliance with such condition would not require the taking of any action materially inconsistent with the manner in which PACIFIC or BANCORP and BANK have conducted their respective businesses previously, have a material adverse effect upon the respective businesses, financial conditions or results of operations of PACIFIC or BANCORP and BANK, or preclude satisfaction of any of the material conditions to consummation of the transactions contemplated by this Agreement.

            (i) Accountant's Letter. PACIFIC shall have received letters addressed from KPMG prepared pursuant to the provisions of Sections 3.1(g)(v), 3.1(q) and 3.1(z).

            (j) Dissenting Shares. The aggregate number of shares of BANCORP Common Stock held by persons who have taken all of the steps required at or prior to the shareholders' meeting referenced in Section 3.1(a) to perfect their right (if any) to be paid the value of such shares under the GCL shall not exceed ten percent (10%) of the outstanding shares of BANCORP Common Stock.

            (k) Unaudited Financials. Not later than five (5) business days prior to the Effective Date, BANCORP shall have furnished PACIFIC with a copy of its most recently prepared unaudited year-to-date consolidated financial statements, including a balance sheet and year-to-date statement of income and statement of cash flows of BANCORP, each prepared in accordance with generally accepted accounting principles and which shall include any and all accrued and unpaid liabilities of BANCORP and BANK, including but not limited to, accrued vacation pay and data processing invoices. At least five business days prior to the Effective Time, all attorneys, accountants, other advisors (except investment bankers whose fee and expenses shall be paid in accordance with
Section 2.2 of this Agreement), and agents for BANCORP and BANK shall have submitted to BANCORP (with a copy to PACIFIC) estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby to the extent not already paid, and based on such estimates, BANCORP shall have prepared and submitted to PACIFIC a summary of such fees and expenses for the transaction which shall be reflected in the foregoing financial statement. On the Effective Date, such advisors shall have submitted their final bills for such fees and expenses to BANCORP and BANK for services rendered, with a copy to be delivered to PACIFIC, and based on such summary, BANCORP shall have prepared and submitted to PACIFIC a final calculation of such fees and expenses, BANCORP and BANK shall have accrued and paid the amount of such fees and expenses as calculated above after PACIFIC has been given an opportunity to review all such bills and calculation of such fees and expenses, and such advisors shall have released PACIFIC from liability for any fees and expenses.

            (l) Closing Documents. PACIFIC shall have received such certificates and other closing documents consistent with the provisions of this Agreement, as counsel for PACIFIC shall reasonably request.

            (m) Consents. BANCORP and BANK shall have received, or PACIFIC shall have satisfied itself that BANCORP and BANK will receive, all consents of other parties to and required by material mortgages, notes, leases, franchises, agreements, licenses and permits applicable to BANCORP and BANK, in each case in form and substance reasonably satisfactory to PACIFIC, and no such consent or license or permit shall have been withdrawn or suspended.

            (n) Fairness Opinion. The Board of Directors of BANCORP shall have received an opinion of Hoefer & Arnett dated within five (5) business days of the delivery of the proxy statement to the shareholders of BANCORP to the effect that the terms of the Merger are fair, from a financial point of view, to BANCORP, its shareholders and BANK.

            (o) Losses in Investment and Loan Portfolios. At and as of the Effective Date, losses actually realized by BANCORP from the sale of securities held in BANCORP's investment portfolios after June 30, 1997 and prior to the Effective Date shall be reflected in the financial statements of BANCORP as of the last day of the calendar month preceding the calendar month in which the Effective Date occurs. Additionally, the aggregate amount of loans on the books of BANCORP and BANK which are classified by any bank examiner, BANK, BANCORP or any loan review consultant engaged by BANK for the purpose of examining loans (using standard banking practice) as "Loss" shall have been charged off.

            (p) Satisfaction of Spending or Other Commitments. There shall have been no failure by BANCORP and BANK to perform the obligations or satisfy the conditions set forth in Sections 2.6, 3.1(e) and 3.1(i)(2) of this Agreement and the undertakings required from each director of BANCORP pursuant to Section 3.1(a) shall have been delivered within fifteen (15) business days after the execution and delivery of this Agreement.

            (q) Compliance Examinations. Prior to the Effective Date, BANCORP and BANK shall have taken all corrective action recommended by or resulting from its most recent compliance examinations and any significant regulatory compliance violations shall have been corrected by BANCORP and BANK prior to the Effective Date to the extent such are required to be corrected prior to the Effective Date.

            (r) Regulatory Deficiencies. Prior to the Effective Date, BANCORP and BANK shall have taken corrective action to cure any existing regulatory deficiencies provided, however, that BANCORP and BANK shall not be required to take corrective action prior to the date by which such corrective action is required by the applicable law or regulation or regulatory order or agreement.

            (s) Regulatory Examination. Prior to the Effective Date, BANCORP and BANK shall be in compliance with all requirements arising from its most recent safety and soundness regulatory examination to the extent such are required to be corrected prior to the Effective Date.

            (t) Nonsolicitation Agreements. Within fifteen (15) business days of the execution of this Agreement, PACIFIC shall have received executed nonsolicitation agreements substantially in the form attached hereto as Exhibit C from each person listed on Exhibit D hereto.

            (u) Resignation of Directors and Certain Employees. At least three
(3) days prior to Closing (as defined in Section 9(a)), PACIFIC shall have received a letter from each director of BANCORP and BANK and each employee designated by PACIFIC tendering his or her resignation effective at the Effective Time.


            (v) SBA Program. BANK shall have used its best efforts to maintain its status as a Certified Lender with respect to the SBA and its program for lending with the SBA.

            (w) Certain Tax Matters. At December 31, 1997 and on the Closing (as defined in Section 9(a)), the consolidated financial statement of BANCORP shall include a valuation allowance equal to one hundred percent (100%) of the net deferred tax asset existing at such date.

            (x) Employment Issues. BANK and BANCORP shall have used their best efforts to resolve any employment issues arising from or in connection with any current or past employees of BANK and BANCORP.

            (y) The MOUs. As of the Effective Date, the FDIC, DFI and FRB shall have terminated or set aside the respective MOUs and the FDIC, DFI, FRB and OCC shall have acknowledged that PACIFIC shall not have any successor liability under such MOUs resulting from or concerning the regulatory problems or violations of BANK or BANCORP set forth therein.

            (z) Leases. As of the Effective Date, BANK shall have obtained the written consent of the landlords for the assumption of the following leases by PACIFIC pursuant to the terms thereof:

                (i) 16661 Ventura Boulevard, Encino, California;

                (ii) 550 N. Brand Boulevard, Glendale, California; and

                (iii) 433 N. Camden Drive, Beverly Hills, California.

8.      CONDITIONS TO THE OBLIGATIONS OF BANCORP AND BANK.

        The obligations of BANCORP and BANK under this Agreement are, at its option, subject to the fulfillment at or prior to the Effective Time of each of the following conditions provided, however, that any one or more of such conditions may be waived by the Board of Directors of BANCORP at any time at or prior to the Effective Time:

            (a) Representations and Warranties. The representations and warranties of PACIFIC in Section 6 hereof shall be true and correct in all material respects on the date hereof and as of the Effective Date, with the same effect as though such representations and warranties had been made on and as of such date except as to any representation or warranty which specifically relates to a specified date and does not contain any inaccuracies or omissions the circumstances as to which either individually or in the aggregate have, or reasonably could be expected to have, a material adverse effect on PACIFIC.

            (b) Compliance and Performance Under Agreement. PACIFIC shall have performed and complied in all material respects with all of the terms of this Agreement required to be performed or complied with by them at or prior to the Effective Time.

            (c) Officer's Certificate. BANCORP shall have received a certificate, dated the Effective Date, signed on behalf of PACIFIC by its President and Chief Executive Officer and Chief Financial Officer, certifying to the fulfillment of the conditions stated in Sections 8(a)-(b) hereof.

            (d) Opinion of Counsel. PACIFIC shall have delivered to BANCORP such documents as may reasonably be requested by BANCORP to evidence compliance by PACIFIC with the provisions of this Agreement including an opinion of its counsel in substantially the form attached hereto as Exhibit F.

            (e) Government Approvals. The Government Approvals shall have been received and shall be in effect, and all conditions or requirements prescribed by law or by any such approval shall have been satisfied, and, in the reasonable judgment of BANCORP and BANK, no materially burdensome conditions are imposed on BANCORP and BANK.

            (f) Closing Documents. BANCORP shall have received such certificates and other closing documents as counsel for BANCORP shall reasonably request.

            (g) Absence of Legal Impediment. No significant legal impediment to the Merger shall have arisen and no litigation, proceeding or investigation shall be pending or threatened before any court or government agency relating to the transactions contemplated by this Agreement which affords a material basis for a determination that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement.

            (h) Fairness Opinion. The Board of Directors of BANCORP shall have received an opinion of Hoefer & Arnett dated within five (5) business days of the delivery of the proxy statement to the shareholders of BANCORP to the effect that the terms of the Merger are fair, from a financial point of view, to BANCORP, its shareholders and BANK.

            (i) Approval of Agreement. This Agreement and the Merger shall have been duly approved by the affirmative vote of the holders of a majority of the outstanding shares of BANCORP Common Stock at the meeting of shareholders duly called and held after distributing the Proxy Statement to all shareholders entitled to vote at such meeting and shall have been ratified and confirmed by the affirmative vote of the shareholders owning at least two-thirds (2/3) of PACIFIC Common Stock outstanding at the meeting of shareholders duly called and held.

9.      CLOSING.

            (a) Closing Date. The closing (the "Closing") shall, unless another date, time or place is agreed to in writing by PACIFIC and BANCORP, be held at the offices of Graham & James LLP, One Maritime Plaza, San Francisco, California on the Effective Date.

            (b) Delivery of Documents. At the Closing, the opinions, certificates and other documents required to be delivered by this Agreement shall be delivered.

            (c) Filings. At the Closing, PACIFIC and BANCORP shall instruct their respective representatives to make or confirm such filings as shall be required in the opinion of counsel to PACIFIC and BANCORP to give effect to the Merger.

10.     EXPENSES.

        PACIFIC, BANCORP and BANK hereto agree to pay, without right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement or the Merger Agreements shall be consummated, the costs incurred by each such party incident to the performance of its obligations under this Agreement and the Merger Agreements, including without limitation, costs incident to the preparation of this Agreement and the Proxy Statement (including the audited financial statements of the parties contained therein) and incident to the consummation of the Merger and of the other transactions contemplated herein and in the Merger Agreements, including the fees and disbursements of counsel, accountants, consultants and financial advisers employed by such party in connection therewith. BANCORP shall bear its own costs of printing and distributing (including postage) the Proxy Statement to its shareholders and other information relating to these transactions. BANCORP and PACIFIC shall share the payment of the fees and expenses of the independent third party engaged pursuant to Section 2.3 of this Agreement.

11.     AMENDMENT; TERMINATION.

            (a) Amendment. Subject to compliance with applicable law, this Agreement and the Merger Agreements may be amended in writing by PACIFIC and BANCORP at any time prior to the Effective Time without the approval of the shareholders of PACIFIC or shareholders of BANCORP with respect to any of their terms except the terms relating to the form or amount of consideration to be delivered to BANCORP shareholders in the Merger.

            (b) Termination. This Agreement and the Merger Agreements may be terminated as follows:

                (i) By the mutual consent of the Boards of Directors of both PACIFIC and BANCORP at any time prior to the consummation of the Merger.

                (ii) By the Board of Directors of PACIFIC on or after May 31, 1998, if any of the conditions in Section 7 to which the obligations of PACIFIC are subject have not been fulfilled, or such conditions have been fulfilled or waived by PACIFIC and BANCORP shall have failed to complete the Merger; provided, however, that if BANCORP or BANK is engaged at the time in litigation (including an administrative appeal procedure) relating to an attempt to obtain one or more of the Governmental Approvals or if BANCORP or BANK shall be contesting in good faith any litigation which seeks to prevent consummation of the transactions contemplated hereby, such nonfulfillment shall not give PACIFIC the right to terminate this Agreement until the earlier of (A) twelve (12) months after the date of this Agreement and (B) sixty (60) days after the completion of such litigation and of any further regulatory or judicial action pursuant thereto, including any further action by a governmental agency as a result of any judicial remand, order or directive or otherwise or any waiting period with respect thereto.

                (iii) By the Board of Directors of PACIFIC if (A) after the date of BANCORP Disclosure Statement and BANK Disclosure Statement, PACIFIC has become aware of any facts or circumstances of which it was not previously aware and which materially adversely affect BANCORP or BANK or their respective properties, operations, financial condition or prospects, (B) a materially adverse change shall have occurred since December 31, 1996, in the business, financial condition, results of operations or properties of BANCORP or BANK, (C) there has been failure (including any anticipatory breach) on the part of BANCORP or BANK to materially comply with its obligations under this Agreement, or any failure (including any anticipatory breach) to comply with any of the conditions set forth in Section 7 hereof, or (D) the provisions of Section 3.1(k)(iv) become operable; provided that as to subparagraphs (A)-(C) above BANCORP or BANK shall have ten (10) calendar days to remedy any such effect, change or failure to the reasonable satisfaction of PACIFIC and PACIFIC shall have acted to terminate this Agreement within seven (7) calendar days after such ten (10) day period. For the purposes of this Section 11(b)(iii) the loss of any of the Clients shall not be considered to be a materially adverse change.

                (iv) By the Board of Directors of PACIFIC if, after the date hereof, any person (other than PACIFIC or an affiliate of PACIFIC) shall become the beneficial owner of twenty-five percent (25%) or more of the then outstanding shares of BANCORP Common Stock and indicates to BANCORP or BANK that it is opposed to the consummation of the transactions contemplated by this Agreement or any person (other than PACIFIC) shall have commenced a tender offer or exchange offer to acquire at least twenty-five percent (25%) of the then outstanding shares of BANCORP.

                (v) By the Board of Directors of PACIFIC if it determines that it would be inadvisable or inexpedient to continue to carry out the terms of, or to attempt to consummate the transactions contemplated by this Agreement by reason of any significant legal impediment to the Merger having arisen, or any material pending or threatened litigation, investigation or proceeding, including, but not limited to any of the preceding that relate to the transactions contemplated by this Agreement which affords a material basis for such determination.

                (vi) By the Board of Directors of BANCORP on or after the date which is eight (8) months after the date hereof, if any of the conditions contained in Section 8 to which the obligations of BANCORP and BANK are subject have not been fulfilled, or such conditions have been fulfilled or waived but PACIFIC shall have failed to complete the Merger.

                (vii) By the Board of Directors of BANCORP if there has been failure (including any anticipatory breach) on the part of PACIFIC to comply with its obligations under this Agreement or any failure to comply with any condition set forth in Section 8.

            (c) Notice. The power of termination hereunder may be exercised by PACIFIC or BANCORP, as the case may be, only by giving written notice, signed on behalf of such party by its Chairman of the Board or President, to the other party.

            (d) Breach of Obligations. If there has been a material breach by either party in the performance of any of the obligations herein which shall not have been cured within ten (10) business days after written notice thereof has been given to the defaulting party, the nondefaulting party shall have the right to terminate this Agreement upon written notice to the other party. In any event, the nondefaulting party shall have no obligation to consummate any transaction or take any further steps toward such consummation contemplated hereunder until such breach is cured.

            (e) Termination and Expenses. Termination of this Agreement shall not terminate or affect the obligations of the parties to pay expenses as provided in Section 10 (except that PACIFIC's obligation to pay Hoefer & Arnett as provided in Section 2.2 hereof shall terminate if this Agreement is terminated), to maintain the confidentiality of the other party's information pursuant to Section 3.3, or the provisions of this Section 11(e) or of Sections 12(a), (d) or (e) or the second sentence of Section 12(b) below and shall not affect any agreement after such termination. If this Agreement shall be terminated by PACIFIC pursuant to Section 11(b)(iii)(D) or Section 11(b)(iv), or if any of the events specified in Section 11(b)(iv) occurs within twelve (12) months following termination of this Agreement pursuant to Section 11(b)(iii)(D) as a result of the interference of a third party or group who thereafter attempts to acquire BANCORP, BANCORP shall pay to PACIFIC, on demand, the sum of Five Hundred Thousand Dollars ($500,000), which payment shall be PACIFIC's exclusive remedy and which payment the parties agree is reasonable in amount in light of the uncertainty of damages resulting from such termination. If this Agreement shall be terminated in the event the Board of Directors of PACIFIC receives a bona fide offer for a Business Combination with another entity, and reasonably determines, upon advice of counsel, that as a result of such offer, any duty to act or to refrain from doing any act pursuant to this Agreement is inconsistent with the fiduciary duties of said Board of Directors to the shareholders of PACIFIC, such termination of this Agreement shall not constitute the failure of any condition, breach of any covenant or otherwise constitute any breach of this Agreement, and PACIFIC shall pay to BANCORP, on demand, the sum of Five Hundred Thousand Dollars ($500,000), which payment shall be BANCORP's and BANK'S exclusive remedy and which payment the parties agree is reasonable in amount in light of the uncertainty of damages resulting from such termination. Any payments required pursuant to the preceding sentences shall be paid no more than two (2) business days after demand by wire transfer of immediately available federal funds. Except as provided in Section 3.2(a), Section 3.1(k)(iv) or upon payment of the sum of Five Hundred Thousand Dollars ($500,000) by PACIFIC to BANCORP, BANCORP and PACIFIC agree that any termination of this Agreement shall not in any manner release or be construed as so releasing either party or parties from any liability or damage to the other party or parties arising out of, in connection with or otherwise relating to, directly or indirectly, such parties' failure in performance of any of its covenants or agreements hereunder.

12.     MISCELLANEOUS.

            (a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally, or by overnight express or by facsimile or sent by first class United States mail, postage prepaid, registered or certified mail, addressed as follows:

       To PACIFIC:                          To BANCORP:

       Michael Tun Zan                      Allan E. Dalshaug
       Chairman, President and Chief        Chairman and Chief Executive Officer
       Executive Officer                    Sterling West Bancorp.
       The Pacific Bank                     3287 Wilshire Boulevard
       351 California Street                Los Angeles, CA  90010
       San Francisco, CA 94104

       With a copy to:                      With a copy to:

       James E. Topinka, Esq.               Thomas D. Phelps, Esq.
       Graham & James LLP                   Manatt, Phelps & Phillips LLP
       One Maritime Plaza                   11355 West Olympic Boulevard
       San Francisco, CA 94111              Los Angeles, CA  90064

or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon receipt.

            (b) Binding Agreement. This Agreement is binding upon and is for the benefit of PACIFIC, BANCORP and BANK and their respective successors and permitted assigns. This Agreement is not made for the benefit of any person, firm, corporation or association not a party hereto, and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Agreement. No party may assign this Agreement or any of its rights, privileges, duties or obligations hereunder without the prior written consent of the other party to this Agreement.

            (c) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California.

            (d) Attorneys' Fees. In any action at law or suit in equity in relation to this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

            (e) Entire Agreement; Severability. This Agreement and the documents, certificates, agreements, letters, schedules and exhibits attached or required to be delivered pursuant hereto set forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby, and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision hereof shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

            (f) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            (g) Waivers. Prior to or at the Effective Time, each of PACIFIC, BANCORP and BANK shall have the right to waive any default in the performance of any term of this Agreement by the other, to waive or extend the time for the compliance or fulfillment by the other of any and all of the other's obligations under this Agreement and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself. Any requests for waivers or waivers granted pursuant to this Section 12(g) shall be in accordance with the provisions of
Section 12(a) hereof.

        IN WITNESS WHEREOF, PACIFIC, BANCORP and BANK have each caused this Agreement and Plan of Reorganization to be signed by its authorized representative as of the day and year first above written.



                                     THE PACIFIC BANK



                                     By _______________________________________
                                                    Michael Tun Zan,
                                                  Chairman, President
                                              and Chief Executive Officer


                                     STERLING WEST BANCORP.



                                     By _______________________________________
                                                   Allan E. Dalshaug,
                                                  Chairman, President
                                              and Chief Executive Officer


                                     STERLING BANK



                                     By _______________________________________
                                                   Allan E. Dalshaug,
                                          Chairman and Chief Executive Officer

                                                                     EXHIBIT A-1

                               AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of _______________, 199___ (this "Merger Agreement") is made and entered into by and between STERLING WEST BANCORP., a California corporation ("Bancorp"), THE PACIFIC BANK, a national association ("Pacific"), and Pacific Merger Subsidiary, a California corporation and wholly-owned subsidiary of Pacific ("Pacific Merger Sub").

        A. The Boards of Directors of Bancorp and Pacific have approved and deemed it advisable and in the best interests of Bancorp, Pacific and their respective shareholders, that Bancorp and Pacific consummate the business transaction provided for herein in which Pacific Merger Sub, a wholly-owned subsidiary of Pacific, would merge with and into Bancorp (the "Merger").

        B. Bancorp and Pacific have entered into an Agreement and Plan of Reorganization, dated as of December 29, 1997 (the "Agreement"), providing, among other things, for the execution and filing of this Merger Agreement and the consummation of the Merger.

        In consideration of the promises and mutual agreements contained in this Merger Agreement and the Agreement, the parties to this Merger Agreement hereby agree that Pacific Merger Sub shall be merged with and into Bancorp in accordance with the provisions of the laws of the State of California upon which the terms and subject to the conditions set forth as follows:

                  1. The Merger.

                      (a) The Merger shall be pursuant to the provisions of, and with the effect provided in, the California General Corporation Law, and the Merger shall become effective on the date (the "Effective Date") a copy of this Merger Agreement is filed with the Secretary of State of the State of California.

                      (b) On the Effective Date, Pacific Merger Sub shall be merged with and into Bancorp, and Bancorp shall be the surviving corporation (the "Surviving Corporation") in the Merger in accordance with the terms and provisions of this Merger Agreement. Bancorp shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of Pacific Merger Sub and the separate existence of Bancorp as a California corporation, with all its purposes, objects, rights, powers, privileges, liabilities, obligations and franchises shall continue unaffected and unimpaired by the Merger.

                      (c) The aggregate purchase price to be paid by Pacific for the Bancorp common stock issued and outstanding ("Bancorp Common Stock") immediately prior to the effective time of the Merger on the Effective Date shall be a dollar amount equal to 175% of the consolidated book value of Bancorp determined in accordance with generally accepted accounting principles within three (3) calendar days preceding the proposed Effective Date giving effect to all adjustments required by Section 2.2 of the Agreement and shall be paid pro rata to the holders of record of Bancorp Common Stock (the "Bancorp Record Holders").

                  2. Corporate Governance.

               From and after the Effective Date and until thereafter amended as provided by law: (a) the Articles of Incorporation of Bancorp as in effect immediately prior to the Effective Date shall be and continue to be the Articles of Incorporation of the Surviving Corporation; and (b) the Bylaws of Bancorp as in effect immediately prior to the Effective Date shall be and continue to be the Bylaws of the Surviving Corporation.

               On the Effective Date, the directors and officers of Bancorp shall be those persons who are the directors and officers of the Surviving Corporation at the Effective Date of the Merger, and they shall continue to hold office from and after the Effective Date of the Merger until they shall have resigned or shall have been legally removed or until respective successors shall have been elected and qualified.

                  3. Effect of Merger on Outstanding Shares.

                      (a) Conversion of Common Stock of Bancorp. At the Effective Time, by virtue of the Merger and without any action on the part of the Bancorp Record Holders of Bancorp Common Stock, the outstanding shares of Bancorp Common Stock (other than fractional shares or any shares as to which dissenters' rights have been perfected) shall automatically be converted exclusively into, and constitute only the right of Bancorp Record Holders to receive in exchange for their shares of Bancorp Common Stock, a payment in cash in the aggregate amount calculated pursuant to the Agreement. From and after the Effective Time, the holders of certificates formerly representing Bancorp Common Stock shall cease to have any rights with respect thereto other than any dissenters' rights they have perfected pursuant to Chapter 13 of the General Corporation Law.

                      (b) Surrender of Bancorp Common Stock. Prior to the Effective Date, Pacific shall appoint an exchange agent mutually acceptable to Pacific and Bancorp (the "Exchange Agent") for the purpose of receiving certificates representing Bancorp Common Stock and at and after the Effective Date.

                      (c) No Further Transfers of Bancorp Common Stock. At the Effective Date, the stock transfer books of Bancorp shall be closed and no transfer of Bancorp Common Stock theretofore outstanding shall thereafter be made.

                      (d) Pacific Merger Sub. At the Effective Time, the outstanding share of common stock of Pacific Merger Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

                      (e) Termination and Agreement. The obligations of the parties to effect the Merger shall be subject to all the terms and conditions contained in the Agreement. Notwithstanding the approval of this Merger Agreement by the shareholders of Bancorp, this Merger Agreement shall terminate forthwith in the event that the Agreement shall be terminated as therein provided.

                      (f) This Merger Agreement may be amended by Pacific and Bancorp at any time prior to the Effective Date without the approval of the shareholders of Bancorp with respect to any of its terms except the terms relating to the form or amount of consideration to be delivered to Bancorp shareholders in the Merger and any other principal terms. This Merger Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

                      (g) Counterparts. This Merger Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

                                                 THE PACIFIC BANK



                                           By
--------------------------------------       -----------------------------------
     Carol A. Petricka, Secretary          Michael Tun Zan, Chairman,
                                           President and Chief Executive Officer

                                           PACIFIC MERGER SUBSIDIARY



                                           By
--------------------------------------       -----------------------------------
   __________________, Secretary           Michael Tun Zan, Chairman,
                                           President and Chief Executive Officer

                                                 STERLING WEST BANCORP.



                                           By
--------------------------------------       -----------------------------------
   ___________________, Secretary          Allan E. Dalshaug, Chairman,
                                           President and Chief Executive Officer

                                                                     EXHIBIT A-3

                               AGREEMENT OF MERGER
                                     BETWEEN
                                THE PACIFIC BANK
                                       AND
                                  STERLING BANK
                              UNDER THE CHARTER OF
                                THE PACIFIC BANK
                               UNDER THE TITLE OF
                                THE PACIFIC BANK

        This Agreement of Merger ("Merger Agreement") is entered into between THE PACIFIC BANK ("Pacific"), a banking association organized under the laws of the United States, being located at 351 California Street, San Francisco, County of San Francisco, in the State of California, and STERLING BANK ("Bank"), a banking corporation organized under the laws of California, being located at 3287 Wilshire Boulevard, Los Angeles, County of Los Angeles, in the State of California, each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. 215a). The terms of this Merger Agreement are pursuant to that certain Agreement and Plan of Reorganization ("Agreement") dated as of December 29, 1997 by and among Pacific, Sterling West Bancorp. ("Bancorp") and Bank.

        NOW THEREFORE, the parties hereto agree as follows:

               1. BANK MERGER. Bank shall be merged into Pacific under the charter of the latter ("Bank Merger").

               2. NAME OF THE BANK. The name of the receiving association shall be The Pacific Bank.

               3. BUSINESS OF THE BANK. The business of Pacific shall be that of a national banking association. This business shall be conducted by the association at its main office, which shall be located at 351 California Street, San Francisco, California 94104, and at its legally established branches.

               4. EFFECT OF THE MERGER. On the effective date (the "Effective Date"), Bank shall be merged with and into Pacific, on the terms and conditions set forth in the Agreement and this Merger Agreement. All assets of Bank as they exist on the Effective Date shall pass to and vest in Pacific without any conveyance or other transfer. Pacific shall be responsible for all the liabilities of every kind and description of Bank. On the Effective Date, the outstanding common stock of Bank shall be canceled and retired and cease to exist without any further conversion thereof.

               5. BOARD OF DIRECTORS AND OFFICERS. The present board of directors of Pacific shall continue to serve on the board of directors of the association until the next annual meeting or until such time as their successors have been elected and have qualified.

               6. ARTICLES AND BYLAWS. On the Effective Date this merger shall become effective as specified in the merger approval to be issued by the Comptroller of the Currency. The articles of association of Pacific in effect immediately prior to the Effective Date shall be and remain the articles of association of the surviving bank until amended as provided by the bylaws of Pacific. The bylaws of Pacific in effect immediately prior to the Effective Date shall be and remain the bylaws of the surviving bank until amended as provided therein and the terms thereof.

               7. OPERATIONS. Except as otherwise provided in the Agreement, between the date of the Agreement and the Effective Date Bank shall not declare or pay any dividend to its shareholders nor dispose of any of its assets.

               8. SHAREHOLDER RATIFICATION. This Merger Agreement shall be ratified and confirmed by the affirmative vote of the shareholders of Pacific owning at least two-thirds of its outstanding capital stock and by Pacific as the sole shareholder of Bank, owning all of Bank's outstanding capital stock; and the Bank Merger shall become effective at the time specified in a merger approval to be issued by the Comptroller of the Currency of the United States.

               WITNESS, the signature and seals of said merging banks this _____ day of ______________, 199___, each set by its president or a vice president and attested to by its secretary, pursuant to a resolution of its board of directors, acting by a majority.

                                THE PACIFIC BANK



                                           By
--------------------------------------       -----------------------------------
   Carol A. Petricka, Secretary            Michael Tun Zan, Chairman,
                                           President and Chief Executive Officer

                                           STERLING BANK



                                           By
--------------------------------------       -----------------------------------
   ___________________, Secretary          Allan E. Dalshaug, Chairman,
                                           President and Chief Executive Officer

STATE OF CALIFORNIA   )
                      )  ss:
COUNTY OF ___________ )

        On this _____ day of ________________, 199___, before me, a notary public for this state and county, personally came Allan E. Dalshaug, as Chairman and Chief Executive Officer, and __________________, as secretary, of Sterling Bank, and each in his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.

WITNESS my official seal and signature this day and year.


                                            ---------------------------------
                                            Notary Public

STATE OF CALIFORNIA          )
                             )  ss:
COUNTY OF SAN FRANCISCO      )

        On this _____ day of ________________, 199__, before me, a notary public for this state and county, personally came Michael Tun Zan, as Chairman, President and Chief Executive Officer and Carol Petricka, as Secretary, of The Pacific Bank, and each in his/her capacity acknowledged this instrument to be the act and deed of the association and the seal affixed to it to be its seal.

        WITNESS my official seal and signature this day and year.


                                            -------------------------------
                                            Notary Public

                                   APPENDIX B

                          HOEFER & ARNETT INCORPORATED
                        353 Sacramento Street, Suite 1000
                             San Francisco, CA 94111


December 30, 1997

Members of the Board of Directors
Sterling West Bancorp
3287 Wilshire Boulevard
Los Angeles, CA 90010

Members of the Board:

         You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Sterling West Bancorp ("Bancorp") of the Purchase Price, as defined in Section 2.2 of the Agreement and Plan of Reorganization dated as of December 30, 1997 (the "Agreement"), in the proposed merger (the "Merger") among The Pacific Bank ("Pacific"), Bancorp and Sterling Bank ("Bank"). Pursuant to the Agreement, Bancorp and Bank will be merged with and into Pacific. At the Effective Time (as such term is defined in the Agreement), Bancorp shares will be converted into the right to receive the Purchase Price in cash. The Purchase Price will be 175% of the consolidated book value of Bancorp within three calender days prior to the Merger's effective date, which amount is subject to certain possible adjustments as defined in the Agreement.

         In arriving at our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement; (ii) certain publicly available financial and other data with respect to Bancorp, including consolidated financial statements for recent years and interim periods to September 30, 1997;
(iv) certain other publicly available financial and other information concerning Bancorp and the trading markets for the publicly traded securities of Bancorp;
(v) publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger transactions we believed relevant to our inquiry; and (vi) evaluations and analyses prepared and presented to the Board of Directors of Bancorp or a committee thereof in connection with the Merger. We have held discussions with senior management of Bancorp concerning their past and current operations, financial condition and prospects.

         We have reviewed with the senior management of Bancorp earnings projections for Bancorp as a stand-alone entity, assuming the Merger does not occur. Certain financial projections for Bancorp as a stand-alone entity were derived by us based partially upon the projections and information described above, as well as our own assessment of general economic, market and financial conditions.

         In conducting our review and in arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and we have not assumed any responsibility for independent verification of the same. We have relied upon the management of Bancorp as to the reasonableness of the financial and operating forecasts, projections and projected operating cost savings (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Bancorp management. We have also assumed, without assuming any responsibility for the independent verification of same, that the aggregate allowance for loan losses of Bancorp is adequate to cover such losses. We have not made or obtained any evaluations or appraisals of the property of Bancorp, nor have we examined any individual loan credit files. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of the common stock of Bancorp of the Purchase Price in the Merger and does not address Bancorp's underlying business decision to proceed with the Merger.

         We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Bancorp, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on shareholders' equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Bancorp; (ii) the assets and liabilities of Bancorp, including the loan, investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

         It is understood that this letter is for the information of the Board of Directors in connection with the proposed transaction. This letter does not constitute a recommendation to the Board of Directors or to any shareholder of Bancorp with respect to any approval of the Merger.

         Based upon and subject to the foregoing, we are of the opinion as investment bankers that, as of the date hereof, the Purchase Price in the Merger is fair, from a financial point of view, to the holders of the common stock of Bancorp.

                                        Very truly yours,


                                        HOEFER & ARNETT INCORPORATED

                                                                      APPENDIX C

                       CALIFORNIA GENERAL CORPORATION LAW
                              SECTIONS 1300 - 1312

SECTION 1300.  CORPORATE PURCHASE OF DISSENTING SHARES

        (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

        (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

        (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

 SECTION 1301.  NOTICE TO DISSENTING SHAREHOLDERS; DEMAND FOR PURCHASE OF
SHARES

        (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

        (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

        (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.  SHAREHOLDER CERTIFICATES OR NOTICE; TIME LIMIT FOR SUBMISSION

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.  AGREED PRICE; INTEREST; FILING OF AGREEMENTS; TIME FOR PAYMENT

        (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

        (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING OR TO DETERMINE FAIR MARKET VALUE

        (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

        (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

        (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. REPORT OF APPRAISERS; CONFIRMATIONS; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS

        (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

        (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

        (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

        (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

SECTION 1306.  PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.  DIVIDENDS ON DISSENTING SHARES

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.  TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

        (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

        (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

        (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

        (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.  EXEMPT SHARES

        This chapter, except 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS

        (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

        (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

        (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                                                APPENDIX D


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 10-K

                                   MARK ONE:
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission file number 0-10794

                              STERLING WEST BANCORP
             (Exact name of registrant as specified in its charter)

                              CALIFORNIA 95-3712404
      (State or other jurisdiction of (I.R.S. Employer Identification No.)
                         incorporation or organization)

             3287 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90010
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (213) 384-4444

        Securities registered pursuant to Section 12(b) of the Act: NONE

           Securities registered pursuant to Section 12(g) of the Act:

                                  COMMON STOCK
                                (Title of class)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                              Yes  X    No ___

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

    As of March 15, 1998, the aggregate market value of the common stock held by non-affiliates of the Registrant was approximately $7,324,761.

      Number of shares of common stock of the Registrant outstanding as of
                           March 15, 1998: 1,712,419.

                       DOCUMENTS INCORPORATED BY REFERENCE

Definitive Proxy Statement For Annual Meeting of          Part III of Form 10-K
Shareholders which will be filed within 120 days of the fiscal year ended December 31, 1997.

                                TABLE OF CONTENTS

                                                                                                             Page
                                     PART I
Item 1.     Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        3
Item 2.     Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
Item 3.     Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17
Item 4.     Submission of Matters to A Vote of Securities Holders. . . . . . . . . . . . . . . . . . . .       17
Item 4. (A) Executive Officers of Registrant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       18


                                     PART II

Item 5.     Market for the Registrant's Common Equity and Related Stockholder
            Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
Item 6.     Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
Item 7.     Management's Discussion and Analysis of Financial Condition and
            Results of Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      21
Item 7.A    Disclosure of Market Risk Sensitive Instruments. . . . . . . . . . . . . . . . . . . . . . .      43
Item 8.     Financial Statements and Supplementary Data. . . . . . . . . . . . . . . . . . . . . . . . .      43
Item 9.     Changes in and Disagreements with Accountants on Accounting
            and Financial Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43

                                    PART III

Item 10.    Directors and Executive Officers of the Registrant . . . . . . . . . . . . . . . . . . . . .      43
Item 11.    Executive Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      43
Item 12.    Security Ownership of Certain Beneficial Owners and Management . . . . . . . . . . . . . . .      43
Item 13.    Certain Relationships and Related Transactions . . . . . . . . . . . . . . . . . . . . . . .      43


                                     PART IV

Item 14.    Exhibits, Financial Statements, Schedules and Reports on Form 8-K. . . . . . . . . . . . .        44

PART 1

               Discussions of certain matters contained in this Annual Report on Form 10-K may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") and as such, may involve risks and uncertainties. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company's mission and vision. The Company's actual results, performance or achievements may differ significantly from the results, performance, or achievements expressed or implied in such forward-looking statements. For discussion of the factors that might cause such a difference, see "Item 1. Business -- Factors That May Affect Future Results".

ITEM 1.  BUSINESS.

Sterling West Bancorp

               Sterling West Bancorp (the "Company") is a bank holding company organized as a California corporation on January 21, 1982 under the name of Sterling Bancorporation. In May 1992, the Company changed its name to Sterling West Bancorp. As a bank holding company, the Company is subject to the Bank Holding Company Act of 1956, as amended (the "BHC Act"). The Company commenced business on December 15, 1982 when, pursuant to a reorganization, it acquired all of the voting stock of Sterling Bank (the "Bank"). On September 15, 1983, Sterling Business Credit, Inc., a commercial finance corporation, was formed as a wholly-owned subsidiary of the Company ("Business Credit"). "See Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Sale of Business Credit Assets". On November 11, 1983, BSC Mortgage Corporation ("BSC"), a mortgage banking subsidiary, commenced operations as a wholly-owned subsidiary of the Bank. During the fourth quarter of 1994 the Company discontinued the mortgage banking operations of BSC. "See
Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Discontinued Operations and Note 5 to Consolidated Financial Statements."

               The Company's principal business is to serve as a holding company for the Bank and for other banking or finance-related subsidiaries which the Company may establish or acquire. Legal and contractual limitations are imposed on the amount of dividends that may be paid by the Bank to the Company. See "ITEM 1. BUSINESS -- Supervision and Regulation -- Restrictions on Transfers of Funds to the Company by the Bank and Business Credit" and "ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA -- Note 13 to Consolidated Financial Statements."

               At December 31, 1997, the Company had total consolidated assets of approximately $101.3 million, total consolidated net loans of approximately $64.8 million, total consolidated deposits of approximately $94.1 million and total consolidated stockholders' equity of $6.4 million. The discussion and analysis for the year ended December 31, 1997 primarily reflect the operations of the Bank. The financial results for the years ended December 31, 1996 and 1995 include results of operations from the formerly active subsidiary, Sterling Business Credit, Inc., as well as the mortgage banking operations of BSC, which have since been discontinued. Business Credit and BSC made no material contribution to the financial results for the year ended December 31, 1997.

Subsequent Events:

             On December 30, 1997, the Company, the Bank and The Pacific Bank, a national association ("Pacific"), entered into a definitive Agreement and Plan of Reorganization (the "Reorganization Agreement"). The Reorganization Agreement provides for, among other things, the merger of a subsidiary corporation to be organized by Pacific with and into the Company, immediately followed by the merger of the Company with and into the Bank, immediately followed by the merger of the Bank with and into Pacific (collectively, the "Merger"). The Merger is subject to, among other customary conditions to closing, the receipt of regulatory approvals and the approval of the shareholders of the Company and the shareholders of Pacific. The Company has scheduled a shareholders' meeting to consider the Merger on May 27, 1998.

            Under the terms of the Reorganization Agreement, the Company's shareholders will receive aggregate consideration for their shares of the Company equal to one hundred seventy-five percent (175%) of the consolidated book value of the Company, as determined in accordance with generally accepted accounting principles, within three calendar days preceding the proposed effective date of the Merger. Such amount is subject to certain adjustments set forth in the definitive Reorganization Agreement.

            The foregoing description of the terms of the Reorganization Agreement does not purport to be a complete statement of the parties' rights and obligations thereunder, and is qualified in its entirety by reference to the definitive Reorganization Agreement, a copy of which is contained in the Company's Report on Form 8-K filed on January 23, 1998.


Sterling Bank

General

               The Bank was incorporated under the laws of the State of California on March 3, 1980, was licensed by the predecessor regulator to the California Department of Financial Institutions and commenced operations as a California state-chartered bank on November 5, 1980. The Bank employs a regional banking concept whereby each regional banking office serves several communities. The Bank currently maintains a Wilshire Center Office located at 3287 Wilshire Boulevard, Los Angeles, California ("Wilshire Center Office") and regional branch offices located at 16661 Ventura Boulevard, Suite 110, Encino, California ("West Valley Regional Office"), 372 East Olive Avenue, Burbank, California ("Mid-Valley Branch Office"), 550 North Brand Boulevard, Glendale, California ("East Valley Regional Office"), and 433 North Camden Drive, Suite 1050, Beverly Hills, California ("Beverly Hills Regional Office"). See "ITEM 1. BUSINESS -- Supervision and Regulation -- The Bank".

Banking Services

               The Bank provides a wide range of commercial banking services primarily for professionals and small and medium-sized businesses. Deposit services include those traditionally offered by commercial banks, such as checking accounts, savings accounts, interest-bearing negotiable orders of withdrawal ("NOW") accounts, money market deposit accounts, and time certificates of deposit. The Bank engages in a variety of lending activities, including commercial, asset-based, real estate-construction and development, real estate-collateralized and mortgage, personal, Small Business Administration ("SBA"), home improvement, and other installment and term loans. The Bank offers a wide range of traditional services designed to attract and serve the needs of its customers, such as travelers' checks, safe deposit boxes at the Wilshire Regional Office, collection services and telephone transfers. All of the above-mentioned services are offered to the Bank's clients on a personalized basis, except at the Mid-Valley Branch Office which is a drive-up facility. Each Bank client is assigned to one "Sterling Banker" who is primarily responsible for serving the client's banking needs. The Bank does not presently operate nor does it intend in the near future to operate a trust department. The Bank makes arrangements with correspondent institutions to provide international banking services.

BSC

               BSC, a wholly-owned mortgage banking subsidiary of the Bank, was engaged in the business of originating, acquiring, processing, selling in the secondary market and servicing of first and second trust deed loans secured by residential properties. During the fourth quarter of 1994 the Company discontinued its mortgage banking operations, substantially all of which were performed by BSC. By December 31, 1994 the Company had ceased solicitation of new applications, had funded the mortgages in its pipeline and had completed the sale of substantially all of its residential mortgage servicing portfolio. BSC's servicing activities required it to perform certain administrative duties relating to the loans it originated or acquired and sold under agreements that provided for payment to BSC of a servicing fee. The servicing fee was generally based on the outstanding principal balance of the loans. Servicing includes, among other duties, collecting monthly payments from the borrower, maintaining escrow accounts and making payments of real estate taxes and insurance premiums. BSC was licensed by the California Department of Real Estate. During 1995, the Company settled a dispute over repurchase liability relating to mortgage loans originated by BSC. See "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Discontinued Operations, and
Note 5 to the Consolidated Financial Statements".

Business Credit

               Sterling Business Credit was formed as a wholly-owned subsidiary of the Company on September 15, 1983 and commenced operations on June 27, 1984. Business Credit operated as a commercial finance company, financing accounts receivables, inventory and equipment. On September 7, 1995, Business Credit sold approximately $15.2 million of loans to First Capital Corporation. Business Credit made no material contribution to the results of operations for the year ended December 31, 1997. See "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Sale of Business Credit Assets."

Competition

            The banking and financial services industry in California generally, and in the Bank's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. The Bank competes for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other nonbank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than the Bank. In order to compete with the other financial services providers, the Bank principally relies upon local promotional activities, personal relationships established by officers, directors, and employees with its customers, and specialized services tailored to meet the needs of its customers. In those instances where the Bank is unable to accommodate a customer's needs, the Bank may arrange for those services to be provided by its correspondents. The Bank has five offices located in the Greater Los Angeles area.

Economic Conditions, Government Policies, Legislation, and Regulation

            The Company's profitability, like most financial institutions, is dependent primarily on interest rate differentials. In general, the difference between the interest rates paid by the Bank on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by the Bank on its interest-earning assets, such as loans extended to its customers and securities held in its investment portfolio, comprises the major portion of the Company's earnings. These rates are highly sensitive to many factors that are beyond the control of the Company, such as inflation, recession and unemployment, and the impact which future changes in domestic and foreign economic conditions might have on the Company cannot be predicted.

            The business of the Company is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The Federal Reserve Board implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact on the Company and the Bank of any future changes in monetary and fiscal policies cannot be predicted.

            From time to time, legislative acts, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions are frequently made in the U.S. Congress, in the state legislatures and before various bank regulatory agencies. See "ITEM 1. BUSINESS - Supervision and Regulation."

Supervision and Regulation

            General

            Bank holding companies and banks are extensively regulated under both federal and state law. These regulations are intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of stockholders of the Company. Set forth below is a summary description of certain laws and regulations which relate to the operations of the Company and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

            In recent years, significant legislative proposals and reforms affecting the financial services industry have been discussed and evaluated by Congress. Such proposals include legislation to revise the Glass-Steagall Act and the Bank Holding Company Act of 1956, as amended (the "BHCA"), and to expand permissible activities for banks, principally to facilitate the convergence of commercial and investment banking. Certain proposals also sought to expand insurance activities of banks. It is unclear whether any of these proposals, or any form of them, will be introduced in the current Congress and become law. Consequently, it is not possible to determine what effect, if any, they may have on the Company and the Bank.

            The Company

            The Company, as a registered bank holding company, is subject to regulation under the BHCA. The Company is required to file with the Federal Reserve Board periodic reports and such additional information as the Federal Reserve Board may require pursuant to the BHCA. The Federal Reserve Board may conduct examinations of the Company and its subsidiaries.

            The Federal Reserve Board may require that the Company terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, the Company must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

            Under the BHCA and regulations adopted by the Federal Reserve Board, a bank holding company and its nonbanking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, the Company is required by the Federal Reserve Board to maintain certain levels of capital. See --Capital Standards.

            The Company is required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of the Company and another bank holding company.

            The Company is prohibited by the BHCA, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, the Company, subject to the prior approval of the Federal Reserve Board, may engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

            In addition, the Federal Reserve Board is empowered to enter into a memorandum of understanding with a bank holding company requiring specific corrective actions. As a result of its examination of the Company in April 1995, the Federal Reserve Bank of San Francisco proposed that the Board of Directors of the Company enter into a memorandum of understanding. In November 1995, the Federal Reserve Bank and the Board of Directors of the Company entered into a memorandum of understanding (the "FRB Memorandum"). Under the FRB Memorandum, the Company is required, among other things, to comply with the Joint
Memorandum (as defined below) (see "ITEM 1. BUSINESS -- Supervision and Regulation -- The Bank"); to ensure that the Company has sufficient cash to pay its expenses and to service its debt; the Company may not, directly or indirectly, acquire or sell any interest in any entity, line of business, problem loans or other assets, without the prior written approval of the Federal Reserve Bank; and to not pay cash dividends without the prior written consent of the Federal Reserve Bank.

            It was determined subsequent to December 31, 1997 that the Company was not in compliance with the FRB Memorandum at December 31, 1997, due to the Bank's non-compliance with the Tier 1 capital ratio of 6.75% required under the terms of the Joint Memorandum. The Bank's Tier 1 capital ratio was 6.42% at December 31, 1997. The decline in the Bank's capital ratio was the result of a write down of a deferred tax asset. See "ITEM 1. BUSINESS - Supervision and Regulation - The Bank". The Company and the Bank's failure to comply with the terms of the FRB Memorandum or Joint Memorandum could result in further regulatory action by the Federal Reserve Bank, the Federal Deposit Insurance Corporation and the California Department of Financial Institutions. See "--Capital Standards."

            Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both.

            The Company is also a bank holding company within the meaning of
Section 3700 of the California Financial Code. As such, the Company and its subsidiaries are subject to examination by, and may be required to file reports with, the California Department of Financial Institutions (the "DFI").

            The Company's securities are registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As such, the Company is subject to the information, proxy solicitation, insider trading, and other requirements and restrictions of the Exchange Act.


            The Bank

            The Bank, as a California chartered bank, is subject to primary supervision, periodic examination, and regulation by the DFI and the Federal Deposit Insurance Corporation (the "FDIC"). To a lesser extent, the Bank is also subject to certain regulations promulgated by the Federal Reserve Board. If, as a result of an examination of the Bank, the FDIC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity, or other aspects of the Bank's operations are unsatisfactory or that the bank or its management is violating or has violated any law or regulation, various remedies are available to the FDIC. Such remedies include the power to enjoin unsafe or unsound practices, to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the Bank, to assess civil monetary penalties, to remove officers and directors and ultimately to terminate the Bank's deposit insurance, which for a California chartered bank would result in a revocation of the Bank's charter. The DFI has many of the same remedial powers.

            Additionally, the FDIC and the DFI are empowered to enter into a memorandum of understanding with a bank requiring specific corrective actions. As a result of joint examinations of the Bank in 1997, the FDIC and the DFI proposed that the Board of Directors of the Bank enter into a memorandum of understanding which would replace and supersede the provisions of any prior memorandums of understanding. In November 1997, the FDIC, the DFI and the Board of Directors of the Bank entered into a joint memorandum of understanding (the "Joint Memorandum"). Under the Joint Memorandum, the Bank is required, among other things, to achieve and maintain Tier 1 capital equal to or above 6.75% of total assets; the Bank shall have and retain qualified management; establish and maintain an adequate allowance for loan losses; and not pay cash dividends without the prior written consent of both the FDIC and the DFI.

            At December 31, 1997 the Bank had a Tier 1 capital ratio of 6.42% and therefore was not in compliance with the capital ratio of 6.75% required under the terms of the Joint Memorandum. It was determined subsequent to December 31, 1997 that approximately $412,000 of an operating loss carryback claim would be disallowed for federal income tax purposes, resulting in additional income tax provision for the year ended December 31, 1997. See Note 9 to Consolidated Financial Statements. Management believes that compliance with the capital requirement will be met by March 31, 1998 through a combination of earnings and a reduction in average assets. However, the failure to comply with the terms of the Joint Memorandum could result in additional regulatory action. See "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Capital Resources", Note 11 to the Financial Statements, and "-- Capital Standards."

            Various requirements and restrictions under the laws of the State of California and the United States affect the operations of the Bank. State and federal statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, ownership of deposit accounts, interest rates payable on deposits, loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, and capital requirements. Further, the Bank is required to maintain certain levels of capital. See -- "Capital Standards".

            Dividends and Other Transfers of Funds

            The Company is a legal entity separate and distinct from the Bank. The Bank is subject to various statutory and regulatory restrictions on its ability to pay dividends to the Company. At present, substantially all of the Company's revenues, including funds available for the payment of dividends and other operating expenses, are, and will continue to be, primarily dividends and certain management and service fees paid by the Bank. However, at December 31, 1997, the Bank, as a result of losses, had no retained earnings legally available for the payment of cash dividends. Under the terms of the Joint Memorandum, the Bank is prohibited from paying cash dividends to the Company unless the payment is approved in advance by the Regional Director of the FDIC and the DFI. In addition, the California Department of Financial
Institutions and the Federal Reserve Board generally have the authority to prohibit the Bank from paying dividends, depending upon the Bank's financial condition, if such payment is deemed to constitute an unsafe or unsound practice.

            The FDIC and the DFI also have authority to prohibit the Bank from engaging in activities that, in their opinion, constitute unsafe or unsound practices in conducting its business. It is possible, depending upon the financial condition of the bank in question and other factors, that the FDIC and the DFI could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC and the Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and the restrictions that are or may be imposed under the prompt corrective action provisions of federal law could limit the amount of dividends which the Bank or the Company may pay. An insured depository institution prohibited from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions if after such transaction the institution would be undercapitalized. See "-- Prompt Corrective Regulatory Action and Other Enforcement Mechanisms" and "-- Capital Standards" for a discussion of these additional restrictions on capital distributions."

            The Bank is subject to certain restrictions imposed by state and federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, the Company or other affiliates, the purchase of, or investments in, stock or other securities of its affiliates, the taking of such securities as collateral for loans, and the purchase of assets of the Company or other affiliates. Such restrictions prevent the Company and such other affiliates from borrowing from the Bank unless the loans are secured by collateral having a market value equal to the amount required by law. Further, the appropriate amount of covered transactions of the Bank with any affiliate is limited, individually, to 10.0% of the Bank's capital and surplus (as defined by federal regulation), and such secured loans and investments are limited, in the aggregate, as to all affiliates, to 20.0% of the Bank's capital and surplus (as defined by federal regulation). California law also imposes certain restrictions with respect to transactions involving the Company and other controlling persons of the Bank. Additional restrictions on transactions with affiliates may be imposed on the Bank under the prompt corrective action provisions of federal law. See "-- Supervision and Regulation - Prompt Corrective Action and Other Enforcement Mechanisms."

            Capital Standards

            The Federal Reserve Board and the FDIC have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

            The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios. In the case of the Bank, as a result of entering into the Joint Memorandum, the Bank is required, among other things, to achieve and maintain Tier 1 capital equal to or above 6.75% of total assets. Additionally, pursuant to the FRB Memorandum, the Company is required to maintain the Bank's Tier 1 capital at such level.

            At December 31, 1997, the Bank had a Tier 1 capital ratio of 6.42% and was therefore not in compliance with the 6.75% capital requirement of the Joint Memorandum and FRB Memorandum. However, the Bank expects to be in compliance with this requirement as of March 31, 1998. Failure to comply with the terms of the Joint Memorandum, the FRB Memorandum, or other capital requirements imposed by the Company's or the Bank's federal or state regulators could result in further action by the Federal Reserve Bank, the FDIC or the DFI. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits, the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders.

            For discussion of the Company's and the Bank's capital positions, see "Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Capital Resources" and Note 11 of notes to Consolidated Financial Statements.

            Prompt Corrective Action and Other Enforcement Mechanisms

            Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

            An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized unless its capital ratio actually warrants such treatment.

            A bank may fall into the critically undercapitalized category if its tangible equity does not exceed 2% of the bank's total assets. Federal guidelines generally define tangible equity as a bank's tangible assets less liabilities. Federal regulators may, among other alternatives, require the appointment of a conservator or a receiver for a critically undercapitalized bank. In California, the DFI may require the appointment of a conservator or receiver for a state-chartered bank if its tangible equity does not exceed 3% of the bank's total assets or $1 million.

            In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency.

            Safety and Soundness Standards

            The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings, and
(vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets,
(ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These new guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

            Premiums for Deposit Insurance

            The Bank's deposit accounts are insured by the Bank Insurance Fund ("BIF"), as administered by the FDIC, up to the maximum permitted by law. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC or the institution's primary regulator.

            The FDIC charges an annual assessment for the insurance of deposits, which as of December 31, 1997 ranged from 0 to 27 basis points per $100 of insured deposits, based on the risk a particular institution poses to its deposit insurance fund. The risk classification is based on an institution's capital group and supervisory subgroup assignment. During 1997, the Bank's annual assessment rate was 3 cents per $100 of deposits, and at January 1, 1998 was 17 cents per $100 of deposits. Pursuant to the Economic Growth and Paperwork Reduction Act of 1996 ("the Act"), at January 1, 1997, the Bank began paying, in addition to its normal deposit insurance premium as a member of the BIF, an amount equal to approximately 1.3 basis points per $100 of insured deposits toward the retirement of the Financing Corporation bonds ("Fico Bonds") issued in the 1980s to assist in the recovery of the savings and loan industry. Members of the Savings Association Insurance Fund ("SAIF"), by contrast, pay, in addition to their normal deposit insurance premium, approximately 6.4 basis points. Under the Act, the FDIC is not permitted to establish SAIF assessment rates that are lower than comparable BIF assessment rates. Beginning no later than January 1, 2000, the rate paid to retire the Fico Bonds will be equal for members of the BIF and the SAIF. The Act also provides for the merging of the BIF and the SAIF by January 1, 1999 provided there are no financial institutions still chartered as savings associations at that time. Should the insurance funds be merged before January 1, 2000, the rate paid by all members of this new fund to retire the Fico Bonds would be equal.

            Interstate Banking and Branching

            The BHCA currently permits bank holding companies from any state to acquire banks and bank holding companies located in any other state, subject to certain conditions, including certain nationwide- and state-imposed concentration limits. The Bank has the ability, subject to certain restrictions, to acquire by acquisition or merger branches outside its home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.

            Community Reinvestment Act and Fair Lending Developments

            The Bank is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and Community Reinvestment Act ("CRA") activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A bank may be subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and CRA obligations into account when regulating and supervising other activities.

            A bank's compliance with its CRA obligations is based on a performance-based evaluation system which bases CRA ratings on an institution's lending service and investment performance. When a bank holding company applies for approval to acquire a bank or other bank holding company, the Federal Reserve Board will review the assessment of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application. Based on an examination conducted during 1996, the Bank was rated Satisfactory in complying with its CRA obligations.

Year 2000 Compliance

            In May 1997, the Federal Financial Institutions Examination Council issued an interagency statement to the chief executive officers of all federally supervised financial institutions regarding Year 2000 project management awareness. It is expected that unless financial institutions address the technology issues relating to the coming of the year 2000, there will be major disruptions in the operations of financial institutions. The statement provides guidance to financial institutions, providers of data services, and all examining personnel of the federal banking agencies regarding the year 2000 problem. The federal banking agencies intend to conduct year 2000 compliance examinations, and the failure to implement a year 2000 program may be seen by the federal banking agencies as an unsafe and unsound banking practice. In addition, federal banking agencies will be taking into account year 2000 compliance programs when analyzing applications and may deny an application based on year 2000 related issues.

            The Company's critical automated systems have been identified, and related priorities have been set for Year 2000 compliance. The Company currently estimates that its Year 2000 project cost should not exceed $100,000. These costs include estimates for consulting, hardware, software and other expenses related to infrastructure necessary to prepare the systems for the year 2000. The Company's management expects that all the systems and operations will be Year 2000 compliant by the fourth quarter of 1998.

Recent Accounting Pronouncements

            In August 1997, the FASB issued SFAS No. 128, Earnings Per Share. This statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The statement also requires dual presentation of basic and diluted earnings per share by entities with complex capital structures and requires a reconciliation of the numerators and denominators between the two calculations. SFAS No. 128 was adopted by the Company for the year ended December 31, 1997. The adoption of the Statement had no impact on the earnings per share since the stock options of the Company were not dilutive.

            In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for the Company January 1, 1998 and will require the separate reporting of comprehensive income.

Employees

At December 31, 1997, the Company, and the Bank, employed 55 individuals. The Company believes that its employee relations are excellent.

Factors That May Affect Future Results

The following is a discussion of certain factors which may affect the Company's financial results and operations, and should be considered in evaluating the Company.

Economic Conditions and Geographic Concentration. The Company's operations are concentrated in Southern California. The results of the Company depend largely upon economic conditions in this area, which have been relatively volatile over the last several years. While the Southern California economy recently has exhibited positive economic and employment trends, there is no assurance that such trends will continue. A deterioration in economic conditions could have material adverse impact on the quality of the Company's loan portfolio and the demand for its products and services.

Interest Rates. The Company anticipates that interest rate levels will remain generally stable in the near future, but if interest rates vary substantially from present levels, the Company's results may differ materially from the results currently anticipated. Changes in interest rates will influence the growth of loans, investments and deposits and affect the rates received on loans and investment securities and those paid on deposits.

Government Regulation and Monetary Policy. The banking industry is subject to extensive federal and state supervision and regulation. Significant new laws or changes in, or repeals of , existing laws may cause the Company's results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for the Company, primarily through open market operations in United States government securities, the discount rate for bank borrowings and bank reserve requirements, and a material change in these conditions would be likely to have a material impact on the Company's results.

Competition. The banking and financial services business in the Company's market areas are highly competitive. The increasingly competitive environment is a result in part of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. The results of the Company may differ if circumstances affecting the nature or level of competition change.

Credit Quality. A significant source of risk arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The Company has adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying the Company's credit portfolio. Such policies and procedures, however, may not prevent unexpected losses that could materially adversely affect the Company's results.

Other Risks. From time to time, the Company details other risks with respect to its business and/or financial results in its filings with the Commission.

ITEM 2.  PROPERTIES.

                 The head offices of the Company and the Bank are located at the Wilshire Center Office at 3287 Wilshire Boulevard, Los Angeles, California. The Bank leases 16,500 square feet of a three-story building under a twenty-five year lease which expires June 2, 2005. The Company occupies office space within the premises leased by the Bank. The total lease payment is currently $35,429 per month and the total lease expense was $425,148 for the years 1997 and 1996, respectively.

                 Except for the Mid-Valley Branch Office, which is owned by the Bank, all regional branch properties include options to renew. For the year ended December 31, 1997, annual rental payments under these leases aggregated $129,951. The Mid-Valley Branch Office is not subject to any encumbrances.

                 The Company's total rental expense for the year ended December 31, 1997, exclusive of furniture and equipment expense, was approximately $597,000. Management believes that its existing facilities are adequate for its present purposes.

ITEM 3.   LEGAL PROCEEDINGS.

                 The Company, BSC, Bank and Business Credit are involved in various legal proceedings and litigation in the normal course of their business. See "ITEM 1. BUSINESS Supervision and Regulation -- The Bank" and "-- The Company," for a discussion of the Joint Memorandum between the Board of Directors of the Bank and the FDIC and the DFI; and the FRB Memorandum between the Board of Directors of the Company and the Federal Reserve Bank. While no assurance can be given as to the likelihood of an unfavorable outcome of any such litigation or the estimated amount of potential loss, if any, based upon currently available information the Company does not believe that the outcome of any such litigation will have a material adverse effect on the results of operations or financial condition of the Company.

ITEM 4.   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

                 No matters were submitted to a vote of security holders during the fourth quarter of 1997.

ITEM 4(A).  EXECUTIVE OFFICERS OF REGISTRANT.

                 As of March 15, 1998, the executive officers of the Company were:


                                    Current Position with
         Name           Age      Company and its Subsidiaries
         ----           ---      ----------------------------

Joseph C. Carona        56       Chief Financial Officer, Executive Vice
                                 President, Company; President, Sterling Bank

Reginald R. Prout       53       Vice President, Company; Chief Financial Officer
                                 and Cashier, Sterling Bank

Allan E. Dalshaug       66       Chairman of the Board, Chief Executive
                                 Officer and President, Company; Chairman of
                                 the Board and Chief Executive Officer,
                                 Sterling Bank; Chairman of the Board, Chief
                                 Executive Officer, Sterling Business Credit,
                                 Inc.

Donald Mintz            54       Vice President, Company; Chief Financial
                                 Officer, Sterling Business Credit, Inc.;
                                 Vice president, Sterling Bank

                 Mr. Carona was President of Columbia National Bank, a national banking association located in Santa Monica, California, from May 1982 until joining Sterling Bank as President in August 1989. Mr. Carona became Executive Vice President of the Company in January 1991.

                 Mr. Prout was Executive Vice President and Chief Operating Officer of Columbia National Bank, a national banking association located in Santa Monica, California, from September 1982 until joining Sterling Bank as Executive Vice President and Chief Administrative Officer in July 1990. Mr. Prout became Chief Financial Officer and Cashier of the Bank and Vice President of the Company in June 1996.

                 Mr. Dalshaug has served as Chairman of the Board, Chief Executive Officer and President of the Company since 1982. Mr. Dalshaug also serves as Chief Executive Officer of the Bank and Business Credit, and, prior to 1989, served in the additional capacity of President of Sterling Bank.

                 Mr. Mintz was Senior Vice President & Manager of First Charter Bank located in Los Angeles, CA. from June 1989 until joining Sterling Bank as Vice President of Asset Based Lending, in June 1996. Mr. Mintz became Vice President of Sterling Business Credit in July 1996 and Chief Financial Officer of Sterling Business Credit and Vice President of the Company in September 1996.

                                     PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

                 Since July 1992 the common stock of the Company has traded on The Nasdaq Stock Market as a National Market Issue under the symbol SWBC. The number of shareholders of record at March 15, 1998 was approximately 336.

                 The following table sets forth high and low sales prices for the Company's common stock for the period from January 1, 1996 to December 31, 1997 as reported by The Nasdaq Stock Market:


   Quarter Ended                High            Low
   -------------                ----            ---
March 31, 1996                  $4.13          $2.88
June 30, 1996                   $3.00          $2.63
September 30, 1996              $3.25          $2.88
December 31, 1996               $3.63          $3.00

March 31, 1997                  $4.13          $3.63
June 30, 1997                   $4.75          $4.13
September 30, 1997              $5.88          $4.88
December 31, 1997               $6.75          $5.19

            The Company declared no cash dividends in 1996 or 1997. The Board of Directors suspended the quarterly cash dividends of $0.05 per common share in the third quarter of 1993 in order to conserve capital. The Company expects that future dividends will depend on continued profitability and the maintenance of acceptable financial results in the future. There are restrictions on the ability of the Company's subsidiaries to transfer funds to the Company in the form of dividends. See "ITEM 1. BUSINESS -- Supervision and Regulation -- Restrictions on Transfers of Funds to the Company by the Bank and Business Credit" and "ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA - Note 13 to Consolidated Financial Statements."

ITEM 6.  SELECTED FINANCIAL DATA

                                     1997             1996           1995            1994             1993
                                     ----             ----           ----            ----             ----
Consolidated Statements
of Operations

 Interest income               $  8,421,000     $  8,790,000    $ 12,380,000     $ 12,436,000     $ 13,396,000
 Interest expense                 2,540,000        2,529,000       4,208,000        3,986,000        4,045,000
 Net interest income              5,881,000        6,261,000       8,172,000        8,450,000        9,351,000

 Provision for loan losses        1,242,000          886,000       1,104,000          266,000        1,025,000

 Net income (loss)  from
     continuing operations         (886,000)         343,000      (1,515,000)          29,000          (99,000)

 Net income (loss) from
     discontinued operations             --               --      (1,924,000)      (2,904,000)        (667,000)

Net income (loss) (1)              (886,000)         343,000      (3,439,000)      (2,875,000)        (366,000)

  Per share (2) (3):
  Basic income (loss) per
    share (1)                  $      (0.52)    $       0.20    $      (2.01)    $      (1.68)    $      (0.22)
  Diluted income (loss) per
    share (1)                  $      (0.52)    $       0.20    $      (2.01)    $      (1.66)    $      (0.21)

  Cash dividends                         --               --              --               --     $       0.10

  Return on average assets            -0.86%            0.33%          -2.75%           -2.00%           -0.22%
  Return on  average
      stockholders equity            -12.60%            4.71%         -34.40%          -23.81%           -2.65%

 Consolidated Balance Sheets

  Total assets                 $101,250,000     $104,561,000    $122,419,000     $132,491,000     $153,018,000
  Total loans (4)                65,889,000       68,889,000      72,406,000       91,075,000       91,061,000
  Allowance for loan losses       1,072,000        1,260,000       1,510,000        1,613,000        1,899,000
  Investment securities          10,735,000        7,224,000       7,614,000        6,974,000        7,587,000
  Total deposits                 94,074,000       96,186,000     112,376,000      107,098,000      122,511,000
  Stockholders' equity            6,386,000        7,261,000       6,918,000       10,357,000       13,232,000
  Equity to assets ratio               6.31%            7.02%           8.00%            8.40%            8.26%

-------------
(1) Net loss for 1993 includes income of $400,000 or $0.23 per share related to the cumulative effect of a change in accounting for income taxes.
(2) Income (loss) per share from discontinued operations was $(1.12), $(1.70) and $(0.39) for 1995, 1994 and 1993, respectively.
(3)   Adjusted to reflect a 5% stock dividend paid in October 1993.
(4)   Gross loans net of undisbursed loan funds and deferred fees and costs.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Certain statements under this caption may constitute "forward-looking statements" under the Reform Act, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuations in interest rates, credit quality and government regulation. For additional information concerning these factors, see "Item 1. Business -- Factors That May Affect Future Results".

Management's Discussion and Analysis of Financial Condition and Results of Operations is intended to provide a better understanding of the material changes in trends relating to the financial condition, results of operations, and liquidity of the Company. The discussion and analysis for the year ended December 31, 1997 and 1996, primarily reflect the operations of the Bank. The Results of Operations for the year ended December 31, 1995 include income earned by the formerly active subsidiary, Business Credit and the discontinued mortgage banking operations of BSC. During the third quarter of 1995, the Company sold substantially all of the assets of Sterling Business Credit, Inc. (See "Item 7. Sale of Business Credit Assets"). In addition, during the fourth quarter of 1994, the Company discontinued its mortgage banking operations, substantially all of which were performed by BSC. (See "Item 7. Discontinued Operations"). Business Credit and BSC made no material contribution to the results of operations for the period ending December 31, 1997 and 1996. The Bank and Business Credit are wholly-owned subsidiaries of the Company. Unless otherwise specified, the discussion below relates to the Company's consolidated financial condition and operations.

The Company's results of operations are dependent primarily on net interest income, which is the difference between the interest income earned on its loan portfolio, securities and other earning assets, and its cost of funds, consisting of interest paid on its deposits and borrowings. The Company's operating results are also impacted by provisions for loan losses, and to a lesser extent service charges on deposit accounts and other noninterest income. In addition, the Company's operating expenses principally consist of salaries, wages and employee benefits, occupancy expenses, real estate operations expense and other general noninterest expenses. The Company's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates and actions of regulatory authorities.

FINANCIAL CONDITION


Distribution of Assets, Liabilities, and Stockholders' Equity

            The following table sets forth the Company's consolidated average balances of each principal category of assets, liabilities and stockholders' equity and the percentage distribution of these items for each of the past two fiscal years (dollars in thousands).


                                                 1997                     1996
                                                 ----                     ----
                                          Average     Percent    Average      Percent
ASSETS:                                   Balance     of Total   Balance      of Total
                                         --------     --------   -------      --------
Cash and due from banks                  $  5,733        5.60%   $  5,531        5.33%
Federal funds sold                         14,478       14.15      14,925       14.38
Securities held to maturity                11,256       11.00       7,505        7.23
Loans receivable, net                      65,981       64.46      69,703       67.13
Real estate held for sale                   2,335        2.28       2,888        2.78
Fixed assets, net                           1,118        1.09       1,231        1.18
Other assets                                1,452        1.42       2,043        1.97
                                         --------     -------    --------      ------
            Total assets                 $102,353      100.00%   $103,826      100.00%
                                         ========     =======    ========      ======


LIABILITIES AND STOCKHOLDERS' EQUITY:

Deposits:
  Demand                                 $ 27,419       26.79%   $ 27,401       26.39%
  Savings and NOW accounts                 51,290       50.11      52,966       51.02
  Money market accounts                     6,365        6.22       6,324        6.09
  Time deposits                             8,509        8.31       7,416        7.14
Notes payable                                 392        0.38         443        0.43
Other liabilities                           1,348        1.32       1,988        1.91
                                         --------     -------    --------      ------
      Total liabilities                    95,323       93.13      96,538       92.98
Stockholders' equity                        7,030        6.87       7,288        7.02
                                         --------     -------    --------      ------
    Total liabilities and
     stockholders' equity                $102,353      100.00%   $103,826      100.00%
                                         ========     =======    ========      ======


The Company's total average assets decreased to $102.4 million at December 31, 1997 as compared to $103.8 million at December 31, 1996. The Company's ratio of average earning assets to average assets was 89.6% for 1997 compared to 88.7% for 1996. The change in total average assets included a 5.3% decrease in loans receivable offset by a 48.6% increase in Securities held to maturity. Average loans receivable, net at December 31, 1997, declined primarily as a result of loan payoffs and maturities during the year, which was not replaced by new loan production. Securities held to maturity increased as a result of management's Asset/Liability decisions.

Loan Portfolio

      The following table sets forth the amount of loans outstanding and their respective percentages, as of the dates indicated by major categories (dollars in thousands).

                                                          December 31,
                                                          ------------
                                                   1997                   1996
                                                   ----                   ---
                                              Amount    Percent     Amount    Percent
                                             -------    -------    -------    -------
Real estate - construction and
  development                                $ 3,258       5.0%    $ 5,930       8.6%
Real estate -  mortgage                       15,127      22.9      15,234      22.1
Commercial and industrial                     44,602      67.7      46,205      67.1
Loans to individuals                           2,347       3.6       1,444       2.1
All other loans                                  555       0.8          76       0.1
                                             -------     -----     -------     -----
        Total Loans receivable (1)           $65,889     100.0%    $68,889     100.0%
                                             =======     =====     =======     =====

--------------------

(1)       Net of undisbursed loan funds and deferred fees and costs.

          Loans receivable decreased to $65.9 million at December 31, 1997 from $68.9 million at December 31, 1996. At December 31, 1997, Real estate-construction and development loans plus Real estate-mortgage loans accounted for 27.9% of total loans as compared to 30.7% of total loans at December 31, 1996.

Maturities and Sensitivity to Changes in Interest Rates

      The following table sets forth the maturity distribution of the Company's loan portfolio at December 31, 1997 (dollars in thousands):

                                                      Maturing
                                                      --------
                                             After One    After Five    After
                                  Within     But Within   But Within     Ten
                                 One Year    Five Years   Ten Years     Years     Total
                                 --------    ----------   ----------   -------   -------
Real estate -
  construction
  and development                $ 2,833      $   380     $    --      $    45   $ 3,258
Real estate -
  mortgage                         2,294       11,482          19        1,332    15,127
Commercial and industrial         20,972       14,856       3,955        4,819    44,602
Loans to individuals               1,726          578          43           --     2,347
All other loans                      450           17          --           88       555
                                 -------      -------     -------      -------   -------
  Total loans (1)                $28,275      $27,313     $ 4,017      $ 6,284   $65,889
                                 =======      =======     =======      =======   =======


--------------
(1)     Net of undisbursed loan funds and deferred fees and costs.


          The following table sets forth the maturity distribution of the Company's loan portfolio by type of interest rate at December 31, 1997 (dollars in thousands):

                                           After One    After Five  After
                                  Within   But Within   But Within   Ten
                                 One Year  Five Years   Ten Years   Years      Total
                                 --------  ----------   ---------  -------   -------

Fixed interest rates             $ 2,973    $11,029      $   957   $ 1,036   $15,995
Floating or adjustable
  interest rates                  25,302     16,284        3,060     5,248    49,894
                                 -------    -------      -------   -------   -------
    Total loans(1)               $28,275    $27,313      $ 4,017   $ 6,284   $65,889
                                 =======    =======      =======   =======   =======

-------------------
(1)     Net of undisbursed loan funds and deferred fees and costs.

Nonperforming Assets

      The Company's consolidated loan portfolio is comprised primarily of the Bank's loan portfolio. The risk of non-payment of loans is an inherent aspect of commercial banking. The degree of perceived risk is taken into account in establishing the structure of, interest rates on and security for specific loans and for various types of loans. The Bank attempts to minimize its credit risk exposure by using thorough loan application, credit review and approval procedures. Lending officers of the Bank have been assigned lending authority up to $10,000 on an unsecured basis. Two executive officers of the Bank have lending authority up to $50,000. Loans which exceed $50,000 are submitted for approval to the Bank's Loan Committee. The Bank's loan portfolio is continually reviewed by loan officers, the President, and the Board of Directors' Audit and Loan Committees. The performance of loans is evaluated on the basis of a thorough review of each borrower's overall creditworthiness, collateral, and other elements which in the judgment of officers and senior management demonstrate the ability of the borrower to continue in business and to meet the repayment terms of the loan(s). If subsequent events lead to a reasonable doubt as to the repayment of a loan in accordance with the agreed upon repayment terms, even though the financial condition of the borrower or the collateral may ultimately be sufficient to reduce or satisfy the obligation, the loan may be placed on a non-accrual basis pending sale of any collateral or the determination that other sources of repayment exist. When a loan is placed on a non-accrual basis, income recognition is discontinued. No further interest income is recognized on such loans until a subsequent determination removes doubt as to collectibility.

      It is the current policy of the Bank to place loans which are unpaid 90 days past their maturity date, or loans which have principal or interest payments 90 days past due, on a non-accrual status unless a determination is made upon evaluation of the collateral or other circumstances indicate that the Bank, as the case may be, will be able to recover all principal and accrued interest.

      The following table summarizes nonperforming assets by (1) loans past due 90 days or more and not on non-accrual, (2) loans accounted for on a non-accrual basis and (3) real estate held for sale (dollars in thousands):

                                                         December 31,
                                                         ------------
                                                      1997          1996
                                                      -----         ----

Accruing loans past due
    90 days or more                                  $   --         $  210
Non-accrual loans                                    $  781         $1,424
                                                     ------         ------
     Total nonperforming loans                       $  781         $1,634


Real estate held for sale                            $1,780         $2,749
                                                     ------         ------
     Total nonperforming assets                      $2,561         $4,383
                                                     ======         ======
Nonperforming loans to total loans                     1.19%          2.37%

Nonperforming assets to total assets                   2.53%          4.19%

Allowance for loan losses to                          41.86%         28.75%
  nonperforming assets

Allowance for loan losses to nonperforming loans     137.26%         77.11%


      Non-performing loans, comprised of non-accrual loans and accruing loans past due 90 days or more, decreased by 52.2% from December 31, 1996, and represented 0.77% of total assets at December 31, 1997, as compared to 1.6% of total assets at December 31, 1996. Non-performing loans represented 1.19% of total loans for the year ended December 31, 1997 as compared to 2.37% for the year ended December 31, 1996. The reduction in non-performing loans is the result of management's continued efforts to address its problem loans, its continued efforts to liquidate its nonperforming assets and an overall improvement in the local economy.

      The amount of interest income foregone in 1997 and 1996 on non-accrual loans was $94,000 and $135,000, respectively. The amount of interest actually included in income in 1997 and 1996 on non-accrual loans was $145,000 and $51,000, respectively.

      At December 31, 1997 and 1996, the Company's total recorded investment in impaired loans was $4.6 million and $3.7 million, respectively. At December 31, 1997, $4.6 million of the impaired loans had a specific allowance for loan losses in the amount of $0.5 million. Of the $4.6 million of impaired loans at December 31, 1997, $3.5 million was represented by three loans, which accounted for $0.3 million of the specific allowance for loan losses at December 31, 1997. The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 were $4.4 million and $1.7 million, respectively. The related amount of interest income recognized during the period on loans impaired was $0.5 million for the year 1997 and $0.1 million for the years ended 1996 and 1995.

      There were no loans at December 31, 1997 where the known credit problems of a borrower caused the Bank to have serious doubts as to the borrower's ability to comply with the present loan repayment terms and which would result in such loan being included as a non-accrual, past due or restructured loan at some future date.

      The Company had real estate held for sale of $1.8 million at December 31, 1997 as compared to $2.7 million at December 31, 1996. The Company is carrying these properties at the lower of cost or fair value, less estimated selling costs and less a valuation allowance which amounted to $103,000 and $120,000 at December 31, 1997 and 1996, respectively. While management does not expect any substantial additional losses on the sale of the remaining properties in excess of the allowances already provided in the consolidated financial statements, no assurance can be given that additional losses will not occur.

Summary of Loan Loss Experience

      The Bank maintains an allowance for loan losses, which is reduced by net loan charge-offs and increased by the provision for loan losses charged to operating expense. The amount of additions to the provision for loan losses and the level of the allowance for loan losses are based upon the Bank's loan loss experience, the performance of loans in the Bank's portfolio, evaluations of collateral for such loans, the prospects and financial condition of the respective borrowers or guarantors, general economic conditions, and such other factors as, in management's judgment, deserve current recognition in the estimation of probable loan losses.

      The following table shows the allowance for loan losses, loans charged off, recoveries on loans previously charged off, the amount of the provision for loan losses charged to operating expense, the loans outstanding, and certain pertinent ratios as of the dates indicated (dollars in thousands):

                                                      Year ended December 31,
                                                     -------------------------
                                                       1997             1996
                                                     --------         --------
Balance beginning of period                          $  1,260         $  1,510


Loans charged-off:
  Real estate
      Construction                                         --              (57)
      Mortgage                                         (1,425)            (542)
  Commercial and industrial                              (151)            (560)
  Loans to individuals                                    (23)              --
                                                     --------         --------
         Total loans charged-off                       (1,599)          (1,159)

Recoveries on loans charged-off                           169               23
                                                     --------         --------

Net charge-offs                                        (1,430)          (1,136)

Provision for loan losses                               1,242              886
                                                     --------         --------

Balance at end of period                             $  1,072         $  1,260

Total loans
   Average                                           $ 67,319         $ 69,703
   At end of period (1)                              $ 65,889         $ 68,889

Ratios:
   Net charge-offs
     to average total loans                              2.12%            1.63%
   Allowance for loan losses
     to total loans at end of period                     1.63%            1.83%
   Allowance for loan losses
     as a % of nonperforming loans                     137.26%           77.11%

------------------
(1)       Net of undisbursed loan funds and deferred fees and costs.

                    An allocation of the allowance for loan losses to the major loan categories has been made for the purposes of this report as set forth in the following table (dollars in thousands). The allocations are estimates based upon the same factors as considered by management in determining the amount of additional provisions to the allowance for loan losses and the aggregate level of the allowance for loan losses.


                                                        December 31,
                                        ------------------------------------------------
                                                 1997                    1996
                                        -----------------------  -----------------------
                                                      Percent                  Percent
                                                     of Loans                  of Loans
                                        Allowance     in each    Allowance     in each
                                        for Loan    Category to  for Loan    Category to
(dollars in thousands)                   Losses     Total Loans   Losses     Total Loans
                                        ---------   -----------  ---------   -----------
Real estate - construction
   and development                       $  133         5.0%      $  159         8.6%
Real estate - mortgage                      379        22.9          612        22.1
Commercial and  industrial                  527        67.7          466        67.1
Loans to individuals                         27         3.6           22         2.1
All other loans                               6         0.8            1         0.1
                                         ------       -----       ------       -----
               Total                     $1,072       100.0%      $1,260       100.0%
                                         ======       =====       ======       =====


      Management believes that the allowance for loan losses of $1.1 million and $1.3 million or approximately 1.63% and 1.83% of total loans at December 31, 1997 and 1996 was adequate to absorb known and inherent risks in the loan portfolio. Allowance for loan losses to nonperforming loans improved to 137.26% at December 31, 1997, from 77.11% at December 31, 1996. No assurance can be given, however, that economic conditions which may adversely affect the Bank's service areas or other circumstances will not be reflected in increased losses in the Bank's loan portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or to take charge-offs (reductions in the allowance) in anticipation of losses. See "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Capital Resources."

      While management believes it has adequately provided for losses and does not expect any material loss on the above loans in excess of allowances already recorded in the consolidated financial statements, no assurance can be given that additional loans will not become delinquent or that the collateral for such loans will be sufficient to prevent losses in the event of foreclosure.

      The allowance for loan losses should not be interpreted as an indication that charge-offs will occur in these amounts or proportions, or that the allocation indicates future charge-off trends. Furthermore, the portion allocated to each loan category is not the total amount available for future losses that might occur within such categories, since, as previously stated, the total allocation and provision is a general allocation and provision applicable to the entire portfolio.

Asset/Liability Management and Liquidity

            Asset/Liability Management

            The Company's policy is to closely match its level of rate sensitive assets and rate sensitive liabilities within a limited range thereby reducing its exposure to interest rate fluctuations. In connection with the asset and liability management objectives, various plans have been put into effect including changes in the composition of assets and liabilities and the initiation and emphasis on adjustable and floating rate loan programs to achieve a closer match between assets and liabilities with various maturities or repricing characteristics as considered desirable. Generally, when rate sensitive assets exceed rate sensitive liabilities, the net interest margin is expected to be positively impacted during periods of increasing interest rates and negatively impacted during periods of decreasing interest rates, and conversely when rate sensitive liabilities exceed rate sensitive assets, net interest margin is expected to be negatively impacted during periods of increasing interest rates and positively impacted during periods of decreasing interest rates.

The following table sets forth information concerning interest rate sensitivity of the Company's consolidated interest earning assets and interest bearing liabilities as of December 31, 1997 (dollars in thousands). Assets and liabilities are classified by the earliest possible repricing or maturity date, whichever comes first.

                                                                                              Non-rate
                                                  Immediate        Three                     Sensitive &
                                                   Through        Through      Six Through   Over Twelve
                                                Three Months     Six Months   Twelve Months     Months        Total
                                                ------------     ----------   -------------  -----------     -------

Interest earning Assets
  Cash equivalents                                $15,000         $   --        $   --           $--         $15,000
  Securities held to maturity                       1,098          1,000           501         8,136          10,735
  Loans receivable                                 48,684          1,583         2,205        13,417          65,889
                                                  -------         ------        ------       -------         -------
     Total interest earning assets                $64,782         $2,583        $2,706       $21,553         $91,624

Interest bearing liabilities
  Interest-bearing deposits                        55,559          1,740         2,548           896          60,743
                                                  -------         ------        ------       -------         -------
     Total interest bearing liabilities           $55,559         $1,740        $2,548          $896         $60,743
                                                  -------         ------        ------       -------         -------

Interest rate sensitivity gap                      $9,223           $843          $158       $20,657
                                                   ======        =======          ====       =======

Cumulative interest rate sensitivity gap           $9,223        $10,066       $10,224       $30,881
                                                   ======        =======       =======       =======

Liquidity

            The Bank's Asset-Liability Management Committee manages a liquidity position, the parameters of which are approved by the Board of Directors. Liquidity is derived from both the asset and liability sides of the balance sheet. While the Bank relies primarily on deposits for its source of funds, the Bank had available at December 31, 1997, $15.0 million of federal funds sold which could be used as an immediate source of funds. In addition, the Bank has access to a $3.5 million federal funds purchase line of credit from Community Bank, subject to cancellation, which the Bank can use to meet short term needs. The Bank also has access to funds through the Federal Reserve Bank discount window. The Bank maintained at December 31, 1997 approximately 21.48% of its total assets in liquid assets.

            The Committee members are the Chairman of the Board, the President, who monitors loan funding needs; the Chief Financial Officer & Cashier, who monitors sources of funds, and who carries out the instructions of the Committee for securities and large denomination time deposit transactions; and one outside member of the Board of Directors.

            The Company relies on asset/liability management to accommodate changes in loan demand and core deposit levels. A key aspect of asset/liability management is liquidity, or the Company's ability to meet possible deposit withdrawals, to provide for the credit needs of its customers and to take advantage of investment opportunities as they arise.

            Sources of liquidity include payment of dividends from its subsidiary companies. Payment of dividends is subject to statutory and regulatory limitations. As a result of past losses, at December 31, 1997, the Bank had no retained earnings legally available for the payment of cash dividends. See "Note 13 to the Consolidated Financial Statements".

          The Company's most liquid assets are cash and cash equivalents and its investment portfolio. The levels of these assets are dependent on the Company's operating, financing and investing activities during any given period. The liquidity needs of the Company, primarily relate to the Bank. The liquidity needs of the Company at this time are minimal.

          Investment Portfolio

      The following table shows the carrying value of the Company's portfolio of securities held to maturity at December 31, 1997 and December 31, 1996 (dollars in thousands). Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts.



                                                                  December 31,
                                                             ----------------------
                                                               1997           1996
                                                             -------         ------
Obligations of U.S. and U.S.
  government agencies . . . . . . . . . . . . .              $10,426         $6,814
Non-taxable municipal bonds . . . . . . . .                      210            213
Interest-bearing deposits . . . . . . . . . . .                   99            197
                                                             -------         ------
       Total investment securities
          held to maturity  . . . . . . . . . .              $10,735         $7,224
                                                             =======         ======


          Maturity Distributions of Investment Portfolio

      The following table shows the maturities of securities held to maturity at December 31, 1997 and the weighted average yields of such securities (dollars in thousands):



                                                 Maturing
                              --------------------------------------------------
                                                         After One
                                   Within                But Before
                                  One Year               Five Years
                              ---------------------  ------------------
                                           Weighted            Weighted
                                 Book       Average    Book    Average
                                Value      Yield(1)   Value    Yield(1)   Total
                              --------      -----    -------   --------  -------


Obligations of U.S. and U.S.
  government agencies          $ 2,500      5.73%    $ 7,926     6.20%   $10,426
Non-taxable municipal bonds         --        --         210     6.50%   $   210
Interest-bearing deposits           99      5.75%         --       --    $    99
                               -------      ----     -------     ----    -------

        Total                  $ 2,599      5.73%    $ 8,136     6.21%   $10,735
                               =======      ====     =======     ====    =======

----------------
 (1) Weighted average yield is computed on a yearly basis and yields on tax-exempt obligations are computed on a tax equivalent basis.

      As of December 31, 1997, the Company held no securities held to maturity of any issuer (other than securities issued by the U.S. and U.S. government agencies) with an aggregate carrying value which exceeded 10% of stockholders' equity and any maturities greater than five years.

          Sources of Funds - Deposits

                    The average amounts of deposits, together with average rates paid thereon, are summarized below (dollars in thousands):


                                            1997                    1996
                                            ----                    ----
                                     Average     Average    Average    Average
                                     Balance    Rate Paid   Balance    Rate Paid
                                     -------    ---------   -------    ---------
Demand deposits                      $27,419           --%  $27,401         --%
Savings deposits (1)                  51,290         4.26    52,966       3.85
Money market accounts                  6,365         1.81     6,324       1.50
Time deposits                          8,509         4.99     7,416       4.71
                                     -------    ---------   -------       ----
                                     $93,583         3.69%  $94,107       3.35%
                                     =======    =========   =======       ====

--------------
(1)       Includes NOW Accounts.

      Total average deposits decreased by 0.6% or $0.5 million at December 31, 1997 as compared to December 31, 1996. The decrease was primarily related to normal fluctuations in Demand deposits, Savings deposits and Money market accounts, as well as, decisions made by the Bank's asset-liability committee.

      The remaining maturities of the certificates of deposit $100,000 or more at December 31, 1997 are as follows (dollars in thousands):

                3 months or less                      $2,348
                Over 3 through 6 months                1,400
                Over 6 through 12 months               1,312
                Over 12 months                           684
                                                      ------
                Total                                 $5,744
                                                      ======

The Banks primary sources of funds are deposits and principal and interest payments on its loan and securities portfolios. While maturities and scheduled amortization of loans and securities are, in general, a predictable source of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

          The Company's liquidity position is monitored on a daily basis. Action may be taken by any two members of the Committee to satisfy daily liquidity requirements. Recognizing the cost of liquidity, the Bank maintains approximately 20% of total assets in liquid assets. The remaining assets are invested to yield higher rates of return with minimized market or credit risk.

Notes Payable

      In June 1997, the Company issued $900,000 of promissory notes to the following Directors of the Company:

               Timothy  G. Behunin                 $300,000
               Michael Wagner                      $300,000
               Allan E. Dalshaug                   $100,000
               Howard   M. Borris                  $100,000
               Robert J. Schiller                  $100,000
                                                   --------
                                                   $900,000
                                                   ========

The proceeds of these notes were used by the Company to reimburse the Bank for a tax receivable from the Company. It was determined during a recent Federal Deposit Insurance Corporation and State Banking Department joint regulatory examination, that a net tax balance on the Bank's books is a functional receivable from the Company, and should be repaid. This balance results from the filing of consolidated tax returns of the Company, under an agreement, with its subsidiaries, which has been in effect for many years.

      The notes bear interest at an initial rate of 10% per annum, but the interest rate may fluctuate depending upon increases or decreases in the loan's interest rate of 1.5% in excess of Bank of America's prime rate in effect from time to time. These promissory notes have a maturity of September 18, 1997, with an automatic 90 day renewal, subject to renewal at the option of the Company for a maximum period of up to one year, unless a change is requested by the note holder.

      At December 31, 1997, the Company had $400,000 of promissory notes outstanding issued to the following Directors of the Company:

               Timothy G. Behunin              $150,000
               Michael  Wagner                 $150,000
               Allan E. Dalshaug               $ 50,000
               Robert J. Schiller              $ 50,000
                                               --------
                                               $400,000
                                               ========

Capital Resources

      Management seeks to maintain a level of capital adequate to support asset growth and credit risks and to ensure that the Company is within established regulatory guidelines and industry standards. The Company and the Bank are required to achieve risk-based capital standards and leverage capital standards. The risk-based capital standards establish capital requirements that are more sensitive to risk differences between various assets, consider off balance sheet activities in assessing capital adequacy and minimize the disincentive to holding liquid, low risk assets. The Company and the Bank are required to achieve a minimum 8.0% total capital to risk-weighted assets ratio (of which at least 4.0% must be Tier 1 capital consisting primarily of common stock and retained earnings, less goodwill).

      The following table sets forth the capital ratios of the Company and the Bank at December 31, 1997 (dollars in thousands).


                                    Company                 Bank
                             -------------------   -------------------
                              Amount       Ratio     Amount      Ratio
                             --------     ------   --------      -----
Tier 1 capital               $  6,386       8.91%  $  6,593       9.20%
Tier 1 capital
  minimum requirements          2,867       4.00%     2,867       4.00%
                             --------      -----   --------      -----
Excess                       $  3,519       4.91%  $  3,726       5.20%

Total capital                $  7,285      10.16%  $  7,491      10.45%
Total capital
  minimum requirement           5,735       8.00%     5,733       8.00%
                             --------      -----   --------      -----
Excess                       $  1,550       2.16%  $  1,758       2.45%

Risk-weighted
  assets                     $ 71,686              $ 71,667

Tier 1 capital               $  6,386       6.21%  $  6,593       6.42%
  Tier 1 capital
    minimum requirement         4,111       4.00%
                             --------       ----
    Memorandum requirement                            6,931       6.75%
                                                   --------      -----
Excess (deficiency)          $  2,275       2.21%  $   (338)     (0.33)%

Total average assets         $102,771              $102,684


The leverage ratio consists of tangible Tier 1 capital divided by total average assets. As of December 31, 1997, the Company and the Bank had leverage ratios of 6.21% and 6.42%, respectively. Regulators have established a minimum leverage ratio of 4.0% for the highest rated banks. However, institutions experiencing or anticipating significant growth, or those with other than minimum risk profiles, will be expected to maintain capital well above the minimum. The Bank is required under the terms of the Joint Memorandum to maintain a minimum leverage ratio of 6.75%. See "Item 1. Business -- Supervision and Regulation -- The Bank."

            In the year 1995, the Board of Directors of the Company and the Bank entered into a memorandum of understanding with the Federal Reserve Bank ("the FRB Memorandum"), and in November 1997, the Board of Directors of the Bank entered into a joint memorandum of understanding with the FDIC and the DFI ("Joint Memorandum"). Under these Memorandums, the Company, among other things, may not directly or indirectly, acquire or sell any interest in any entity, line of business, problem loans or other assets, without the prior written approval of the Federal Reserve Bank; and may not pay cash dividends without the prior written consent of the Federal Reserve Bank. The Bank is also required, among other things, to achieve and maintain Tier 1 capital equal to or above 6.75% of total assets; the Bank shall have and retain qualified management; establish and maintain an adequate allowance for loan losses; and not pay cash dividends without the prior written consent of the FDIC and the DFI.

            The Bank at December 31, 1997 was not in compliance with the capital ratio of 6.75% required under the terms of the Joint Memorandum. As a result, the Company was not in compliance with the FRB Memorandum. See "ITEM 1. Business -- Supervision and Regulation -- The Company" and "ITEM 1. BUSINESS -- Supervision and Regulation -- The Bank". Management believes that compliance with such capital requirements will be met by March 31, 1998 through a combination of earnings and a reduction in average assets. However, the Company and the Bank's, failure to comply with the Memorandum's could result in further regulatory action. See "ITEM 1. BUSINESS -- Supervision and Regulation -- Capital Standards."

            The Company expects that future dividends will depend on continued profitability and the maintenance of acceptable financial results.

Effects of Inflation

      The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

      Virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation.

RESULTS OF OPERATIONS

Net Income (Loss)

      The Company had a net loss of $0.9 million, or ($0.52) per share in 1997 compared with net income of $0.3 million or $0.20 per share in 1996 and a net loss of $3.4 million or ($2.01) per share in 1995. The net loss in 1997 was attributable to additional allowance for loan loss provisions, necessitated by additional classified loans and loan charge-offs, during the year and a decline in net interest income and additional income tax provisions. The improved results for the period ending December 31, 1996, as compared to the same period in 1995, primarily relate to continued benefits from the reductions in non-interest expenses and substantial reductions in salaries, and employee benefits, real estate operations, other non-interest expenses and the Company's discontinuance of its mortgage banking operations, in the fourth quarter of 1994.

      The primary reasons for the net loss in 1995 were the $2.1 million charge, excluding income tax benefit, representing a settlement during 1995 of a dispute over repurchase liability relating to mortgage loans originated by BSC, whose operations were discontinued during the fourth quarter of 1994 (see "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Discontinued Operations and Note 5 to the Consolidated Financial Statements"), losses of $2.7 million on the sale or writedown of real estate held for sale, and loan loss provisions of $1.1 million at the Bank. These losses more than offset the $1.5 million gain on the sale of assets by Business Credit during 1995. Additionally, the Company did not take full financial statement benefit for tax losses at the Bank because of uncertainty as to whether such tax benefit would be realized in the future.

Net Interest Income

      A significant component of the Company's operations is net interest income, which is the difference between interest and fees received on earning assets and interest paid on deposits and other sources of funds. Net interest income, when expressed as a percentage of average total interest earning assets, is referred to as the net interest margin. The Company's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities. It is also affected by changes in yields earned on interest-earning assets and rates paid on deposits and other borrowed funds. Approximately 76% of the Bank's loan portfolio adjusts with the prime rate.

Analysis of Net Interest Income

      Certain information concerning average interest-earning assets and interest-bearing liabilities and yields earned and rates paid thereon is set forth in the following table (dollars in thousands).

                                                               Year ended December 31,
                                       ----------------------------------------------------------------------
                                                      1997                                 1996
                                                      ----                                 ----
                                       Average      Income/         Yield/    Average     Income/      Yield/
                                       Balance      Expense          Rate     Balance     Expense      Rate

INTEREST-EARNING ASSETS:

Taxable securities                    $ 11,045     $    666           6.03%   $  7,197    $    435     6.04%
Non-taxable securities                     211           14           6.64%        308          17     5.52%
Federal funds sold                      14,478          783           5.41%     14,925         786     5.27%
Loans receivable,  net (1)              65,981        6,958          10.55%     69,703       7,552    10.83%
                                      --------     --------       --------    --------    --------    -----
 Total interest earning assets          91,715        8,421           9.18%   $ 92,133       8,790     9.54%
                                      ========     ========       ========    ========    ========    =====

INTEREST-BEARING LIABILITIES:

Savings deposits (2)                    51,290        1,990           3.88%     52,966       2,041     3.85%
Money market accounts                    6,365          114           1.79%      6,324          95     1.50%
Time deposits                            8,509          398           4.68%      7,416         349     4.71%
Notes payable                              392           38           9.69%        443          44     9.93%
                                      --------     --------        --------    --------   --------    -----
 Total interest bearing liabilities   $ 66,556        2,540           3.82%   $ 67,149    $  2,529     3.77%
                                      ========     ========        ========    ========   ========    =====

Net interest income                                $  5,881                               $  6,261
Net interest spread                                                   5.36%                            5.77%
Net interest margin (3)                                               6.41%                            6.79%

--------------------
(1) The principal amount of nonaccrual loans is included in the average balance of loans receivable, net but only the actual interest recognized during the year is included in income/expense.
(2) Includes NOW Accounts.
(3) Net interest margin is net interest income divided by total average interest-earning assets.

Analysis of Changes in Net Interest Income

      The following table presents the dollar amount of changes in interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities and the amount of change attributable to changes in volumes and changes in interest rates for 1997 compared to 1996 and 1996 compared to 1995 (dollars in thousands). The change in interest income due to both volume and yield/rate has been allocated to volume and yield/rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                  1997 vs. 1996                     1996 vs. 1995
  Increase (Decrease)                                    Increase (Decrease)
                                               Due to Changes in:                Due to Changes in:
                                           ------------------------------   ------------------------------
                                                       Yield/      Net                 Yield/       Net
                                            Volume      Rate     Change      Volume     Rate       Change
                                           -------    -------    -------    -------    -------    -------
Income from Interest earning assets:
   Taxable securities                      $   232    $    (1)   $   231    $    20    $  (110)   $   (90)
   Non-taxable securities                       (6)         3         (3)        (5)         3         (2)
   Federal funds sold                          (24)        21         (3)         2        (55)       (53)
   Loans receivable, net                      (400)      (194)      (594)    (1,557)    (1,888)    (3,445)
                                           -------    -------    -------    -------    -------    -------

       Total interest income                  (198)      (171)      (369)    (1,540)    (2,050)    (3,590)

Expense on Interest bearing liabilities:
    Savings deposits (1)                       (65)        14        (51)       (99)      (514)      (613)
    Money market accounts                        1         18         19        (24)       (19)       (43)
    Time deposits                               51         (2)        49         (9)        28         19
    Notes payable                               (5)        (1)        (6)      (975)       (67)    (1,042)
                                           -------    -------    -------    -------    -------    -------
      Total interest expense                   (18)        29         11     (1,107)      (572)    (1,679)
                                           -------    -------    -------    -------    -------    -------
Change in net interest income                 (180)      (200)      (380)   $  (433)   $(1,478)   $(1,911)
                                           =======    =======    =======    =======    =======    =======

--------------------

(1) Includes NOW Accounts.

      Net interest income decreased $0.4 million or 6.0% for the period ended December 31, 1997 as compared to the same period in 1996. The decrease in net interest income was primarily attributable to a decline in interest income received on loans receivable. Average loans receivable outstanding during 1997 as compared to 1996 and 1995, were $66 million, $70 million and $83 million, respectively. Average yield on loans receivable decreased to 10.55% in 1997 from 10.83% in 1996 and 13.33% in 1995. The decline in average yield and average volume from 1995 to 1996 reflects the sale of the higher yielding Business Credit loans, during the third quarter of 1995. Interest income also decreased in 1996 compared to 1995 due in part to a decrease in the average volume of interest earning assets of $12.5 million or 12.0% due to the sale of such loans.

       Provision for Loan Losses

      The provision for loan losses is determined by management based upon the Company's loan loss experience, the performance of loans in the Company's portfolio, the quality of loans in the Company's portfolio, evaluation of collateral for such loans, the economic conditions affecting collectibility of loans, the prospects and financial condition of the respective borrowers or guarantors and such other factors which in management's judgment deserve recognition in the estimation of probable loan losses. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or to take charge-offs (reductions in the allowance) in anticipation of losses.

      A substantial portion of the Company's loan portfolio, including a substantial portion of its commercial and industrial loans, is secured by real estate collateral, substantially all of which is located in Southern California. While in most cases the amount of the loan is less than 75% of the appraised value of the property or the cost of the project, the Company has suffered from the effects of the downturn in the real estate market and continues to be vulnerable to further such downturns. See "ITEM 1. BUSINESS. -- Economic Environment".

      The Company recorded a loan loss provision in 1997 of $1,242,000, compared to $886,000 in 1996 and $1,104,000 in 1995. The additional provision in 1997 was the result of an increase in charged-off loans during the year. The lower provision in 1996 as compared to 1995 is a reflection of the $2.5 million or 37% reduction in nonperforming assets at December 31, 1996 as compared to December 31, 1995. The 1995 provision was higher than 1994 because of higher levels of non-performing loans, foreclosures on defaulted loans and charge-offs. See "ITEM
7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Nonperforming Assets and Summary of Loan Loss Experience."

 Non-Interest Income

      The following table sets forth information by category of non-interest income for the Company for the past three years (dollars in thousands):


                                              Year ended December 31,
                                        ----------------------------------
                                         1997          1996          1995
                                        ------        ------        ------
Service charges on deposit
  accounts                              $  687        $  512        $  319
Gain on sale of SBA loans                  371            11           133
Gain on sale of
   Business Credit Assets                   --            --         1,504
 Other                                      84         1,106           518
                                        ------        ------        ------
      Total                             $1,142        $1,629        $2,474
                                        ======        ======        ======


      Non-interest income decreased to $1.1 million in 1997 from $1.6 million in 1996 and $2.5 million in 1995. Non-interest income in 1996 included approximately $850,000 of income from (i) income recognized from the reversal of various accrued liabilities which were deemed no longer necessary, and (ii) the settlement of certain litigation. Non-interest income for 1995 included a gain from the sale of Business Credit assets. See "RESULTS OF OPERATIONS - Sale of Business Credit Assets". In addition, the Bank continued to benefit from increased service charges on deposit accounts as well as gains recognized on the sale of SBA loans, during 1997 as compared to 1996 and 1995. In 1997, approximately $4.2 million of the guaranteed portion of SBA loans were sold for a gain of $371,000.

       Sale of Business Credit Assets

      During the third quarter of 1995, the Company sold substantially all the assets of Business Credit. The sale of Business Credit assets was initiated, in order to raise capital to meet and exceed capital requirements previously imposed by regulators on the Bank, due to losses in the mortgage banking subsidiary, and to take advantage of an opportunity to make a substantial premium on the sale at this time in the market. Approximately $15.2 million of Business Credit loans were sold to First Capital Corporation in a transaction which resulted in a $1.5 million gain, after deducting expenses relating to the transaction.

   Non-Interest Expense

      Non-interest expense as a percentage of average total assets was 6.2% in 1997, compared with 6.5% in 1996, and 9.7% in 1995. The reduction in non-interest expense primarily relate to continued savings achieved through operating efficiencies, and to a larger extent lower cost associated with real estate operations at the Bank.

      Non-interest expense decreased to $6.4 million in 1997 from $6.7 million in 1996 and $10.1 million in 1995. The savings achieved in noninterest expense during 1997 as compared to 1996, reflects the lower cost associated with real estate operations. Real estate operations, net has continued to decline as a result of the Bank disposing of its real estate held for sale and the elimination of costs associated with maintaining those assets. The reduction in non-interest expense for 1996 as compared to 1995, is a result of savings in salaries and employee benefits of $1.1 million or 27.2%, real estate operations, net of $2.0 million or 72.2% and other non-interest expenses of $0.3 million or 14.8% for the period ending December 31, 1996 as compared to the same period in 1995.

   Income Taxes

                 Income tax expense for 1997 amounted to $314,000 compared to $3,000 in 1996 and $929,000 in 1995. The increase in the 1997 income tax expense was mainly the result of the disallowance of a portion of an operating loss carryback claim for federal income tax purposes. The large income tax provision in 1995 was related to the substantial income from the sale of assets of Business Credit, which was not offset by income tax benefits at the Bank because of uncertainty as to the Bank's ability to realize such benefits in the future. The low tax expense for 1996 was due to the reduction in the valuation allowance for deferred tax assets. No tax benefit was provided in 1997 because of uncertainty as to the Bank's ability to realize additional deferred tax benefits. For further discussion see Note 9 to the Consolidated Financial Statements.

   Discontinued Operations

                 As a result of continued losses from operations, higher interest rates and the generally poor market for residential mortgage loans, the Company, in the fourth quarter of 1994, discontinued its mortgage banking operations. During 1995, the Company significantly reduced its exposure to future repurchase liability, by settling a dispute over repurchase liability relating to mortgage loans originated by BSC. As a result of the settlement, an additional $2.1 million charge, excluding income tax benefit, was incurred representing substantially all of the loss from discontinued operations for 1995.

               At December 31, 1997, the Company had outstanding repurchase requests relating to loans with a principal balance of $0.3. The Company maintained an allowance for losses on loan repurchases which amounted to $0.1 million at December 31, 1997 as compared to $0.4 million at December 31, 1996. This allowance is carried in other liabilities on the balance sheet. In determining the amount of this allowance, the Company considered the exposure of the Company to repurchases which takes into account the Company's past experience with repurchases, the potential for future repurchases and the losses thereon.

ITEM 7A.  DISCLOSURE OF MARKET RISK SENSITIVE INSTRUMENTS:

             The information called for by this item is contained in "ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Maturities and Sensitivity to Changes in Interest Rates" and "-- Asset/Liability Management and Liquidity," and is incorporated herein by reference. At December 31, 1997 and 1996, the Company did not hold any derivative financial instruments.

ITEM   8.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

             See Index to Financial Statements included at page F-2 of this Report on Form 10-K.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE: NONE.


                                    PART III


ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

             Except as hereinafter noted, the information concerning directors and executive officers of the Company is incorporated by reference from the Company's definitive Proxy Statement to be filed pursuant to Regulation 14A within 120 days after the end of the last fiscal year. For information concerning executive officers of the Company, see "ITEM 4(A).
EXECUTIVE OFFICERS OF REGISTRANT."

ITEM 11.  EXECUTIVE COMPENSATION.

             Information concerning executive compensation is incorporated by reference from the Company's definitive Proxy Statement to be filed pursuant to Regulation 14A within 120 days after the end of the last fiscal year.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

             Information concerning security ownership of certain beneficial owners and management is incorporated by reference from the Company's definitive Proxy Statement to be filed pursuant to Regulation 14A within 120 days after the end of the last fiscal year.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

             Information concerning certain relationships and related transactions with management and others is incorporated by reference from the Company's definitive Proxy Statement to be filed pursuant to Regulation 14A within 120 days after the end of the last fiscal year.

                                     PART IV

ITEM 14.   EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

(a) Financial Statements and Report. Reference is made to the Index to Financial Statements at page F-2 for a list of financial statements filed as part of this Report on Form 10-K. Financial Statement schedules have been omitted either because they are not required or not applicable or the required information is shown in the consolidated financial statements or related notes thereto.

(b) Reports on Form 8-K.         None.

(c) Exhibits.

   (1) Reference is made to the Index to Exhibits following the financial statements for a list of exhibits filed as part of this Report on Form 10-K.

   (2) Included among the Exhibits filed as part of this Report on Form 10-K are the following Executive Compensation Plans and Arrangements:

             1. 1982 Stock Option Plan, as amended -- Annual Report on Form 10-K for the fiscal year ended December 31, 1988, Exhibit 10.5.

             2. Sterling Bancorporation Employee Stock Ownership Plan and Trust -- Annual Report on Form 10-K for the fiscal year ended December 31, 1986, Exhibit 10.6.

             3. Amended and Restated Sterling Bancorporation Employee Stock Ownership Plan and Trust -- Annual Report on Form 10-K for the fiscal year ended December 31, 1995, Exhibit 10.6.1.

             4. Employment Agreement dated January 3, 1998, between the Company and Allan Dalshaug -- Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Exhibit 10.19.4

             5. Employment Agreement, dated January 1, 1998, between Sterling Bank and Joseph Carona -- Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Exhibit 10.21.3

                                   SIGNATURES

             Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on the 27th day of March, 1998.

                                          STERLING WEST BANCORP
                                          (Registrant)

                                          By   /s/ Allan E. Dalshaug
                                             ----------------------------------
                                                   Allan E. Dalshaug,
                                                   Chairman of the Board and
                                                   Chief Executive Officer

             Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



    Signature                         Title                             Date
    ---------                         -----                             ----



/s/ Allan E. Dalshaug           Chairman of the                    March 27, 1998
--------------------------      Board, President, Chief
Allan E. Dalshaug               Executive Officer and
                                Director (Principal
                                Executive Officer)


/s/ Joseph C. Carona            Chief Financial                    March 27, 1998
--------------------------      Officer (Principal
 Joseph C. Carona               Financial and Accounting
                                Officer)



/s/  Timothy G. Behunin         Director                           March 27,1998
--------------------------
Timothy G. Behunin



/s/ Howard M. Borris            Director                           March 27, 1998
--------------------------
Howard M. Borris



/s/ Audrey J. Fimpler           Director                           March 27, 1998
--------------------------
Audrey J. Fimpler



/s/ Hassan Izad                 Director                           March 27, 1998
--------------------------
Hassan Izad



/s/ Robert J. Schiller          Director                           March 27, 1998
--------------------------
Robert J. Schiller



/s/ Michael Wagner              Director                           March 27, 1998
--------------------------
Michael Wagner


                             REPORT ON CONSOLIDATED

                              FINANCIAL STATEMENTS

                     STERLING WEST BANCORP AND SUBSIDIARIES

                        December 31, 1997, 1996 and 1995

                                      INDEX




FINANCIAL STATEMENTS

    Report of KPMG Peat Marwick LLP, Independent Auditors.......................        F-3

    Consolidated balance sheets as of December 31, 1997 and 1996................        F-4

    Consolidated statements of operations for the years ended December
    31, 1997, 1996, and 1995....................................................        F-5

    Consolidated statements of stockholders' equity for the years ended
    December 31, 1997, 1996, and 1995...........................................        F-6

    Consolidated statements of cash flows for the years ended December 31,
    1997, 1996, and 1995.......................................................         F-7

    Notes to consolidated financial statements                                          F-8

                        Independent Auditors' Report


The Board of Directors
Sterling West Bancorp:

We have audited the accompanying consolidated balance sheets of Sterling West Bancorp and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sterling West Bancorp and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                 /s/  KPMG Peat Marwick LLP

Los Angeles,  California
March 24,  1998

                     Sterling West Bancorp and Subsidiaries
                           CONSOLIDATED BALANCE SHEETS

                                                                    December 31,
                                                        ==============================
                                                              1997             1996
                                                        ------------------------------
ASSETS
Cash and cash equivalents                               $   6,836,000    $   5,929,000
Federal funds sold                                         15,000,000       18,393,000
Securities held to maturity
  (fair value of $10,811,000 at December 31, 1997 and
     $7,204,000 at December 31, 1996)  (Note 3)            10,735,000        7,224,000

Loans receivable, net (Notes 4 and 7)                      64,817,000       67,629,000
Real estate held for sale (Note 6)                          1,780,000        2,749,000

Fixed assets
     Land and building                                        246,000          243,000
     Furniture and equipment                                3,216,000        3,088,000
     Leasehold improvements                                 1,412,000        1,408,000
                                                        -------------    -------------
                                                            4,874,000        4,739,000
       Less accumulated depreciation & amortization        (3,829,000)      (3,583,000)
                                                        -------------    -------------
                                                            1,045,000        1,156,000

Accrued interest receivable                                   563,000          589,000
Other assets (Note 9)                                         474,000          892,000
                                                        =============    =============
                                                        $ 101,250,000    $ 104,561,000
                                                        =============    =============
LIABILITIES

Deposits                                                $  33,331,000    $  32,541,000
     Demand                                                47,057,000       50,786,000
     Savings and NOW                                        5,073,000        5,778,000
     Money market                                           5,744,000        3,720,000
     Time deposits $100,000 or greater                      2,869,000        3,361,000
                                                        -------------    -------------
     Other time deposits                                   94,074,000       96,186,000

Notes payable (Note 8)                                        400,000               --
Other liabilities (Note 5)                                    390,000        1,114,000
                                                        -------------    -------------
Commitments and contingencies (Note 4, 10 and 11)          94,864,000       97,300,000

STOCKHOLDERS' EQUITY (Note 13)
       Common stock - authorized 5,000,000
         shares without par value; issued and
         outstanding 1,712,419 shares in 1997 and
               1,710,214 shares in 1996                     8,697,000        8,686,000
       Accumulated deficit                                 (2,311,000)      (1,425,000)
                                                        -------------    -------------
                                                            6,386,000        7,261,000
                                                        -------------    -------------
                                                        $ 101,250,000    $ 104,561,000
                                                        =============    =============

See accompanying notes to consolidated financial statements.

                     Sterling West Bancorp and Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                   For the years ended December 31,
                                                           ============================================
                                                                1997            1996            1995
                                                           ------------    ------------    ------------
Interest income
       Loans                                               $  6,958,000    $  7,552,000    $ 10,997,000
       Federal funds sold                                       783,000         786,000         839,000
       Securities held to maturity (Note 3)                     680,000         452,000         544,000
                                                           ------------    ------------    ------------
                                                              8,421,000       8,790,000      12,380,000
Interest expense
       Savings and NOW                                        1,990,000       2,041,000       2,654,000
       Money market                                             114,000          95,000         138,000
       Time deposits $100,000 or greater                        189,000         237,000         165,000
       Other time deposits                                      209,000         112,000         165,000
       Notes payable                                             38,000          44,000       1,086,000
                                                           ------------    ------------    ------------
                                                              2,540,000       2,529,000       4,208,000
                                                           ------------    ------------    ------------
       Net interest income                                    5,881,000       6,261,000       8,172,000
Provisions for loan losses (Note 4)                           1,242,000         886,000       1,104,000
                                                           ------------    ------------    ------------
Net interest income after provisions for loan losses          4,639,000       5,375,000       7,068,000

Non-interest income
       Service charges on deposit accounts                      687,000         512,000         319,000
       Gain on sale of SBA loans                                371,000          11,000         133,000
       Gain on sale of Business Credit assets                        --              --       1,504,000
       Other (Note 14)                                           84,000       1,106,000         518,000
                                                           ------------    ------------    ------------
                                                              1,142,000       1,629,000       2,474,000
Non-interest expenses
       Salaries, wages and employee benefits                  2,843,000       2,850,000       3,914,000
       Occupancy (Note 15)                                      835,000         830,000         841,000
       Furniture and equipment                                  200,000         251,000         343,000
       Real estate operations, net (Note 6)                     515,000         756,000       2,717,000
       Other (Note 14)                                        1,960,000       1,971,000       2,313,000
                                                           ------------    ------------    ------------
                                                              6,353,000       6,658,000      10,128,000

Income (loss) from continuing operations
     before  income taxes                                      (572,000)        346,000        (586,000)
Income tax provision  (Note 9)                                  314,000           3,000         929,000
                                                           ------------    ------------    ------------
Income (loss) from continuing operations                       (886,000)        343,000      (1,515,000)
Loss from discontinued operations, net of taxes (Note 5)             --              --      (1,924,000)
                                                           ------------    ------------    ------------
       NET INCOME (LOSS)                                   $   (886,000)   $    343,000    $ (3,439,000)
                                                           ============    ============    ============
Income (loss) per common share:
                                                           $      (0.52)   $       0.20    $      (2.01)
       Basic
                                                           $      (0.52)   $       0.20    $      (2.01)
       Diluted

See accompanying notes to consolidated financial statements.

                              Sterling West Bancorp and Subsidiaries

                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY Three years ended December 31, 1997, 1996 and 1995


                                                               Retained
                                                                earnings
                                                             (accumulated
                                  Shares         Common        deficit),
                                outstanding       Stock        restricted         Total
                                -----------   ------------    ------------    ------------
Balance at January 1, 1995        1,710,214   $  8,686,000    $  1,671,000    $ 10,357,000


Net loss                                 --             --      (3,439,000)     (3,439,000)
                                  ---------   ------------    ------------    ------------

Balance at December 31, 1995      1,710,214      8,686,000      (1,768,000)      6,918,000


Net income                               --             --         343,000         343,000
                                  ---------   ------------    ------------    ------------

Balance at December 31, 1996      1,710,214      8,686,000      (1,425,000)      7,261,000


Exercise of  stock options            2,205         11,000              --          11,000

Net loss                                 --             --        (886,000)       (886,000)
                                  ---------   ------------    ------------    ------------

Balance at December 31, 1997      1,712,419   $  8,697,000    $ (2,311,000)   $  6,386,000
                                  =========   ============    ============    ============


See accompanying notes to consolidated financial statements.

                     Sterling West Bancorp and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               For the years ended December 31,
                                                        ---------------------------------------------
                                                              1997            1996            1995
                                                        ------------    ------------    -------------

Cash flows from operating activities
    Net Income (loss)                                   $   (886,000)   $    343,000    $ (3,439,000)
    Adjustments to reconcile net loss to
    net cash provided by operating activities:
    Depreciation and amortization                            249,000         270,000         305,000
    Provision for loan losses                              1,242,000         886,000       1,104,000
    Provision for deferred taxes                            (100,000)             --         603,000
    Provision for losses on real estate held for sale        580,000         193,000       2,424,000
    Decrease in accrued interest receivable                   26,000         136,000         229,000
    Decrease (increase) in other assets                      518,000         (34,000)         41,000
    Decrease in assets of discontinued operations                 --         630,000       3,541,000
    Decrease in other liabilities                           (724,000)       (639,000)     (1,611,000)
                                                         -----------     -----------     -----------
          Total adjustments                                1,791,000       1,442,000       6,636,000
                                                         -----------     -----------     -----------
    Net cash provided by  operating activities               905,000       1,785,000       3,197,000
                                                         -----------     -----------     -----------
Cash flows from investing activities
    Proceeds from maturities of  securities                1,999,000       1,948,000       4,675,000
    Purchase of  securities                               (5,510,000)     (1,558,000)     (5,313,000)
    Net (increase) decrease in loans receivable            1,570,000        (328,000)     18,916,000
    Proceeds from sale of real estate                        389,000       4,175,000       1,150,000
    Payments on real estate repurchased
        from investors                                            --              --      (1,629,000)
    Purchase of  fixed assets                               (138,000)       (211,000)       (347,000)
    Net cash provided by investing activities
                                                         -----------     -----------     -----------
                                                          (1,690,000)      4,026,000      17,452,000
                                                         -----------     -----------     -----------

Cash flows from financing activities
    Net increase (decrease) in demand deposits,
      savings and other money market accounts             (3,644,000)    (16,798,000)      6,972,000
    Net increase (decrease) in time deposits               1,532,000         609,000      (1,468,000)
    Proceeds from issuance of notes payable                  900,000              --              --
    Repayments of notes payable                             (500,000)             --              --
    Net decrease in notes payable to
        financial institutions                                    --      (1,372,000)     (9,034,000)
    Payments on maturing promissory notes                         --              --      (1,493,000)
        Proceeds from exercise of  stock options              11,000              --              --
                                                        ------------    ------------    ------------
       Net cash used in financing activities              (1,701,000)    (17,561,000)     (5,023,000)
                                                        ------------    ------------    ------------
Net (decrease) increase in cash and Cash equivalents      (2,486,000)    (11,750,000)     15,626,000
                                                        ------------    ------------    ------------
Cash and cash equivalents at beginning of period          24,322,000      36,072,000      20,446,000
                                                        ------------    ------------    ------------
Cash and cash equivalents at end of period              $ 21,836,000    $ 24,322,000    $ 36,072,000
                                                        ============    ============    ============


See accompanying notes to consolidated financial statements.

                     Sterling West Bancorp and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sterling West Bancorp (the Company) is a bank holding company organized as a California corporation in 1982. It is the parent company for its wholly owned subsidiaries, Sterling Bank (Bank), and the Bank's wholly owned subsidiary BSC Mortgage Corporation (BSC); and Sterling Business Credit, Inc. (Business Credit). Through its subsidiaries the Company continues to conduct banking and commercial finance business in the state of California. During the fourth quarter of 1994 the Company discontinued its mortgage banking operation substantially all of which were performed by BSC. During the third quarter of 1995 the Company sold most of the assets of Business Credit.

Principles of consolidation

The consolidated financial statements include the accounts of Sterling West Bancorp and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and revenues and expenses. Actual results could differ from those estimates. Certain reclassifications have been made to the consolidated financial statements for 1996 and 1995 to conform to the 1997 presentation.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses, the valuation of real estate and the valuation of deferred tax assets. Management believes that the allowances established for losses on loans and real estate are adequate. While management uses available information to recognize losses on loans and real estate, future additions to the allowances may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and real estate. Such agencies may require the Company to recognize additions to allowances based on their judgments about information available to them at the time of their examination.

The Company is required to carry its real estate owned at the lower of cost or fair value, minus selling costs. Fair value estimates for real estate owned are determined by current appraisals and, where no active market exists for a particular property, discounting a forecast of expected cash flows at a rate commensurate with the risk involved.

Cash equivalents

Cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for a one-day period. For purposes of the Statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

                     Sterling West Bancorp and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 1997 and 1996

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities held to maturity

Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. The amortization and accretion is based on a method which approximates the interest method. Such amortization and accretion are reflected in interest income on securities held to maturity in the accompanying consolidated statements of operations. The carrying value of these assets is not adjusted for temporary declines in fair value since the Company intends and has the ability to hold them to their maturity. To the extent that there is a decline in fair value which is other than temporary, the security shall be written down to fair value with a charge to earnings for the difference between such value and amortized cost.

Interest and fees on loans

Interest income is accrued daily as earned on all loans. Interest income is not recognized on loans if collection of the interest is deemed by management to be unlikely. Loans are generally placed on non accrual status after being delinquent 90 days. Loan origination, commitment and other fees and direct costs associated with the origination of loans are deferred and amortized into interest income over the lives of the respective loans using a method which approximates the interest method.

Provision and allowance for loan losses

The determination of the allowance for loan losses is based on analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for probable and estimable loan losses after giving consideration to the character of the loan portfolio, current economic conditions, past loan loss experience, geographic and industry concentration, delinquency trends and such other factors as deserve current recognition in estimating loan losses. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in the aforementioned factors. Regulatory agencies, as an internal part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or to take charge-offs in anticipation of losses.

Loans are evaluated for impairment as part of the Company's normal internal asset review process. A loan is impaired when, based on current circumstances and events, a creditor will be unable to collect all amounts contractually due (both principal and interest) under a loan agreement. When a loan is determined to be impaired, a writedown is taken or an allowance is established which is based upon the difference between the investment in the loan and one of the following methodologies: (i) the present value of expected cash flows from the loan discounted at the loan's effective interest rate, (ii) an observable market price, or (iii) the fair value of the loan's underlying collateral. While the measurement of impairment depends upon the specific facts and circumstances involving each applicable loan, the Company generally measures such impairment utilizing the latter methodology. Impaired loans which are performing under the contractual terms are reported as performing loans, and cash payments are allocated to principal and interest in accordance with the terms of the loan.

                     Sterling West Bancorp and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan sales

The Company periodically sells the guaranteed portion of Small Business Administration (SBA) loans and other loans that it originates. At the time of sale, the cost basis of the loan is allocated based on the relative fair value of the portion sold, the portion retained and the servicing rights. Gain or loss is calculated using the sales proceeds and allocated cost basis of the portion of the loan sold. The servicing asset is amortized in proportion to and over the period of estimated net servicing income.

Fixed assets

Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is used.

Real estate held for sale

Real estate acquired through foreclosure is initially recorded at the lower of the balance of the related mortgage loan or estimated fair value less estimated selling costs. Fair value is generally estimated based on the most recent appraisal received by the Company and adjusted for known trends in local markets. Subsequent declines in fair value are charged to income, along with the estimated costs to sell, and are recorded in a valuation allowance. Subsequent increases in fair value are only recognized to the extent that decreases in fair value were recorded through the valuation allowance. Operating expenses for REO, REO writedowns, and gains and losses on sale of REO are reported in the statement of operations as real estate operations expense.

Income taxes

The Company files consolidated Federal and combined state income tax returns. The Company accounts for income taxes under the asset and liability method. This method requires that deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the change is enacted.

Restricted cash balances

Aggregate reserves in the form of deposits with the Federal Reserve Bank of approximately $200,000 were maintained to satisfy federal regulatory requirements at December 31, 1997.

                     Sterling West Bancorp and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1997, 1996 and 1995

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net  Income (Loss) Per Share

Basic income (loss) per share is based on the number of common shares outstanding, adjusted to reflect any stock splits and stock dividends during each year. Diluted income (loss) per share includes the dilutive effect of the issuance of any common stock equivalents. For the year ended December 31, 1997, the basic and diluted income (loss) per share calculation is based upon 1,710,599 and 1,711,214 weighted averages shares respectively. For the years ended December 31, 1996 and December 31, 1995, the weighted average shares for both the basic and diluted income (loss) per share calculation were 1,710,214.

Recent Accounting Pronouncements

In August 1997, the FASB issued SFAS No. 128, Earnings Per Share. This statement replaces the presentation of primary earnings per share with a presentation of basic earnings per share. The statement also requires dual presentation of basic and diluted earnings per share by entities with complex capital structures and requires a reconciliation of the numerators and denominators between the two calculations. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Management of the Company does not believe the statements will have a material impact on the Company s results of operations or financial position when adopted.

            In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for the Company beginning January 1, 1998. Separate disclosure of comprehensive income will be made. The impact on the Company of adopting SFAS No. 130 is not expected to be material to the Company's existing disclosure.

                               Sterling West Bancorp and Subsidiaries

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 December 31, 1997, 1996 and 1995

NOTE 2- SUPPLEMENTAL CASH FLOW INFORMATION

                                             Years ended December 31,
                                     -----------------------------------------
                                         1997          1996           1995
                                     -----------   -----------    -----------
Cash paid during the year for
      Interest                       $ 2,622,000   $ 2,511,000    $ 4,131,000
      Income taxes (refunds
         received)                            --   $  (522,285)            --

Non-cash investing and financing
activities:

      Real estate acquired
        through foreclosure            3,182,000     2,054,000      4,309,000

      Loans to facilitate
        disposition of real estate     2,351,000     1,418,000        954,000

                     Sterling West Bancorp and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3- SECURITIES HELD TO MATURITY

Securities held to maturity at December 31 are as follows:

                                                                     1997
                                           -----------------------------------------------------------
                                            Amortized      Unrealized       Unrealized        Fair
                                               Cost          Gains            Losses          Value
                                           ------------   ------------    ------------    ------------
Obligations of U.S. and U.S.
 government agencies                       $ 10,426,000   $     81,000    $     (8,000)   $ 10,499,000

Non-taxable municipal bonds                     210,000          3,000              --         213,000

Interest-bearing deposit                         99,000             --              --          99,000
                                           ------------   ------------    ------------    ------------
                                           $ 10,735,000   $     84,000    $     (8,000)   $ 10,811,000
                                           ============   ============    ============    ============


                                                                      1996
                                           -----------------------------------------------------------
                                            Amortized      Unrealized       Unrealized        Fair
                                               Cost          Gains            Losses          Value
                                           ------------   ------------    ------------    ------------

Obligations of U.S. and U.S.
  government agencies                      $  6,814,000   $     18,000    $    (39,000)   $  6,793,000

Non-taxable municipal bonds                     213,000          1,000              --         214,000

Interest- bearing deposit                       197,000             --              --         197,000
                                           ------------   ------------    ------------    ------------
                                           $  7,224,000   $     19,000    $    (39,000)   $  7,204,000
                                           ============   ============    ============    ============


Taxable interest income on securities held to maturity totaled $666,000, $435,000 and $525,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Non-taxable interest income on securities held to maturity totaled $14,000, $17,000 and $19,000 for the years ended December 31, 1997, 1996, 1995, respectively.

                     Sterling West Bancorp and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3- SECURITIES HELD TO MATURITY (Continued)

Maturities of securities held to maturity at December 31, 1997 were as follows:
(dollars in thousands)

                                                              After one year but        After five years but
                                    Within one year            before five years           before ten years
                                  -------------------         -------------------       --------------------
                                  Amortized     Fair          Amortized     Fair         Amortized     Fair
                                    Cost       Value            Cost       Value           Cost      Value
                                  ---------    ------         ---------    ------       ----------   --------
Obligations of U.S. and
U.S. government
agencies                           $2,500      $2,499          $7,926      $8,000              --       --

Non-taxable municipal
bonds                                  --          --             210        213               --       --

Interest -bearing deposit             99           99              --          --              --       --
                                   ------      ------          ------      ------       ----------   --------
                                   $2,599      $2,598          $8,136      $8,213              --       --
                                   ======      ======          ======      ======       ==========   ========


NOTE 4- LOANS RECEIVABLE, NET

The composition of the Company's loan portfolio at December 31, is as follows:


                                               1997              1996
                                            ----------        ----------
Real estate loans
   Construction and development             $3,258,000        $6,865,000
   Mortgage                                 15,211,000        15,234,000
Commercial and  industrial                  49,126,000        50,564,000
Loans to individuals                         3,156,000         2,435,000
All other loans                              1,022,000           556,000
                                            ----------        ----------
                                            71,773,000        75,654,000
Less:
   Undisbursed loan funds                    5,884,000         6,765,000
   Allowance for loan losses                 1,072,000         1,260,000
                                           -----------       -----------
                                           $64,817,000       $67,629,000
                                           ===========       ===========

                     Sterling West Bancorp and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4- LOANS RECEIVABLE, NET (continued)

The unamortized balance of deferred loan origination, commitment and other fees (net of related direct lending costs), totaling $349,000 and $352,000 as of December 31, 1997 and 1996, are treated above as a reduction of the applicable loan balances.

The balance of loans on non-accrual was approximately $781,000 and $1,424,000 at December 31, 1997 and 1996, respectively. Interest income foregone on non-accrual loans approximated $94,000 in 1997, $135,000 in 1996 and $108,000 in 1995. Interest income recognized on non-accrual loans was approximately $145,000 in 1997, $51,000 in 1996 and $114,000 in 1995.

At December 31, 1997 and 1996, the Company's total recorded investment in impaired loans was $4.6 million and $3.7 million, respectively. At December 31, 1997, $4.6 million of the impaired loans, had a specific allowance for loan losses in the amount of $0.5 million. At December 31, 1996, $2.6 million of the $3.7 million in impaired loans had a specific allowance for loan losses in the amount of $0.5 million. Of the $4.6 million of impaired loans at December 31, 1997, $3.5 million was represented by three loans, which accounted for $0.3 million of the specific allowance for loan losses at December 31, 1997. The average recorded investment in impaired loans for the years ended December 31, 1997 and 1996 were $4.4 million and $1.7 million, respectively. The related amount of interest income recognized during the period that such loans were impaired was $0.5 million for the year 1997, $0.1 million for the year ended 1996 and $0.1 million for the year ended 1995.

Activity in the allowance for loan losses is summarized as follows:

                                       1997           1996           1995
                                   -----------    -----------    -----------
Balance at beginning of year       $ 1,260,000    $ 1,510,000    $ 1,613,000
   Provision                         1,242,000        886,000      1,104,000
   Sale of Business Credit loans            --             --       (550,000)
   Charge-offs                      (1,599,000)    (1,159,000)      (715,000)
   Recoveries                          169,000         23,000         58,000
                                   -----------    -----------    -----------
Balances at end of year            $ 1,072,000    $ 1,260,000    $ 1,510,000
                                   ===========    ===========    ===========

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

                     Sterling West Bancorp and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4- LOANS RECEIVABLE, NET (continued)

Included in loans outstanding at December 31, 1997 and December 31, 1996 was $1,553,000 and $2,028,000 of the guaranteed portion of SBA loans. The unguaranteed portion of SBA loans were $3,166,000 and $2,230,000 at December 31, 1997 and 1996, respectively. At December 31, 1997 and December 31, 1996 the Bank serviced for others $9,131,000 and $7,068,000 of SBA loans, respectively.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The contract or notional amounts of forward contacts do not represent exposure to credit loss. Commitments to extend credit at December 31, 1997 and 1996 primarily consisting of undisbursed loan commitments were $5,884,000 and $8,181,000, respectively.

Standby letters of credit at December 31, 1997 and 1996 totaled approximately $145,000 and $255,000, respectively. At December 31, 1997 all of the standby letters of credit were collateralized, and at December 31, 1996, $41,000 were unsecured and $214,000 collateralized. Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Where appropriate, cash or other security support is held as collateral.

The Company grants real estate, commercial and industrial loans to customers located within Southern California. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent upon the real estate development and construction market sector and general economic conditions within Southern California.

NOTE 5- DISCONTINUED OPERATIONS

As a result of continued losses from operations, higher interest rates and the generally poor market for residential mortgage loans, the Company, in the fourth quarter of 1994, discontinued its mortgage banking operations which were primarily carried out by its wholly owned subsidiary, BSC. All revenues and expenses, net of income tax effect, attributable to mortgage banking operations are included in the accompanying statements of operations under the caption "Loss from discontinued operations, net of taxes".

During 1995, the Company settled a dispute over a repurchase liability relating to mortgage loans originated by BSC. As a result of this settlement the Company significantly reduced its exposure to future repurchase liability, however, an additional $2.1 million charge, excluding income tax benefit, was incurred, representing substantially all of the loss from discontinued operations for 1995.

                     Sterling West Bancorp and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - DISCONTINUED OPERATIONS (continued)

Summarized operating data for the discontinued mortgage banking operations in 1995 are as follows:


                                         1995
                                       -------
Loss on sale of mortgage loans         $    (3)
Service fee expense                         (7)
Net interest expense                      (120)
Other income                                42
                                       -------
                                           (88)
Salaries, wages and benefits                --
Real estate operations, net                 12
Other expenses                           2,108
                                       -------
                                         2,120
                                       -------
   Loss before taxes                    (2,208)
Income tax benefit                        (284)
                                       -------
   Net loss                            $(1,924)
                                       =======


Included in other liabilities in the accompanying balance sheets for 1997 and 1996, respectively, is a $0.1 million and $0.4 million allowance for losses on loan repurchases. In determining the amount of this allowance the Company considered its past experience with repurchases, the potential for further repurchases and the related losses. While management believes that the balance of this allowance at December 31, 1997 is adequate to provide for exposure to losses on loan repurchases, future additions to the allowance may be necessary as a result of changes in the aforementioned factors.

NOTE 6 - REAL ESTATE HELD FOR SALE

Real estate held for sale at December 31, is as follows:

                                       1997             1996
                                   ----------       ----------
Acquired through foreclosure       $1,883,000       $2,869,000
Valuation allowance                  (103,000)        (120,000)
                                   ----------       ----------
                                   $1,780,000       $2,749,000
                                   ==========       ==========

                     Sterling West Bancorp and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 1997, 1996, 1995, real estate operations, net was comprised of the following:

                                                 1997           1996          1995
                                              ---------      ---------    -----------
   Net gain (loss) on sale of real estate     $ 136,000      $(196,000)   $   (17,000)
   Provision for losses                        (580,000)      (193,000)    (2,424,000)
   Other valuation adjustments
     charged to operations                           --             --       (201,000)
   Other holding costs                          (71,000)      (367,000)       (75,000)
                                              ---------      ---------    -----------
Real estate operations, net                   $(515,000)     $(756,000)   $(2,717,000)
                                              =========      =========    ===========

Activity in the allowance for real estate losses is a follows:


                                                 1997           1996          1995
                                              ----------    -----------    -----------
Balance at beginning of year                  $  120,000    $ 1,100,000    $   218,000
  Provision for losses                           580,000        193,000      2,424,000
  Charge-offs                                   (597,000)    (1,173,000)    (1,542,000)
                                              ----------    -----------    -----------
Balance at end of year                        $  103,000    $   120,000    $ 1,100,000
                                              ==========    ===========    ===========



NOTE 7 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain officers, directors and the companies with which they are associated. In management's opinion such loans are within applicable regulatory bank lending limitations. Such loans were made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with other persons who were not executive officers or directors and did not involve more than the normal risk of collectibility or present other unfavorable features. The following is an analysis of the activity of all such loans during 1997 and 1996:



                                                 1997           1996
                                            -----------    -----------

Balance at beginning of year                $ 1,730,000    $ 2,225,000

   New loans granted, including  renewals       167,000          4,000
   Repayments                                  (247,000)      (499,000)
                                            -----------    -----------
Balance at end of year                      $ 1,650,000    $ 1,730,000
                                            ===========    ===========

                     Sterling West Bancorp and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - NOTES PAYABLE

In June of 1997, the Company issued $900,000 of unsecured promissory notes to certain Directors of the Company. The proceeds of these notes were used by the Company to reimburse the Bank for a tax receivable from the Company. It was determined during a recent Federal Deposit Insurance Corporation and State Banking Department joint regulatory examination, that a net tax balance on the Bank's books is a functional receivable from the Company, and should be repaid. This balance resulted from the filing of consolidated tax returns of the Company, under an agreement, with its subsidiaries, which has been in effect for many years.

The notes bear interest at an initial rate of 10% per annum, but the interest rate may fluctuate depending upon increases or decreases in the loan's interest rate of 1.5% in excess of Bank of America's prime rate in effect from time to time. These promissory notes have a maturity of September 18, 1997, with automatic 90 day renewals, subject to renewal at the option of the Company for a maximum period of up to one year, unless a change is requested by the note holder.

At December 31, 1997 the Company had $400,000 of promissory notes outstanding issued to certain Directors of the Company.

The maximum amounts of short-term borrowings at any month end during 1997 and 1996 were $0.9 million and $0.4 million, respectively. The average amounts outstanding during 1997 and 1996 were $0.4 million and $0.4 million, respectively, and the weighted average interest rates thereon during 1996 and 1995 were 10.00% and 9.93%, respectively.

                     Sterling West Bancorp and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - INCOME TAXES

The provision for income taxes from continuing operations is a follows:

                                               1997             1996             1995
                                             --------         --------        ----------
   Current
      Federal                                $412,000               --        $ (927,000)
      State                                    $2,000        $   3,000               - -
                                             --------        ---------        ----------
                                             $414,000        $   3,000         (927,000)
   Deferred
      Federal                                (603,000)         131,000           655,000
      State                                    24,000          181,000                --
                                             --------        ---------        ----------
                                             (579,000)         312,000           655,000
Increase (decrease) in
     valuation allowance on
   deferred  tax assets                       479,000         (312,000)        1,201,000
                                             --------        ---------        ----------
                                             $314,000        $   3,000        $  929,000
                                             ========        =========        ==========

Current income taxes receivable of $117,000, are included in Other assets at December 31, 1997 and 1996.

As a result of the following items, total income tax expense was different from the amount computed by applying the statutory U.S. income tax rate of 34%.


                                           1997            1996              1995
                                        ---------       ----------       ----------
Federal income
   tax expense (benefit)
   at statutory rate                    $(194,000)      $  118,000       $ (199,000)

Increase (decrease) in valuation
allowance on deferred tax assets          479,000         (312,000)        1,201,000

State tax, net of federal benefit          17,000          184,000           63,000

Other                                      12,000           13,000         (136,000)
                                        ---------       ----------       ----------
                                        $ 314,000       $    3,000       $  929,000
                                        =========       ==========       ==========

                     Sterling West Bancorp and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES (Continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities which are included in other assets on the accompanying balance sheet at December 31, 1997 and 1996 are presented below. The amounts as of December 31, 1996 have been adjusted to reflect the tax return actually filed.


                                                1997             1996
                                            ----------        ----------
Deferred tax assets:
Allowance
   for loan losses                          $    5,000        $   69,000
Allowance for potential
     loan repurchase                            41,000           147,000
Deferred loan fees                             143,000           144,000
Real estate valuation allowances                42,000           131,000
Net operating loss carryforwards             1,593,000           699,000
Other                                          158,000           100,000
                                            ----------        ----------
Total gross deferred tax assets              1,982,000         1,290,000
less:  valuation allowance                   1,564,000         1,085,000
                                            ----------        ----------
Net deferred tax assets                        418,000           205,000

Deferred tax liabilities:
   Depreciation                                200,000           200,000
   Other                                       118,000             5,000
                                            ----------        ----------
Total gross deferred tax liabilities           318,000           205,000
                                            ----------        ----------
Net deferred tax assets                     $  100,000        $        0
                                            ==========        ==========

During 1997 the valuation allowance on gross deferred tax assets increased by $479,000 from $1,085,000 at December 31, 1996 to $1,564,000 at December 31,
1997. The Bank has approximately $4,797,000 of net operating loss carryforward available for California Franchise Tax purposes. This carryforward expires between 1998 and 2002. Additionally, the Bank has approximately $3,675,000 of net operating loss carryforward available for Federal Income Tax purposes. This carryforward expires in 2012. The current federal income tax expense of $412,000 is a result of a disallowance, for federal income tax purposes, of an operating loss carryback claim resulting in additional net operating loss carryforwards.

                     Sterling West Bancorp and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - INCOME TAXES (Continued)

In determining the possible realization of deferred tax assets, SFAS No. 109 requires that future taxable income from the following sources be taken into account: (a) the reversal of taxable temporary differences , (b) future operations exclusive of temporary differences and (c) tax planning strategies that if necessary, would be implemented to accelerate taxable income into years in which net operating losses might otherwise expire. Management believes that it is more likely than not that the Company will realize the tax benefits from $100,000 deferred tax assets because of expected future profitability, which includes anticipated gains on sale of SBA loans..

NOTE 10- COMMITMENTS AND CONTINGENCIES

The Company leases facilities under non-cancellable operating leases. The minimum annual rental payments (excluding property taxes and insurance) for the following periods are approximately:


           Year                                  Amount
           ----                                ----------
           1998                                $  564,000
           1999                                   496,000
           2000                                   425,000
           2001                                   425,000
           2002                                   425,000
           2003 and thereafter                  1,027,000
                                               ==========
                                               $3,362,000
                                               ==========




The minimum annual rental payments which are included in the above schedule are for existing lease obligations and are not a forecast of future rental expense. Total rent expense for 1997, 1996 and 1995 was approximately $597,000, $593,000 and $580,000, respectively.

The Company has employment agreements with certain of its executives which expire through 1998. In addition to a base salary, the agreements provide for incentive compensation at the Discretion of the Company (or subsidiary applicable to the individual employee). No incentive compensation was paid for the periods ending December 31, 1997 and 1996.

The Company, BSC, Bank and Business Credit are involved in various legal proceedings and litigation in the normal course of their business. While no assurance can be given as to the likelihood of an unfavorable outcome of any such litigation or the estimated amount of potential loss, if any, based upon currently available information, the Company does not believe that the outcome of such litigation will have a material adverse effect on the results of operations or financial condition of the Company.

                     Sterling West Bancorp and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11- REGULATORY MATTERS

            In November 1995, the Federal Reserve Bank and the Board of Directors of the Company entered into a memorandum of understanding (the "FRB Memorandum"). It was determined subsequent to December 31, 1997, the Company was not in compliance with the FRB Memorandum at December 31, 1997, due to the Bank's lack of compliance with the capital ratio of 6.75% required under the terms of the Joint Memorandum discussed below. The Bank's Tier 1 capital was 6.42% of average total assets at December 31, 1997. The Company and the Bank's failure to comply with the terms of the FRB Memorandum could result in further regulatory action by the Federal Reserve Bank.

            As a result of joint examinations of the Bank in 1997, the FDIC and the DFI proposed that the Board of Directors of the Bank enter into a memorandum of understanding which would replace and supersede the provisions of any prior memorandums of understanding. In November 1997, the FDIC, the DFI and the Board of Directors of the Bank entered into a joint memorandum of understanding with each of the FDIC and the DFI (the "Joint Memorandum"). Under the Joint Memorandum, the Bank is required, among other things, to achieve and maintain Tier 1 capital equal to or above 6.75% of total assets; the Bank shall have and retain qualified management; establish and maintain an adequate allowance for loan losses; and not pay cash dividends without the prior written consent of both the FDIC and the DFI.

            At December 31, 1997, the Bank was out of compliance with the capital ratio of 6.75% required under the terms of the Joint Memorandum. It was determined subsequent to December 31, 1997 that approximately $412,000 of an operating loss carryback claim would be disallowed for federal income tax purposes, resulting in additional income tax provision for the year ended December 31, 1997. See "Note 9 to Consolidated Financial Statements". Management believes that compliance with the capital requirement will be met by March 31, 1998 through a combination of earnings and a reduction in average assets. However, the failure to comply with the terms of the Joint Memorandum could result in regulatory action.

      Under the FRB Memorandum, the Company is required, among other things, to comply with the Joint Memorandum; ensure that it has sufficient cash to pay its expenses and to service its debt; the Company may not, directly or indirectly, acquire or sell any interest in any entity, line of business, problem loans or other assets, without the prior written approval of the Federal Reserve Bank; and to not pay cash dividends without the prior written consent of the Federal Reserve Bank.

      On December 19, 1992 the federal regulations implementing prompt corrective action provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") became effective. Those regulations provide for certain mandatory and discretionary action by federal agencies based upon an institution's ranking within five capital levels -- well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

                     Sterling West Bancorp and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - REGULATORY MATTERS (continued)

All undercapitalized institutions are required to file a capital restoration plan and undergo close monitoring of their condition, and are subject to restrictions on operations requiring regulatory approval. Significantly undercapitalized or critically undercapitalized institutions and undercapitalized institutions which fail to implement an acceptable capital plan are subject to more severe actions which may include divestiture of subsidiaries and replacement of senior management and directors. At December 31, 1997 the Bank's capital ratios were not sufficient to be considered adequately capitalized as defined under FDICIA.

The following table sets forth the capital ratios of the Company and the Bank at December 31, 1997 (dollars in thousands).


                                       Company                      Bank
                                 -------------------       --------------------
                                   Amount      Ratio          Amount      Ratio
                                 ---------   -------       -----------  --------

Tier 1 capital                   $   6,386      8.91%       $   6,593      9.77%
Tier 1 capital
  minimum requirements               2,867      4.00%           2,867      4.00%
                                 ---------      ----        ---------    ------
Excess                           $   3,519      4.91%           3,726      5.77%

Total capital                    $   7,285      10.16%          7,491     10.45%
Total capital
  minimum requirement                5,735      8.00%           5,733      8.00%
                                 ---------      ----        ---------    ------
Excess                           $   1,550      2.16%        $  1,758      2.45%

Risk-weighted
  assets                         $  71,686                   $ 71,667

Tier 1 capital                   $   6,386      6.21%        $  6,593      6.42%
  Tier 1 capital
    Minimum requirement              4,111      4.00%
                                 ---------      -----
     Memorandum requirement                                     6,931      6.75%
                                                             --------    ------
Excess (deficiency)               $  2,275      2.21%           (338)    (0.33)%

Total average assets              $102,771                   $102,684



The leverage ratio consists of tangible Tier 1 capital divided by total average assets. As of December 31, 1997, the Company and the Bank had leverage ratios of 6.21% and 6.42%, respectively. Regulators have established a minimum leverage ratio of 4.0% for the highest rated banks. However, institutions experiencing or anticipating significant growth, or those with other than minimum risk profiles, will be expected to maintain capital well above the minimum. The Bank is required under the terms of the Joint Memorandum to maintain a minimum leverage ratio of 6.75%.

                     Sterling West Bancorp and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12- FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the value of financial instruments. Because no active market exists for a significant portion of the Company's loan portfolio, fair value estimates are based on subjective judgments regarding credit risk, future economic conditions and other risk characteristics which cannot be determined with precision. The fair value disclosed does not reflect any gain or loss that could result from offering the instruments for sale. Potential taxes and other expenses that would be incurred in an actual sale or settlement are not reflected in amounts disclosed.

Cash  and cash equivalents

The carrying value of cash and cash equivalents is assumed to be a reasonable estimate of fair value.

Securities

Fair values of securities held to maturity and are based on quoted market prices.

Loans

Fair value of loans are estimated for portfolios of loans with similar financial characteristics. Each loan portfolio was further segmented into fixed and adjustable rate and performing and non-performing categories. The fair value of performing loans was calculated by discounting estimated cash flows through the estimated maturity using estimated current replacement discount rates that reflect the credit and interest rate risk inherent in the loans. Fair value for nonperforming loans was based on the lower of recent external appraisals and internal value estimates and related estimated cash flows discounted using a rate commensurate with the risk associated with the estimated cash flows. Credit risk and cash flows are estimated using available market information and specific borrower information.

Deposits

The fair value of demand, savings, now and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities. No benefit has been ascribed to core deposit intangibles.

Notes payable

Rates currently available to the Company for credit with similar terms are used to estimate fair value of existing debt.


Undisbursed loans and standby letters of credit
The fair value of undisbursed loans and standby letters of credit is estimated to be equal to the fees charged by the Bank as these are the same as replacement rates and fees currently charged to enter into similar agreements. No disclosure is provided as amounts are minor.

                     Sterling West Bancorp and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The estimated fair values of the Company's financial instruments at December 31, 1997 and 1996 are as follows:



                                             1997                                   1996
                                  -------------------------------      ----------------------------
                                   Carrying              Fair            Carrying          Fair
                                     Amount              Value            Amount          Value
                                  -----------         -----------       -----------     ------------
Financial assets:
      Cash and cash
         equivalents              $21,836,000         $21,836,000       $24,322,000     $24,322,000
      Investment securities        10,735,000          10,811,000         7,224,000       7,204,000
      Loans, net                   64,817,000          64,245,000        67,629,000      66,434,000

Financial liabilities:
      Fixed rate term
        Deposits                    8,613,000           8,613,000        $7,081,000      $6,998,000
      Other deposits               85,461,000          85,461,000        89,105,000      89,105,000
      Notes payable                   400,000             400,000                --             --

NOTE 13 - STOCKHOLDERS' EQUITY

Stock ownership plan - In 1986, the Company adopted a non-contributory non-leveraged employee stock ownership plan (Stock Plan) to provide benefits to all eligible employees upon termination of employment. The Stock Plan invests primarily in Company stock. Equivalent full-time employees as defined by the Stock Plan became participants in the Stock Plan after completing three months of service with the Company. Participant accounts vest in increments over a seven year period of service at which time full vesting occurs.

The Company's contributions may be made in cash or common stock of the Company and are determined annually by the Board of Directors in their sole discretion. The Company made a contribution of $8,000 in 1997 and 1996 and no contribution in 1995. At December 31, 1997, the Stock Plan held 59,543 shares of common stock of the Company.

The Company had a stock option plan which expired in 1992. As of December 31, 1997 there were 16,826 shares exercisable which had been granted under the old plan. The exercise prices range from $4.32 to $5.36 (weighted average of $4.64) with options expiring in the year 2001. During 1997, a total of 2,205 shares were exercised at a price of $4.99 per share.

                     Sterling West Bancorp and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCKHOLDERS' EQUITY (continued)

Dividends restrictions

Section 23A of the Federal Reserve Act restricts the Bank from making loans or advances to the Company and its affiliates in excess of 20% of its capital stock and surplus. The prompt corrective action provisions of FDICIA prohibit the Bank from making a capital distribution to the Company if, after such a transaction, the Bank would be undercapitalized. In addition, California Banking law limits the amount of dividends which a bank can pay without obtaining prior approval from bank regulators. At December 31, 1997, these provisions would allow the Bank to make loans of approximately $1.4 million to the Company and its affiliates. No dividends would be permitted without regulatory approval. In addition, under an agreement with the Federal Reserve Bank of San Francisco ("FRB") the Company is prohibited from paying dividends to shareholders without the prior written approval of the FDIC. Under the terms of the Joint Memorandum and the FRB Memorandum , the Bank is prohibited from paying cash dividends to the Company unless the payment is approved in advance by the Regional Director of the FDIC and the Commissioner, as well as the Federal Reserve Bank, respectively. Additionally, under the prompt corrective action provisions of FDICIA, the Bank is prohibited from paying any cash dividends that will result in the Bank becoming undercapitalized. No dividend was paid by the Bank to the Company in 1995, 1996 or 1997.

Subsequent Events:

             On December 30, 1997, the Company, the Bank and The Pacific Bank, a national association ("Pacific"), entered into a definitive Agreement and Plan of Reorganization (the "Reorganization Agreement"). The Reorganization Agreement provides for, among other things, the merger of a subsidiary corporation to be organized by Pacific with and into the Company, immediately followed by the merger of the Company with and into the Bank, immediately followed by the merger of the Bank with and into Pacific (collectively, the "Merger"). The Merger is subject to, among other customary conditions to closing, the receipt of regulatory approvals and the approval of the shareholders of the Company and the shareholders of Pacific. The Company has scheduled a shareholders' meeting to consider the Merger on May 27, 1998.

            Under the terms of the Reorganization Agreement, the Company's shareholders will receive aggregate consideration for their shares of the Company equal to one hundred seventy-five percent (175%) of the consolidated book value of the Company, as determined in accordance with generally accepted accounting principles, within three calendar days preceding the proposed effective date of the Merger. Such amount is subject to certain adjustments set forth in the definitive Reorganization Agreement.

            The foregoing description of the terms of the Reorganization Agreement does not purport to be a complete statement of the parties' rights and obligations thereunder, and is qualified in its entirety by reference to the definitive Reorganization Agreement, a copy of which is contained in the Company's Report on Form 8-K filed on January 23, 1998.

                     Sterling West Bancorp and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - OTHER NONINTEREST EXPENSE/INCOME

Other noninterest expense is comprised of the following:

                                     1997             1996               1995
                                 ----------        ----------       -----------
Professional fees                $  428,000        $  465,000         $ 827,000

Office supplies and expense         125,000           153,000           157,000

Communication                       286,000           270,000           265,000

Insurance                            86,000            89,000           259,000

FDIC & DFI Assessments               89,000           204,000           266,000

Directors fees                       85,000            77,000           128,000

Data processing fees                232,000           202,000            30,000

Other                               629,000           511,000           381,000
                                  ----------       ----------       -----------
                                  $1,960,000       $1,971,000       $ 2,313,000
                                  ==========       ==========       ===========


Included in Other non-interest income for the year ended December 31, 1996 is approximately $850,000 of income from (i) the reversal of various accrued liabilities which were deemed no longer necessary, and (ii) the settlement of certain litigation .

NOTE 15 - OCCUPANCY EXPENSE


Occupancy expense is comprised of the following:

                                           1997                 1996             1995
                                         ---------            --------         --------
Leasehold amortization                   $  76,000            $ 74,000         $ 77,000
Utilities                                   40,000              40,000           45,000
Insurance bank premises                     27,000              35,000           46,000
Rent bank premises                         597,000             593,000          580,000
Depreciation - Vault equipment               5,000               5,000            5,000
Other                                       90,000              83,000           88,000
                                          --------            --------         --------
                                          $835,000            $830,000         $841,000
                                          ========            ========         ========

                                 Balance Sheets
                             (dollars in thousands)

                                                                        December 31,
                                                                    -------------------
                                                                      1997       1996
                                                                    -------    --------
Assets

Cash in Sterling Bank                                               $   228    $    69
Investment in Sterling Bank                                           6,593      7,500
Investment in non-bank subsidiary                                        --        411
Loans receivable                                                         41         --
Other assets                                                             --         22
                                                                    -------    -------
                                                                    $ 6,862    $ 8,002
                                                                    =======    =======
Liabilities and Stockholder' Equity

Notes payable                                                       $   400         --
Other liabilities                                                        76    $   740
Common stock                                                          8,697      8,686
 Accumulated deficit                                                 (2,311)    (1,424)
                                                                    -------    -------
                                                                    $ 6,862    $ 8,002
                                                                    =======    =======


Payment of dividends is subject to statutory and regulatory limitations. As a result of losses, at December 31, 1997, the Bank had no retained earnings legally available for the payment of cash dividends.

                     Sterling West Bancorp and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY (Continued)


                            STATEMENTS OF OPERATIONS
                             (dollars in thousands)


                                                    For the years ended December 31,
                                                  -----------------------------------
                                                    1997          1996         1995
                                                  -------       -------      --------
Equity in net income (loss) of subsidiaries        $(907)        $ 329       $(3,428)
Other income                                         187           204           458
Other expenses                                      (165)         (189)         (474)
                                                   -----         -----       -------
   Income (loss) before taxes                       (885)           344       (3,444)

Income tax provision (benefit)                          1             1           (5)
                                                   -----         ------      -------
   Net Income (loss)                               $(886)        $  343      $(3,439)
                                                   =====         ======      =======

                     Sterling West Bancorp and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY (Continued)

                              STERLING WEST BANCORP
                            STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                             (dollars in thousands)


                                                         1997      1996        1995
                                                       -------    -------    -------
Cash flows from operating activities:

    Net income (loss)                                  $  (886)   $   343    $(3,439)

Adjustments to reconcile net income to
  net cash from operating activities:

    Equity in (income) loss of subsidiaries                907       (329)     3,428
    Dividends paid by non-bank subsidiary                   51         --      4,100
    Other, net                                            (324)        17       (253)
                                                       -------    -------    -------
            Total adjustments                              634       (312)     7,275
                                                       -------    -------    -------

Net cash provided by operating activities                 (252)        31      3,836

Cash from investing activities:

   Payment for investment in bank subsidiary                --         --     (3,650)
                                                       -------    -------    -------
Net cash used in investing activities                       --         --     (3,650)
                                                       -------    -------    -------

Cash flows from financing activities:
  Proceeds issuance of notes payable                       900         --         --
  Repayment of notes payable                              (500)
  Proceeds from exercise of stock options                   11         --         --
  Payments of commercial paper                              --         --     (1,493)
  Decrease in loan to subsidiary                            --         --      1,339
                                                       -------    -------    -------
Net cash provided by (used in) financing  activities       411         --       (154)
                                                       -------    -------    -------
Net increase in cash and cash equivalents                  159         31         32
Cash and cash equivalents at beginning of year              69         38          6
                                                       -------    -------    -------
Cash and cash equivalents at end of year               $   228    $    69    $    38
                                                       =======    =======    =======

Supplemental cash flow information
    Cash paid during the year for interest             $    38         --    $   152
    Cash paid for income taxes                              --         --         --

              STERLING WEST BANCORP EMPLOYEE STOCK OWNERSHIP PLAN
                      PARTICIPANT VOTING INSTRUCTION CARD

      For use in connection with the voting of allocated shares of STERLING WEST BANCORP at the Annual Meeting of Shareholders.

      This card is furnished by the Plan's Administrator. It is not being furnished by or on behalf of the Board of Directors of STERLING WEST BANCORP and is not intended to constitute the solicitation of a proxy.

      The undersigned participant in the STERLING WEST BANCORP Employee Stock Ownership Plan (the "ESOP") hereby directs the ESOP's Trustee that all of those shares of the Common Stock, no par value, of STERLING WEST BANCORP (the "Company") allocated to the ESOP account(s) of the undersigned (the aggregate number of which shares is set forth below the undersigned's name on the reverse hereof) be voted at the Annual Meeting of the Shareholders of the Company to be held on May 27, 1998 (the "Annual Meeting"), and at any and all adjournments thereof, as indicated on the reverse hereof with respect to each proposal therein set forth, and in the discretion of the Trustee upon such other business as may be properly brought before the Annual Meeting or any such adjournment. In giving this direction, the undersigned hereby acknowledges (i) receipt of the Proxy Statement, dated April, 1998, and (ii) that more complete information with respect to the proposals set forth on the reverse hereof is contained in the Proxy Statement.

      Please complete, date, sign and promptly return this card to the Trustee.

      IF THE TRUSTEE DOES NOT RECEIVE TIMELY A PROPERLY COMPLETED, DATED AND SIGNED CARD, ALL OF THE SHARES REFERRED TO ABOVE WILL BE VOTED FOR OR AGAINST EACH PROPOSAL IN THE SAME PROPORTION AS THOSE SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED TIMELY BY THE TRUSTEE.

      The directions set forth on the reverse side hereof with respect to any such proposal may be revoked by a subsequently dated and properly completed and signed card which is RECEIVED TIMELY BY THE TRUSTEE, giving directions as to ALL such proposals.

(Please specify your choice on each proposal, date and sign (all on the reverse hereof) and return in the enclosed envelope.)

                          (Continued on reverse side)
       (Continued from other side, which contains important information)

1. APPROVAL OF MERGER. A proposal to approve and adopt the Agreement and Plan of Reorganization by and among The Pacific Bank, a national association, Sterling West Bancorp and Sterling Bank, dated as of December 30, 1997.

             FOR [ ]                          AGAINST [ ]                        ABSTAIN [ ]
[ ] FOR all nominees listed        [ ] WITHHOLD AUTHORITY to vote
    (except as marked to the       for all nominees listed below
    contrary below)

Nominees: Timothy Behunin, Howard M. Borris, Allan E. Dalshaug, Audrey J.
          Fimpler, Hassan Izad, Robert J. Schiller and Michael Wagner

(INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space below.)

--------------------------------------------------------------------------------

3. In its discretion, the Trustee or its proxy is authorized to vote upon such other business as may properly come before the meeting.

                                                       Dated:             , 1998

      --------------------------------------------------------------------------

                                                       -------------------------
                                                              (Signature)

                                                       Please sign EXACTLY as
                                                       your name appears on this
                                                       card.

[Side 1]

PROXY

                             STERLING WEST BANCORP
      PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 27, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



     The undersigned shareholder(s) of Sterling West Bancorp (the "Company") hereby nominate(s), constitute(s) and appoint(s) Allan E. Dalshaug and Sherry
G. Alexander ("Proxy Holders") and each of them, the attorney, agent and proxy of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Shareholders (the "Meeting") of the Company to be held at The Wilshire Country Club, 301 North Rossmore Avenue, Los Angeles, California 90004, on Wednesday, May 27, 1998, at 10:00 a.m., and at any and all adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

                      PLEASE SIGN AND DATE ON REVERSE SIDE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE






[Side 2]

1. APPROVAL OF MERGER. A proposal to approve and     FOR   AGAINST   ABSTAIN
   adopt the Agreement and Plan of Reorganization    [ ]     [ ]       [ ]
   by and among The Pacific Bank, a national association. Sterling West Bancorp and Sterling
   Bank, dated as of December 30, 1997.

2. ELECTION OF DIRECTORS                           FOR              WITHHOLD
   Nominees:  Timothy Behunin, Howard M. Borris,   all nominees     AUTHORITY
   Allan E. Dalshaug, Audrey J. Fimpler,           listed (except   to vote
   Hassan Izad, Robert J. Schiller and             as marked to     for all
   Michael Wagner                                  the contrary     nominees
                                                   below)           listed below
INSTRUCTION TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee's name in the space below.)

------------------------------------------------

3. OTHER BUSINESS. In their discretion, the Proxy Holders are authorized to vote upon such other business as may properly come before the Meeting and at any and all adjournments thereof. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED IF NO DIRECTION IS MADE. THE PROXY WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND "FOR" THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD DIRECTORS.

                                 Please sign and date below

                       The undersigned hereby ratifies and confirms all that the
                Proxy Holders, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at said Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement accompanying said Notice.



                         -----------------------------------------------
                                         (Number of Shares)

                              (I) (WE) WILL [ ]           WILL NOT  [ ]
                                   ATTEND THE MEETING IN PERSON.


Signature(s)                            Print Name(s)            Dated
            ----------------------------             ------------     ----------
Please date this proxy and sign above as your name(s) on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer (executors, administrators, trustees, etc. should give their full title).

                              FOLD AND DETACH HERE